As filed with the Securities and Exchange Commission on February 14, 2011
Registration No. _______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TANKE BIOSCIENCES CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Nevada	0200	26-3853855
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 2801, East Tower of Hui Hao Building, No. 519 Machang Road
Pearl River New City, Guangzhou, People’s Republic of China 510627
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Guixiong Qiu
Chief Executive Officer
c/o Guangzhou Tanke Industry Co., Ltd.
Room 2801, East Tower of Hui Hao Building, No. 519 Machang Road
Pearl River New City, Guangzhou, People’s Republic of China 510627
+86-20-3885-9025
 (Name, Address Including Zip Code and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Evan L. Greebel, Esq.
Howard S. Jacobs, Esq.
Yue Cao, Esq.
Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022

(212) 940-8800

Approximate date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price	Amount of registration fee
common stock, par value $0.001 per share, offered by selling stockholders	2,166,913 shares		$1.15	$2,491,949.95	$289.32
common stock, par value $0.001 per share, underlying the principal of convertible notes held by selling stockholders (1)	6,669,627 shares	(3)	$1.15	$7,670,071.05	$890.50
common stock, par value $0.001 per share, underlying the interest of convertible notes held by selling stockholders (1)	800,413 shares	(4)	$1.15	$920,474.95	$106.87
common stock, par value $0.001 per share, underlying warrants held by selling stockholders (1)	6,669,627 shares	(5)	$1.40	$9,337,477.80	$1,084.08
TOTAL	16,306,580 shares			$20,419,973.75	$2,370.77

(1)
Pursuant to Rule 416 of the Securities Act of 1933, also registered hereby are such additional and indeterminable number of shares as may be issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes as well as anti-dilution provisions applicable to the notes and warrants.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g) of the Securities Act.

(3)
The 6,669,627 shares of common stock are being registered for resale by certain selling stockholders named in this registration statement, which shares are issuable by the registrant upon the conversion of the registrant’s 8% Convertible Notes due February 9, 2013.

(4)
The 800,413 shares of common stock are being registered for resale by certain selling stockholders named in this registration statement, which shares are potentially issuable by the registrant upon the conversion of the interest accrued under the registrant’s 8% Convertible Notes due February 9, 2013.

(5)
The 6,669,627 shares of common stock are being registered for resale by certain selling stockholders named in this registration statement, which shares are issuable by the registrant upon the exercise of the registrant’s common stock purchase warrants issued on February 9, 2011.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, Dated February 14, 2011

Tanke Biosciences Corporation
16,306,580 Shares of
Common Stock

This prospectus relates to the sale of up to a total of 16,306,580 shares of common stock of Tanke Biosciences Corporation, a Nevada corporation, that may be sold from time to time by the selling stockholders named in this prospectus and their successors and assigns.  The shares of common stock subject to this prospectus include: (i) 2,166,913 shares issued to certain selling stockholders pursuant to a contractual arrangement with us, (ii) 6,669,627 shares issuable upon conversion by certain selling stockholders of the principal underlying our 8% Convertible Notes due February 9, 2013, which we refer to herein as the Notes; (iii) 800,413 shares potentially issuable upon conversion by certain selling stockholders of interest accrued under the Notes; and (iv) 6,669,627 shares issuable upon the exercise by certain selling stockholders of our common stock purchase warrants issued on February 9, 2011, which we refer to herein as the Warrants.  The securities offered for resale hereby were issued to the applicable selling stockholders in a private placement transaction completed prior to the filing of the registration statement of which this prospectus is a part.

The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.  Information regarding the selling stockholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus.  We have agreed to pay all the costs and expenses of this registration.

We will not receive any of the proceeds from the sale of shares by the selling stockholders.  We may receive proceeds upon conversion of the Notes and exercise of the Warrants, and any proceeds we receive will be used for general corporate purposes and for working capital.

Our common stock is listed for quotation on the Over-the-Counter Bulletin Board, or OTCBB, under the symbol “TNBI” (formerly “GHND”).  There is very limited trading in our common stock.  On July 22, 2010, the most recent day that our stock traded, the last reported price per share of our common stock was $0.10.  You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

An investment in our securities is highly speculative, involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”).  You should rely only on the information provided in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful.  The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.  The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.  The rules of the SEC may require us to update this prospectus in the future.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus.  In this prospectus, unless the context requires otherwise, the terms “we”, “our”, “us” and the “Company” refer to Tanke Biosciences Corporation, a Nevada corporation formerly known as Greyhound Commissary, Inc. (“Greyhound”), as well as our direct and indirect subsidiaries, and our principal operating business, Guangzhou Tanke Industry Co., Ltd. (“Guangzhou Tanke”), a company organized under the laws of the People’s Republic of China (“China” or the “PRC”), which we control via a series of variable interest entity contractual agreements (the “VIE Agreements”) more fully described below.

We conduct our business through our subsidiaries, principally our wholly-owned subsidiary China Flying Development Limited (“China Flying”), a Hong Kong incorporated company, and its wholly-owned subsidiary Guangzhou Kanghui Agricultural Technology Co., Ltd. (“Kanghui Agricultural” or the “WFOE”), a wholly foreign owned enterprise incorporated as a limited liability company under the laws of the PRC.  The Company operates and controls Guangzhou Tanke through Kanghui Agricultural and China Flying and in connection with the VIE Agreements.

“RMB” and “Renminbi” refer to the legal currency of China and “$”, “US dollar” and “US$” refer to the legal currency of the United States.

Overview of Our Business

Through Guangzhou Tanke, our principal operating business, we are one of the leading animal nutrition and innovative feed additive providers in China.  Our products are distinguished from traditional artificial feed additives in that they are environmentally-friendly and are designed to optimize the growth and health of livestock such as pigs and cattle, as well as farmed fish.  One of our most popular products is an organic trace mineral additive that we believe is one of the few Chinese-developed organic products in the trace mineral market.

Our target customers are mid-to-large sized feed product factories and large scale producers.  The market for our products is significant and growing, as China seeks to meet the demand of its over 1.3 billion citizens for safe and reasonably priced food.  With feed additives used in China at less than half the rate of that of the United States and Europe, we are seeking to capitalize on a significant market opportunity as Chinese feed producers modernize and expand the use of modern and more effective additives.

The Company currently produces 21 branded feed additives, with each brand available in seven different mixes that correspond to different stages of an animal’s life cycle.  Our major products address most key market categories within China’s animal feed additive industry including: Organic Trace Mineral Additives, which in 2009 accounted for approximately 70% of our revenue, Feed Acidifiers and Flavor Enhancers, which accounted for approximately 20% of our revenue, and Herbal Medicine Additives, which accounted for approximately 3% of our revenue. Our extensive distribution network reaches China’s top 10 feed producers and the 500 largest animal farming operations. While the majority of our sales are domestic in the PRC, international sales, mainly in Southeast Asia, Latin American and other developing countries, currently account for approximately 5% of our total sales.

Background and Key Events

Greyhound, our predecessor corporation, was organized on May 24, 1989 under the laws of the State of Idaho and was re-incorporated under the laws of the State of Nevada on November 1, 2007.  Greyhound was initially created to provide a variety of services related to the operation of a nearby greyhound dog-racing track.  Following inception, Greyhound raised funds to assist it in providing food, shelter, healthcare and other services to animals used in the greyhound racing.  Subsequently the track was closed and the business was curtailed.  Beginning in 1995, Greyhound engaged in an ongoing search for suitable business opportunities, including a potential merger.

On February 9, 2011, Greyhound closed (i) a share exchange transaction (the “Share Exchange”), pursuant to which (among other things) we became the sole stockholder of China Flying and changed our name to “Tanke Biosciences Corporation”, and (ii) a private placement (the “Private Placement”) of $7,670,071.50 for 6,669,627 units (the “Units”), with each Unit consisting of a $1.15 principal amount 8% Senior Convertible Note (each, a “Note”) and a Common Stock Purchase Warrant (each, a “Warrant”) to purchase one share of our common stock, with an exercise price of $1.40 per share.  The Share Exchange and the Private Placement are more fully described below.

Our principal offices are located at East Tower of Hui Hao Building, No. 519 Machang Road, Pearl River New City, Guangzhou, China.  Our telephone number is +86-20-3885-9025.

VIE Agreements and Call Option Agreement

On January 3, 2011, Kanghui Agricultural entered into the VIE Agreements with Guangzhou Tanke and the shareholders of Guangzhou Tanke, namely Mr. Guixiong Qiu (“Mr. Qiu”), Mr. Bi Gao (“Mr. Gao”), Ms. Xiuzhen Liang (“Ms. Liang”) and Mr. Bing Teng (“Mr. Teng”) (collectively referred to as the “Tanke Shareholders”), who are all PRC citizens.  Pursuant to the VIE Agreements, Kanghui Agricultural effectively assumed management of the business activities of Guangzhou Tanke and has the right to appoint all executives and senior management and the members of the board of directors of Guangzhou Tanke.

In addition, on January 3, 2011, the Tanke Shareholders each entered into a call option agreement (the “Call Option Agreement”) with Golden Genesis Limited (“Golden Genesis”), a British Virgin Islands company, and Wong Kwai Ho (“Ms. Wong”), a Hong Kong resident owning 100% of the issued and outstanding shares of Golden Genesis.  Under the terms of the Call Option Agreement, which became effective upon the closing of the Share Exchange, Golden Genesis shall transfer up to 100% of the shares of common stock that it received in the Share Exchange within the next 3 years to the Tanke Shareholders for consideration of $0.01 per share, resulting in the Tanke Shareholders owning a majority of the outstanding shares of our common stock.  The Call Option Agreement provides that Golden Genesis shall not dispose of the respective portion of the shares of common stock without the Tanke Shareholders’ prior written consent.

Share Exchange

On February 9, 2011, pursuant to a Share Exchange Agreement, dated January 3, 2011 (the “Share Exchange Agreement”), between Greyhound, Golden Genesis and China Flying, the Company closed the Share Exchange and acquired all of the outstanding equity securities of China Flying from Golden Genesis, which was the sole shareholder of China Flying immediately prior to the closing of the Share Exchange.  In exchange, we issued to Golden Genesis 10,758,000 newly issued shares of our common stock.  In addition, pursuant to the terms of the Share Exchange Agreement, the Company effected a 1 for 8.512 reverse stock split to modify the Company’s capital structure to accommodate the transactions contemplated by the Share Exchange and the Private Placement and to put in place an appropriate capital structure for the Company following the closing of the Share Exchange and the Private Placement.  Such securities were not registered under the Securities Act of 1933, as amended (the “Securities Act”).  These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of securities by us did not involve a public offering.  All references to number of shares and per share amounts included in this prospectus give effect to the 1 for 8.512 reverse stock split.

Private Placement

On February 9, 2011, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain accredited investors who are selling stockholders in this offering (each, including their respective successors and assigns, an “Investor” and collectively, the “Investors”) and, with respect to certain sections of the Securities Purchaser Agreement, Euro Pacific Capital, Inc. (“Euro Pacific”) and Newbridge Securities Corporation, relating to the Private Placement of 6,669,627 Units at a purchase price of $1.15 per Unit.  Each Unit consisted of a $1.15 principal amount 8% Senior Convertible Note and a Common Stock Purchase Warrant to purchase one share of the Company’s common stock, with an exercise price of $1.40 per share.  We sold 6,669,627 Units in the Private Placement, for gross proceeds of $7,670,071.50.  In addition, in connection with the Private Placement, we also issued to certain affiliates of Euro Pacific, our lead placement agent in the Private Placement, three-year warrants (the “Agent Warrants”) to purchase an aggregate of 666,963 shares of our common stock at an exercise price of $1.15 per share.  The Private Placement met the requirements to qualify for exemption under Regulation D promulgated under the Securities Act.

The Notes are convertible into shares of our common stock at a price of $1.15 per share (subject to customary weighted average and stock based anti-dilution protection) and are payable 24 months from the date of their issuance with an interest rate of 8% per annum payable semiannually in arrears.  Each three-year Warrant entitles the holder to purchase one share of our common stock, with an exercise price of $1.40 per share (subject to customary weighted average and stock based anti-dilution protection).  We also issued to certain affiliates of Euro Pacific, our lead placement agent in the Private Placement, three-year Agent Warrants to purchase an aggregate of 666,963 shares of common stock at an exercise price of $1.15 per share.  The Agent Warrants also contain a cashless exercise option.  The issuance of the Notes and the Warrants was not registered under the Securities Act as such issuance was exempt from registration under Section 4(2) of the Securities Act and Regulation D.  The issuance of the Agent Warrants was exempt from registration under Section 4(2) of the Securities Act.

In connection with the closing of the Private Placement, we also entered into the following additional agreements:

•
Registration Rights Agreement.  We entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investors which sets forth the rights of the Investors to have the shares of common stock underlying the Notes and Warrants registered with the SEC for public resale.  The filing of the registration statement of which this prospectus is a part is intended to satisfy certain of our obligations under the terms of the Registration Rights Agreement.

•
Interest Escrow Agreement.  We entered into an Escrow Agreement (the “Interest Escrow Agreement”) with Euro Pacific and Escrow, LLC (the “Escrow Agent”), as escrow agent, pursuant to which the Company deposited into escrow an amount of proceeds of the Private Placement equal to one semi-annual interest payment on the Notes to secure prompt interest payments under the Notes.  Until such time as 75% of the Notes are converted into shares of common stock, if such escrow is depleted in order to make interest payments, the Company has agreed to promptly replenish such escrow amount.

•
Securities Escrow Agreement.  We entered into a Securities Escrow Agreement (the “Securities Escrow Agreement”) with Euro Pacific, as representative of the Investors, Golden Genesis and the Escrow Agent, as escrow agent, pursuant to which Golden Genesis placed in escrow 2,000,000 shares of common stock, to be disbursed to either the Investors on a pro rata basis or to Golden Genesis based on the financial performance of Guangzhou Tanke, our principal operating business, for the fiscal years ending December 31, 2011 and 2012.

Corporate Name Change

On February 8, 2011, in connection with the closing of the Share Exchange and Private Placement, we filed a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada to change our corporate name from “Greyhound Commissary, Inc.” to “Tanke Biosciences Corporation”, a name that more accurately reflects the business operations of the Company following the closing of the Share Exchange.  The name change was effective as of February 10, 2011.

Our Organizational Structure

Our organization structure is illustrated below:

The Offering

Common stock outstanding immediately before this offering:	13,324,093 shares

Common stock offered by the selling stockholders:	Up to 16,306,580 shares underlying securities held by the selling stockholders.

Common stock outstanding immediately after this offering:	Up to 26,663,347 shares, assuming full conversion of the principle on the Notes and exercise of the Warrants, but no conversion of any interest accrued on the Notes.

OTCBB Symbol:	TNBI (formerly GHND). No active market for our common stock presently exists.

Use of proceeds:
We will not receive any proceeds from the sale of the common stock offered hereby.  However, we may receive up to a maximum of $17,007,548.85 of proceeds from the conversion of Notes and exercise of Warrants by certain selling stockholders, which proceeds we would expect to use for general working capital.  No assurances can be given, however, that all or any portion of such Notes and Warrants will ever be exercised.

Risk Factors:
Investing in our securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors.”

RISK FACTORS

Our business, as well as our common stock, are highly speculative in nature and involve a high degree of risk.  Our securities should be purchased only by persons who can afford to lose their entire investment.  Accordingly, prospective investors should carefully consider, along with other matters referred to herein, the following risk factors in evaluating our business before purchasing any of our common stock..

Risks Related to Our Business

We may not possess all the licenses required to operate our business, or may fail to maintain the licenses we currently hold. This could subject us to fines and other penalties, which could have a material adverse effect on our results of operations.

Although we are required to hold a variety of permits, licenses and certificates to conduct our business in China, we may not possess all of the permits, licenses and certificates required for our business.  We entered into a Land Lease Agreement valid from May 20, 2006 to May 20, 2021 with the government of Huaqiao Town, Huadu District, Guangzhou under which the Government of Huaqiao Town granted us a land use right covering the land where our manufacturing facility currently stands.  This lease will be superseded by a Land Use Right Certificate and will be automatically terminated once we obtain such certificate. Due to changes in the relevant PRC regulations, we have not been granted such certificate for this land.  Therefore, pursuant to applicable PRC law, we are not permitted to operate our manufacturing facility without such certificate and as a result, there is a risk that the PRC government may declare our Land Lease Agreement invalid.

We are currently negotiating with the local government to obtain a Land Use Right Certificate, which would permit us to operate our business as it is currently conducted.  Without the Land Use Right Certificate, we are unable to apply for a Property Ownership Certificate for our manufacturing facilities.  Until we obtain the Land Use Right Certificate, the PRC government may evict our personnel from the premises and remove our manufacturing facilities that we built on the premises.  Such action would have a very significant and negative impact on our operations and business.

In addition, there may be other circumstances under which the approvals, permits, licenses or certificates granted by the governmental agencies are subject to change without substantial advance notice, and it is possible that we could fail to obtain the approvals, permits, licenses or certificates that are required to expand our business as we intend.  If we fail to obtain or to maintain such permits, licenses or certificates, or renewals are granted with onerous conditions, we could be subject to fines and other penalties and be limited in the number or the quality of the products that we would be able to offer.  As a result, our business, result of operations and financial condition could be materially and adversely affected.

Concerns with the safety and quality of agricultural feed additive products could cause customers to avoid our products.

            We could be adversely affected if our customers and the ultimate consumers of our feed additive products lose confidence in the safety and quality of various feed additive products. Adverse publicity about these types of concerns may discourage our customers from buying our products or cause production and delivery disruptions.  Any negative change in customer perceptions about the safety and quality of our feed additive products could adversely affect our business and financial condition.

If our feed additive products become adulterated or misbranded, we would need to recall those items and may experience product liability claims if consumers are injured as a result.

            Animal feed products occasionally contain contaminants due to inherent defects in those products or improper storage or handling. Under adverse circumstances, animal feed manufacturers may need to recall some of their products if they become adulterated or misbranded, and may also be liable if the consumption of any of their products causes injury. While we have never been required to recall any of our feed additive products, a widespread product recall could result in changes to one or more of our business processes, product shortages, loss of customer confidence in our products or other adverse effects on our business. If we are required to defend against a product liability claim, whether or not we are found liable under the claim, we could incur substantial costs, our reputation could suffer and our customers might substantially reduce their existing or future orders from us.

We face significant competition in the sales of our agricultural feed additive products.

Competition in the feed additive industry, especially with companies with greater resources, may make us unable to compete successfully, which could adversely affect our business.

            In general, the competitive factors in the feed additive industry in China include:

•	price;
•	product quality;
•	brand identification;
•	breadth of product line; and
•	customer service.

To the extent that our products and services do not exhibit these qualities, our ability to compete will be hindered.

The markets in which we operate are highly competitive and fragmented and we may not be able to maintain market share.

We operate in highly competitive markets and compete with numerous local Chinese feed additive manufacturers.  We expect competition to persist and intensify in the future. Our domestic competitors are mainly leaders in the feed additive markets in China. Our small local competitors may have better access in certain local markets to customers and prospects, an enhanced ability to customize products to a particular region or locality and more established local distribution channels within a small region. We also compete with large Chinese national and multi-national competitors who may have competitive advantages over us in certain areas such as access to capital, technology, product quality, economies of scale and brand recognition and may also be better positioned than us to develop superior product features and technological innovations and to exploit and adapt to market trends. Due to the lack of publicly available information about our competitors and industry, we may not be able to conduct in-depth research and analysis on our current or new markets. Therefore, we may not be able to determine our direct competitors, such competitors' revenues or market share.

In addition, China’s entry into the World Trade Organization may lead to increased foreign competition for us. International producers and traders import products into China that generally are of higher quality than those produced in the local Chinese market. We may face additional competition if these products are considered to be better than the type of feed additives we produce. If we are not successful in our marketing and advertising efforts to increase awareness of our brands, our revenues could decline, which could have a material adverse effect on our business, financial condition, results of operations and share price.  We cannot assure you that we will be able to compete successfully against existing or new competition in our markets.

We may not be able to fully implement our current business strategy if we are unable to acquire and develop a second manufacturing facility.

As part of our current business strategy, we intend to continue to increase our production volume in order to gain additional market share.  In connection with that strategy, we plan to build a second manufacturing facility that would double our organic trace mineral production capacity.  There is a risk that we may be unable to acquire the land use rights for this facility or to commence or finish construction of the new facility, or operate it at a profit. If we are unable to achieve any or all of the foregoing it could have a material adverse effect on our business and results of operations.

We cannot be certain that our feed additive product innovations and marketing achievements to date will continue.

We believe that our past performance has been based on, and our future prospects will depend upon, in large part, our ability to continue to improve our existing feed additive products or develop new feed products.  We cannot assure you that we will be successful in introducing, marketing and producing any new feed products or feed additive product innovations, or that we will develop and introduce, in a timely manner, innovations to our existing products which satisfy customer needs or achieve market acceptance.  Our failure to develop new feed additive products and introduce them successfully and in a timely manner could harm our ability to grow our business and could have a material adverse effect on our business, results of operations and financial condition.

We purchase many commodities that we use for raw materials and packaging; price changes for such commodities may adversely affect our profitability.

When necessary, we attempt to recover our commodity cost increases by increasing prices, promoting a higher-margin product mix and creating additional operating efficiencies. Nevertheless, the raw materials used in our feed additive business are largely commodities that experience price fluctuations caused by external conditions and changes in governmental agricultural programs which we have no control over. Substantial increases in the prices of packaging materials, such as corrugated cardboard, aluminum products, films and plastics, or higher prices of our raw materials could adversely affect our operating performance and financial results. Any substantial fluctuation in the prices of raw materials, if not offset by increases in our sales prices, could adversely affect our profitability.

Outbreaks of livestock disease can adversely affect sales of our products.

Outbreaks of livestock diseases can significantly affect demand for our feed additive products and could result in governmental restrictions on the sale of livestock products to or from customers, or require our customers to destroy their feeds. This could result in the cancellation of orders of feed additive products by our customers and create adverse publicity that may have a material adverse effect on the agricultural products industry and our ability to market our products successfully.

We do not typically have long-term sales contracts with our customers and our customers could at any time  reduce purchases of, or entirely cease purchasing, our products, harming our operating results and business.

We typically do not have long-term volume sales contracts with our customers.  Accordingly, our customers could reduce their purchases from us or cease purchasing our products altogether when a particular contract expires. A variety of factors, including economic, health, regulatory, political and social instability, could contribute to a slowdown in the demand or a reduction in the market price for our products because poultry demand and pricing is highly correlated with general economic activities.  If any of our customers experience serious financial difficulties, it may lead to a decline in sales and write-offs of accounts receivable, which could harm our results of operations.

The cessation of tax exemptions and deductions by the Chinese government may affect our profitability.

On March 16, 2007, the National People’s Congress of China enacted a new tax law, or the New Tax Law, whereby both foreign investment enterprises, or FIEs, and domestic companies will be subject to a uniform income tax rate of 25%. On November 28 2007, the State Council of China promulgated the Implementation Rules of the New Tax Law, the “Implementation Rules”. Both the New Tax Law and the Implementation Rules have become effective on January 1, 2008. Both the New Tax Law and the Implementation Rules provide tax exemption treatment for enterprises engaged in agricultural industries, such as farming, foresting, fishing and animal husbandry.  We have been informed that certain of our Chinese subsidiaries are eligible for relevant preferential tax treatment, including tax reduction and exemption, and certain of our products are exempted from value added tax. In the future, if the relevant tax authorities determine that Guangzhou Tanke, our principal operating business, is not eligible for tax exemption treatment it may materially and adversely affect our profits, business and financial performance.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

As a manufacturer, we are subject to various Chinese environmental laws and regulations on air emission, waste water discharge, solid wastes and noise.  The Environmental Protection Bureau of Huadu District, Guangzhou issued the Opinion on the Environmental Impact Statement regarding the Construction Project of Tanke Group on February 16, 2004. However, we have not obtained any documentation of environment appraisal and acceptance inspection with respect to the completion of projects of the factory buildings and the production lines, because we have not obtained a Land Use Right Certificate for such site nor have we been granted Property Ownership Certificate. We are in the process of applying for a Land Use Right Certificate, which will enable us to obtain an environmental appraisal and acceptance inspection with respect to our facilities.  Following our receipt of a Land Use Right Certificate, we anticipate that we will be able to obtain the necessary environmental approvals, but there can be no assurance in this regard.  We further can not assure you that we will be able to comply with environmental regulations at all times as the Chinese environmental legal regime is evolving and becoming more stringent.  Therefore, if the Chinese government imposes more stringent regulations in future, we may have to incur additional and potentially substantial costs and expenses in order to comply with new regulations, which may negatively affect our results of operations.  Furthermore, no assurance can be given that all potential environmental liabilities have been identified or properly quantified or that any prior owner, operator, or tenant has not created an environmental condition unknown to us.  If we fail to obtain our Land Use Right Certificate or to comply with any of the present or future environmental regulations in any material aspects, we may suffer from negative publicity and be subject to claims for damages that may require us to pay substantial fines or have our operations suspended or even be forced to cease operations.

We do not presently maintain business disruption insurance and any disruption of the operations in our production facility would damage our business.

All of our feed additive products are currently manufactured in our production facility in the Huadu Economic Development Zone near the capital city of Guangzhou in the province of Guangdong, China. Our operations could be interrupted by fire, flood, earthquake and other events beyond our control. Any disruption of the operations in our production facility would have a significant negative impact on our ability to manufacture and deliver products as we would likely be unable to outsource our production on terms favorable to us, if at all. Failure to replace any lost production capability would cause a potential reduction in sales, the cancellation of orders, loss of valuable employees, damage to our reputation and potential lawsuits.

Our products and processes can expose us to product liability claims.

Product liability claims or product recalls can adversely affect our business reputation and expose us to increased scrutiny by local, provincial, and central governmental regulators. The packaging, marketing and distribution of agricultural feed additive products entail an inherent risk of product liability and product recall and the resultant adverse publicity. We may be subject to significant liability if the consumption of any of our products causes injury, illness or death of livestock, other animals or humans. We could be required to recall certain of our feed additive products in the event of contamination or damage to the products. In addition to the risks of product liability or product recall due to deficiencies caused by our production or processing operations, we may encounter the same risks if any third party tampers with our feed additive products. We cannot assure you that we will not be required to perform product recalls, or that product liability claims will not be asserted against us in the future. Any claims that may be made may create adverse publicity that would have a material adverse effect on our ability to market our feed additive products successfully or on our business, reputation, prospects, financial condition and results of operations. A successful product liability claim in excess of our insurance coverage could have a material adverse effect on us and could prevent us from obtaining adequate product liability insurance in the future on commercially reasonable terms.

Our current and future operations substantially depend on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our business does and will depend in substantial part on the continued service of our senior management and founder, including but not limited to Guixiong Qiu, Xugang Shu and Bo Jun.  The loss of the services of one or more of our key personnel could impede implementation and execution of our business strategy and result in the failure to reach our goals. We do not carry key person life insurance for any of our officers or employees. Our future success will also depend on the continued ability to attract, retain and motivate highly qualified personnel in the diverse areas required for continuing our operations. The rapid growth of the economy in China has caused intense competition for qualified personnel. We cannot assure you that we will be able to retain our key personnel or that we will be able to attract, train or retain qualified personnel in the future.

Volatile energy prices could adversely affect our operating results.

In the last few years, energy prices have risen dramatically and are now volatile, which has resulted in increased and unpredictable increases for our raw materials costs.  Continued or volatile increases in energy prices could adversely affect demand for our feed products and increase our operating costs, both of which would reduce our operating income.

If we need additional financing, we may not be available to find such financing on satisfactory terms or at all.

Our capital requirements may be accelerated as a result of many factors, including the growth and timing of our business development activities, budget shortfalls, unanticipated expenses or capital expenditures, future product opportunities, future licensing opportunities and future business combinations. Consequently, we may need to seek additional debt or equity financing, which may not be available on favorable terms, if at all, and which may be dilutive to our stockholders.

We may seek to raise additional capital through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. To the extent we raise additional capital by issuing equity securities, our stockholders may experience dilution. To the extent that we raise additional capital by issuing debt securities, we may incur substantial interest obligations, may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants. Any provider of debt financing would also be superior position to our stockholders’ interest in the event of a bankruptcy or liquidation. To the extent we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or product candidates, or grant licenses on unfavorable terms.

We face risks associated with currency exchange rate fluctuations; any adverse fluctuation may adversely affect our operating margins

Almost all of our revenues are denominated in Renminbi. Conducting business in currencies other than US dollars subjects us to fluctuations in currency exchange rates that could have a negative impact on our reported operating results. Fluctuations in the value of the US dollar relative to other currencies impact our revenues, cost of revenues and operating margins and result in foreign currency translation gains and losses. If the exchange rate of the Renminbi is affected by lowering its value as against the US dollar, our reported profitability when stated in US dollars will decrease. Historically, we have not engaged in exchange rate hedging activities and have no current intention of doing so.

We may not be able to adequately protect and maintain our intellectual property, trademark, and brand names.

Our business has and will depend on our ability to continue to develop and market feed additive products.  We currently own two patents and have entered into an exclusive licensing agreement with respect to two other patents covering aspects of the manufacturing and production of feed additives. We have filed applications for five additional patents.  Our inability to protect our rights to this intellectual property may adversely affect our ability to prevent competitors from using our products and developments.

Intellectual property rights in China are still developing, and there are uncertainties involved in the protection and the enforcement of such rights.  We will need to pay special attention to protecting our intellectual property and trade secrets.  Failure to do so could lead to the loss of a competitive advantage that could not be compensated by our damages award.

Risks Related to Our Corporate Structure

The Chinese government may determine that the VIE Agreements which we utilize to operate Guangzhou Tanke are not in compliance with applicable Chinese laws, rules and regulations and that they are therefore unenforceable.

In China it is widely understood that foreign investment enterprises, or FIEs, are forbidden or restricted from engaging in certain businesses or industries which are sensitive to the economy.  As we intend to centralize our management and operation in China without being restricted to conduct certain business activities which are important for our current or future business but are restricted or might be restricted in the future, we believe our VIE Agreements will be essential for our business operation.  Pursuant to the terms of the VIE Agreement, almost all of our business activities in China are managed and operated by China Flying though Kanghui Agricultural, and almost all economic benefits and risks arising from the business of Guangzhou Tanke are transferred to China Flying and Kanghui Agricultural.

There are risks involved with the operation of Guangzhou Tanke under the VIE Agreements.  We have been advised by Chinese legal counsel that if the Chinese government determines the VIE Agreement used to control the operating company to be unenforceable as they circumvent the Chinese restrictions relating to foreign investment restrictions, the relevant regulatory authorities would have broad discretion in dealing with such breach, including:

•	imposing economic penalties;
•	discontinuing or restricting the operations of China Flying, Kanghui Agricultural or Guangzhou Tanke;
•	imposing conditions or requirements in respect of the VIE Agreements with which Kanghui Agricultural or Guangzhou Tanke may not be able to comply;
•	requiring us to restructure the relevant ownership structure or operations;
•	taking other regulatory or enforcement actions that could adversely affect our business; and
•	revoking the business license and/or the licenses or certificates of China Flying or Kanghui Agricultural, Guangzhou Tanke, and/or voiding the VIE Agreements.

Any of these actions could have a material adverse impact on our business, financial condition and results of operations.

We depend upon the VIE Agreements in conducting our operations in China, which may not be as effective as direct ownership .

We conduct our business through our Chinese operating subsidiaries and generate the revenues through the VIE Agreements.  The VIE Agreements may not be as effective in providing us with control over Guangzhou Tanke as direct ownership.  The VIE Agreements are governed by Chinese laws and provide for the resolution of disputes through arbitration proceedings pursuant to Chinese laws.  Accordingly, the VIE Agreements will be interpreted in accordance with Chinese laws.  If Guangzhou Tanke or its shareholders fail to perform the obligations under the VIE Agreements, we may have to rely on legal remedies under Chinese laws, including seeking specific performance or injunctive relief, and claiming damages, and there is a risk that we may be unable to obtain these remedies.  The legal environment in China is not as developed as in other jurisdictions.  As a result, uncertainties in the Chinese legal system could limit our ability to enforce the VIE Agreements.

The pricing arrangement under the VIE Agreements may be challenged by Chinese tax authorities.

We could face adverse tax consequences if Chinese tax authorities determine that the VIE Agreements were not entered into based on arm’s length negotiations.  If the Chinese tax authorities determine that the VIE Agreements were not entered into on an arm’s length basis, they may adjust the income and expenses of our company for Chinese tax purposes which could result in higher tax liability.

Any deterioration of the relationship between Kanghui Agriculture and Guangzhou Tanke could materially and adversely affect the overall business operation of our company.

Our relationship with Guangzhou Tanke is governed by the VIE Agreements, which are intended to provide us, through our ownership of China Flying and indirect ownership of Kanghui Agricultural, with effective control over the business operations of Guangzhou Tanke.   Guangzhou Tanke could violate the VIE Agreements, go bankrupt, suffer from difficulties in its business, fail to renew necessary permits and certifications or otherwise become unable to perform its obligations under the VIE Agreements and, as a result, our operations, reputation, business and stock price could be severely harmed.

If Kanghui Agricultural exercises the purchase options over Guangzhou Tanke’s equity pursuant to the VIE Agreements, the payment of purchase prices could materially and adversely affect our financial position.

Under the VIE Agreements, China Flying, through its ownership of Kanghui Agricultural, holds an option to purchase all or a portion of the equity of Guangzhou Tanke at a price, pro rata in case of not all, based on the capital paid in by the Tanke Shareholders ($1,147,704 or 9.5 million RMB).  If applicable Chinese laws and regulations require an appraisal of the equity interest or provide other restrictions on the purchase price, the purchase price shall be the lowest price permitted under the applicable Chinese laws and regulations. As Guangzhou Tanke is already a contractually controlled affiliate to our company, Kanghui Agricultural’s purchase of Guangzhou Tanke’s equity would not bring immediate benefits to us and the exercise of the option and payment of the purchase prices could adversely affect our financial position.

Risks Associated With Doing Business in China

If Guangzhou Tanke’s land use rights are revoked, we would have no operational capabilities.

Under Chinese law, land is owned by the state or rural collective economic organizations. The rural collective economic organizations issue to tenants the rights to use rural land. Use rights can be revoked and the tenants forced to vacate at any time when redevelopment of the land is in the public interest. The public interest rationale is interpreted quite broadly and the process of land appropriation may be less than transparent. We rely heavily on Guangzhou Tanke’s land use rights for our operations, and the loss of such rights would have a material adverse effect on our business.

We entered into a Land Use Right Grant Agreement with the government of Huaqiao Town, Huadu District, Guangzhou under which the Government of Huaqiao Town granted us certain land use rights for an area of approximately 60 mu where our manufacturing facility is built.  The land use right of such parcel of land is owned collectively by local farmers.  However, we currently do not maintain a Land Use Right Certificate for such parcel of land.  Having no use right certificate of our land would have a material adverse effect on us as we would be required to relocate our facilities and obtain new land use rights, and there is a risk that we would not be able to accomplish such a relocation with reasonable cost or at all.

In addition, we currently do not maintain a building ownership certificate for our manufacturing facility.  Because Guangzhou Tanke does not have land use right certificate on this parcel of land, it neither applied for nor will be granted a building ownership certificate for the manufacturing facility it built on this parcel of land. We can not assure you that we will eventually obtain the building ownership certificate for the foresaid land with reasonable cost.

Economic, political and social conditions in China are subject to significant uncertainty and could affect our business.

All of our operations are located in China and our business is subject to political and economic uncertainties in China.  The economy of China differs from the economies of most developed countries in many respects, including the level of government involvement, the level of development, control of foreign exchange, and methods for allocating resources. Although under current leadership the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization, a substantial portion of productive assets in China is still owned by the Chinese government.  Changes in Chinese policies, laws and regulations, or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on imports, restrictions or prohibitions on dividend payments to stockholders, devaluations of currency or the nationalization or other expropriation of private enterprises may occur from time to time without notice and could have a material adverse effect on our business. Nationalization or expropriation could result in the total loss of our investment in China.  We have no control over most of these risks and may be unable to anticipate changes in Chinese economic and political conditions.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

We are dependent on our relationship with the local government in the province in which we operate our business.  Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters.  The Chinese central or local governments may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.  Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our ability to conduct business in China.  In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation.  Rapid economic growth can lead to growth in the money supply and rising inflation.  If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability.  These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  High inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

If relations between the United States and China worsen, our share price may decrease and we may have difficulty accessing U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Any political or trade controversies between the United States and China in the future could adversely affect the market price of our common stock and our ability to access U.S. capital markets.

In the fiscal year ended December 31, 2009, we derived approximately 95% of our sales in China.  A slowdown or other adverse developments in China’s economy may materially and adversely affect our customers, demand for our products and our business.

During the fiscal year ended December 31, 2009, we generated 95% of our sales in China.  We anticipate that sales of our products in China will continue to represent a significant majority of our total sales in the near future.  Although China’s economy has grown significantly in recent years, we cannot assure you that such growth will continue.  The industry which we are involved in China is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the Chinese economy which may affect demand for our products.  In addition, the Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.  Efforts by the Chinese government to slow the pace of growth of the Chinese economy could result in reduced demand for our products.  A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in China may materially reduce the demand for our products and materially and adversely affect our business.

We may have limited legal recourse under Chinese laws if disputes arise under our contracts with third parties.

The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade.  However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable.  If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies.  The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under Chinese laws, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring.  The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.  Although legislation in China over the past 30 years has significantly improved the protection afforded to various forms of foreign investment and contractual arrangements in China, these laws, regulations and legal requirements are relatively new and their interpretation and enforcement involve uncertainties, which could limit the legal protection available to us, and foreign investors, including you.  The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital and could have a material adverse impact on our operations.

Because our principal assets are located outside of the United States and our sole director and officer and all of our key employees reside in China, outside of the United States, it may be difficult for you to enforce your rights based on the United States federal securities laws against us and our officers and directors in the United States or to enforce judgments of United States courts against us or them in China.

Our sole director and officer and all of our key employees reside in China, outside of the United States.  In addition, our principal operating business is located in China and all of our assets are located outside of the United States.  China does not have a treaty with United States providing for the reciprocal recognition and enforcement of judgments of courts.  It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States federal securities laws against us in the courts of either the United States or China and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in Chinese courts.  Further, it is unclear if extradition treaties now in effect between the United States and Chinese would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States federal securities laws or otherwise.

We may have difficulty establishing adequate management, legal and financial controls in China, which could impair our planning processes and make it difficult to provide accurate reports of our operating results.

China historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees familiar with these concepts, practices and systems to work in China. As a result of these factors, and especially given that we expect to be a publicly listed company in the U.S. and subject to regulation as such, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. We may have difficulty establishing adequate management, legal and financial controls in China.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese Renminbi into foreign currencies and, if Chinese Renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currency. Substantially all of our revenue and expenses are in Chinese Renminbi.  We are subject to the effects of exchange rate fluctuations with respect to any of these currencies.  For example, the value of the Renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of Renminbi to the U.S. dollar had generally been stable and the Renminbi had appreciated slightly against the U.S. dollar.  However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese Renminbi to the U.S. dollar.  Under the new policy, Chinese Renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese Renminbi against the U.S. dollar.  We can offer no assurance that Chinese Renminbi will be stable against the U.S. dollar or any other foreign currency.

Our financial statements are translated into U.S. dollars at the average exchange rates in each applicable period.  To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations.  Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations.  We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign consolidated subsidiaries into U.S. dollars in consolidation.  If there is a change in foreign currency exchange rates, the conversion of the foreign consolidated subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income.  In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency.  Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss.  We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future.  The availability and effectiveness of any hedging transaction may be limited and we may not be able to hedge our exchange rate risks.

The application of Chinese regulations relating to the overseas listing of Chinese domestic companies is uncertain, and we may be subject to penalties for failing to request approval of the Chinese authorities prior to listing our shares in the U.S.

On August 8, 2006, six Chinese government agencies, namely, the Ministry of Commerce, or MOFCOM, the State Administration for Industry and Commerce, or SAIC, the China Securities Regulatory Commission, or CSRC, the State Administration of Foreign Exchange, or SAFE, the State Assets Supervision and Administration Commission, or SASAC, and the State Administration for Taxation, or SAT, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which we refer to as the “New M&A Rules”, which became effective on September 8, 2006. The New M&A Rules purport, among other things, to require offshore “special purpose vehicles,” that are (1) formed for the purpose of overseas listing of the equity interests of Chinese companies via acquisition and (2) are controlled directly or indirectly by Chinese companies and/or Chinese individuals, to obtain the approval of the CSRC prior to the listing and trading of their securities on overseas stock exchanges. Based on our understanding of current Chinese Laws and as advised by our Chinese counsel, (i) Kanghui Agricultural was incorporated by a foreign owned enterprise, and there was no acquisition of the equity or assets of a “Chinese domestic company” as such term is defined under the New M&A Rules and (ii) no provision in the New M&A Rules clearly classifies the contractual arrangements between Kanghui Agricultural and Guangzhou Tanke as a type of transaction falling within the New M&A Rules. Therefore, we were and are not required to obtain the approval of CSRC under the New M&A Rules in connection with this offering.

However, there are substantial uncertainties regarding the interpretation, application and enforcement of the New M&A Rules and CSRC has yet to promulgate any written provisions or formally declare or state whether the overseas listing of a China-related company structured similar to ours is subject to the approval of CSRC. Any violation of these rules could result in fines and other penalties on our operations in China, restrictions or limitations on remitting dividends outside of China, and other forms of sanctions that may cause a material and adverse effect to our business, operations and financial conditions.

The new mergers and acquisitions regulations also established additional procedures and requirements that are expected to make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a Chinese domestic enterprise that owns well-known trademarks or China’s traditional brands. We may grow our business in part by acquiring other businesses. Complying with the requirements of the new mergers and acquisitions regulations in completing this type of transactions could be time-consuming, and any required approval processes, including CSRC approval, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Recent Chinese regulations relating to the establishment of offshore special purpose companies by Chinese residents may subject our Chinese resident shareholders or our Chinese subsidiaries to penalties, limit our ability to distribute capital to our Chinese subsidiaries, limit our Chinese subsidiaries’ ability to distribute funds to us, or otherwise adversely affect us.

The SAFE issued a public notice in October 2005, or the SAFE Circular No. 75, requiring Chinese residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of Chinese companies, referred to in the SAFE Circular No. 75 as special purpose vehicles, or SPVs. Chinese residents who are shareholders of SPVs established before November 1, 2005 were required to register with the local SAFE branch before June 30, 2006. Further, Chinese residents are required to file amendments to their registrations with the local SAFE branch if their SPVs undergo a material event involving changes in capital, such as changes in share capital, mergers and acquisitions, share transfers or exchanges, spin-off transactions or long-term equity or debt investments. To date, the Chinese residents who are shareholders of Guangzhou Tanke do not own any equity in the Company and there is no arrangement of trust or shareholding entrustment and thus, currently such Chinese residents do not need to file registrations with SAFE pursuant to SAFE Circular No. 75.  When the Chinese residents exercise their options in the future to receive any share of the Company pursuant to the Call Option Agreement, they will need to file registrations with SAFE. However, any failure by shareholders of our Guangzhou Tanke ordinary shares to amend their registration or the failure of future shareholders of our Chinese subsidiaries who are Chinese residents to comply with the registration procedures set forth in the SAFE Circular No. 75 could subject such beneficial owners and our Chinese subsidiaries to fines and legal sanctions. See “Business—Government Regulation—Foreign Exchange Regulation.”

We face uncertainty from the Circular on Strengthening the Administration of Enterprise Income Tax on Non-resident Enterprises' Share Transfer, or Circular 698, released in December 2009 by China's State Administration of Taxation, or the SAT, effective as of January 1, 2010.

Pursuant to the Circular 698, where a foreign investor transfers the equity interests of a Chinese resident enterprise indirectly via disposing of the equity interests of an overseas holding company, which we refer to as an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor shall report such Indirect Transfer to the competent tax authority of the Chinese resident enterprise. The Chinese tax authority will examine the true nature of the Indirect Transfer, and if the tax authority considers that the foreign investor has adopted an abusive arrangement in order to avoid Chinese tax, they will disregard the existence of the overseas holding company and re-characterize the Indirect Transfer and as a result, gains derived from such Indirect Transfer may be subject to Chinese withholding tax at the rate of up to 10%. Circular 698 also provides that,  where a non-Chinese resident enterprise transfers its equity interests in a Chinese resident enterprise to its related parties at a price lower than the fair market value, the competent tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

Since Circular 698 became effective on January 1, 2010, we cannot assure you that our reorganization will not be subject to examination by Chinese tax authorities or that any direct or indirect transfer of our equity interests in our Chinese subsidiaries via our overseas holding companies will not be subject to a withholding tax of 10%.

Due to various restrictions under Chinese laws on the distribution of dividends by our Chinese operating companies, we may not be able to pay dividends to our stockholders.

The Wholly-Foreign Owned Enterprise Law (1986), as amended, the Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of China (2006) contain the principal regulations governing dividend distributions by wholly foreign-owned enterprises. Under these regulations, wholly foreign-owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Additionally, we are required to set aside a certain amount of its accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. The Chinese government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the profits of Guangzhou Tanke. Furthermore, if our subsidiaries in China incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our common stock.

The State Administration of Foreign Exchange restrictions or changes in foreign exchange regulations in China may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

We receive substantially all of our revenues in RMB, which is currently not a freely convertible currency. The restrictions on currency exchanges may limit our ability to use revenues generated in RMB to make dividends or other payments in United States dollars. The Chinese government strictly regulates conversion of RMB into foreign currencies. Over the years, foreign exchange regulations in China have significantly reduced the government’s control over routine foreign exchange transactions under current accounts. In China, SAFE regulates the conversion of the RMB into foreign currencies. Pursuant to applicable Chinese laws and regulations, foreign invested enterprises incorporated in China are required to apply for “Foreign Exchange Registration Certificates.” Currently, conversion within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, trade and service-related foreign exchange transactions, etc.) can be effected without requiring the approval of SAFE, instead, need to be registered with the SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE. In addition, failure to obtain approval from SAFE for currency conversion on the capital account may adversely impact our capital expenditure plans and our ability to expand in accordance with our desired objectives.

All of our income is derived from the consulting fees we receive from Guangzhou Tanke through the VIE Agreements.  SAFE restrictions may delay the payment of dividends, since we have to comply with certain procedural requirement and we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the profits of Kanghui Agricultural, and it thus may delay our payment of dividend to the equity holders.

Foreign exchange transactions by Chinese operating subsidiaries under the capital account continue to be subject to significant foreign exchange controls and require the approval of and need to register with Chinese government authorities, including SAFE.  In particular, if Guangzhou Tanke, our Chinese operating subsidiary, borrows foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance Guangzhou Tanke by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or their respective local counterparts.  These limitations could affect Guangzhou Tanke’s ability to obtain foreign exchange through debt or equity financing.

The Chinese government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining foreign currency, we may be unable to pay dividends or meet obligations that may be incurred in the future that require payment in foreign currency.

We are subject to Chinese environmental laws that adversely affect our results of operations.

We are subject to multiple Chinese environmental laws, including the Law on Environmental Protection of China and the Law of Prevention of Effluent Pollution of China and other environmental regulation governing the classification and disposal of waste.  We expect that national, provincial and local governmental agencies will adopt stricter pollution controls in the future. Our production process may produce waste which may be harmful to the environment.  While we believe that we are in compliance with current environmental regulation, there can be no assurance that future changes in environmental laws and regulations will not impose costly compliance requirements on us or otherwise subject us to future liabilities. Our profitability may be adversely affected if additional or modified environmental control regulations are imposed upon us.

Our failure to fully comply with Chinese labor laws, including laws relating to social insurance, may expose us to potential liability and increased costs.

Companies operating in China must comply with a variety of labor laws, including the Labor Contract Law of China enacted in June 2007, or the New Labor Contract Law, and laws requiring us to make social insurance (including unemployment insurance, medical insurance, and pension) and other staff welfare-oriented payments (such as housing funds).  Our failure to comply with these laws could have a material adverse effect on our business.  The New Labor Contract Law, which became effective on January 1, 2008, imposes stricter obligations on employers including a requirement that employers execute written labor contracts with all of their employees.  Among our 151 employees, we have paid social insurance for 137 of our employees and 14 employees participated in commercial insurance due to the fact that they are transferred to the Company from other companies who have paid their social insurance. Although we believe we are currently in compliance with Chinese labor laws, including social insurance requirements, our failure to remain in compliance in the future could adversely impact our results of operations.

Furthermore, the New Labor Contract Law governs standard terms and conditions for employment, including termination and lay-off rights, contract requirements, compensation levels and consultation with labor unions, among other topics.  In addition, the law limits non-competition agreements with senior management and other employees who have access to confidential information to two years and imposes restrictions or geographical limits.  This new labor contract law will increase our labor costs, which could adversely impact our results of operations.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions.  Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China.  If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage.  Although we inform our personnel that such practices are illegal, we have no formal policies in place to prevent our employees or other agents from engaging in such conduct.  If such conduct is undertaken, we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties, which could adversely impact our business and results of operations.

Risks Related to Our Common Stock

The registration statement of which this prospectus is a part may not remain effective.

Once the registration statement of which this prospectus is a part is filed and declared effective by the Securities and Exchange Commission (the “SEC”), it will be necessary for us to file post-effective amendments to the registration statement when subsequent events so require.  We intend to use our best efforts to keep the registration statement current, but may not be able to do so.  If the registration statement is not declared effective or is not current in the future, your ability to sell the shares of our common stock will be limited.

An active and visible trading market for our common stock may not develop.

We cannot predict whether an active market for shares of our common stock will develop in the future.  In the absence of an active trading market:

•	Investors may have difficulty buying and selling or obtaining market quotations;

•	Market visibility for shares of our common stock may be limited; and

•	A lack of visibility for shares of our common stock may have a depressive effect on the market price for shares of our common stock.

The OTCBB is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than NASDAQ or the NYSE AMEX.  The trading price of our common stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts’ earnings estimates, announcements of innovations by us or our competitors, general conditions in the industry in which we operate and other factors.  These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of shares of our common stock.

The market price for shares of our common stock may be volatile.

The market price for shares of our common stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	conditions in commodities markets;

•	changes in the economic performance or market valuations of other feed additive technology companies;

•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	addition or departure of key personnel;

•	fluctuations of exchange rates between RMB and the U.S. dollar;

•	intellectual property litigation; and

•	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of shares of our common stock.

We do not anticipate paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their shares of common stock at or above the price they paid for them.

We have considerable discretion in the use of proceeds from the selling stockholders’ conversion of the Notes and exercise of the Warrants, and we may use these proceeds in ways with which you may not agree.

Our Board of Directors and our management will have considerable discretion in the application of the net proceeds received by us from the selling stockholders’ conversion of the Notes and exercise of the Warrants. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our Board of Directors and our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase the price of our securities. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.  See “Use of Proceeds.”

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

The former shareholders of Guangzhou Tanke are eligible to sell all or some of their shares of our common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), subject to certain limitations.  In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied an one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale.  As of the closing of the Private Placement, 1% of our issued and outstanding shares of common stock equals approximately 133,241 shares (without giving effect to any conversion of Notes or exercise of Warrants or Agent Warrants).  Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate that has satisfied a one-year holding period.  Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, has required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, could have a material adverse effect on our business and stock price.

As a public company, we will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of Sarbanes-Oxley, which will require annual management assessments of the effectiveness of our internal control over financial reporting.  During the course of our testing, we may identify deficiencies, which we may not be able to remediate in time to meet our deadline for compliance with Section 404. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. We also expect the new regulations to increase our legal and financial compliance costs, make it more difficult to attract and retain qualified officers and members of our Board of Directors, particularly to serve on our Audit Committee, and make some activities more difficult, time consuming and costly. We may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 and, although we are currently exempt from the requirement that our independent auditor provide a report addressing the effectiveness of internal control over financial reporting, our independent registered public accounting firm may not be able or willing to issue an unqualified report on the effectiveness of our internal control over financial reporting if we become subject to such requirement in the future.  If we conclude that our internal control over financial reporting is not effective, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or their effect on our operations because there is presently no precedent available by which to measure compliance adequacy.  If either we are unable to conclude that we have effective internal control over financial reporting, or to the extent we are subject to the requirement, our independent auditors are unable to provide us with an unqualified report as required by Section 404, then investors could lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is currently and will be quoted for trading on OTCBB, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.  The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act.  For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account.  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Our majority stockholder and its affiliates will control the outcome of matters requiring stockholder approval.

Golden Genesis is our majority stockholder and beneficially owns 10,011,469 shares of common stock, or approximately 75.14% of the issued and outstanding shares of common stock (without giving effect to any conversion of Notes or exercise of Warrants or Agent Warrants).  Golden Genesis is controlled (and will be majority owned, upon consummation of the transactions contemplated in the Call Option Agreement described herein) by our Chairman and Chief Executive Officer, Mr. Qiu.  Consequently, Golden Genesis and Mr. Qiu will have the ability, when acting alone or with others, to control the election of our directors and the outcome of corporate actions requiring stockholder approval, such as changes to our Articles of Incorporation and Bylaws and a merger or a sale of our company or a sale of all or substantially all of our assets. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other stockholders and be disadvantageous to our stockholders with interests different from those of our officers, directors and affiliates. Golden Genesis and Mr. Qiu also have significant control over our business, policies and affairs. Additionally, this significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders.

Provisions in our Bylaws could discourage, delay or prevent a change of control of our company and may result in an entrenchment of management and diminish the value of our common stock.

Our Bylaws provide that, unless otherwise prescribed by statute, special meetings of the stockholders can only be called by the Chairman of our Board of Directors, our President, or by a majority of the Board of Directors. These provisions may discourage, delay or prevent a merger, acquisition or other change of control that our stockholders may consider favorable.  Such provisions could impede the ability of our common stockholders to benefit from a change of control and, as a result, could materially adversely affect the market price of our common stock and your ability to realize any potential change-in-control premium.

We do not presently have a Chief Financial Officer with U.S. public company experience.

We do not presently have a Chief Financial Officer that is familiar with the accounting and reporting requirements of a U.S. publicly-listed company.  Although we have agreed to retain the services of such an executive within 6 months of the closing of the Private Placement, no assurances can be given that we will be able to identify or afford the financial requirements of qualified candidates.  The position of Chief Financial Officer of a U.S. publicly-listed company is critical to the operations of such a company, and our failure to fill this position in a timely and effective manner will negatively impact our business.

CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS

Certain information contained in this prospectus include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The statements herein which are not historical reflect our current expectations and projections about the Company’s future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to the Company and our management and their interpretation of what is believed to be significant factors affecting the businesses, including many assumptions regarding future events.  Such forward-looking statements include statements regarding, among other things:

•	our ability to produce, market and generate sales of our products;

•	our ability to develop, acquire and/or introduce new products;

•	our projected future sales, profitability and other financial metrics;

•	our future financing plans;

•	our plans for expansion of our facilities;

•	our anticipated needs for working capital;

•	the anticipated trends in our industry;

•	our ability to expand our sales and marketing capability;

•	acquisitions of other companies or assets that we might undertake in the future;

•	our operations in China and the regulatory, economic and political conditions in China;

•	our ability as a U.S. company to operate our business in China through an indirect wholly-owned subsidiary; and

•	competition existing today or that will likely arise in the future.

Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” or “project” or the negative of these words or other variations on these words or comparable terminology.  Actual results, performance, liquidity, financial condition and results of operations, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors, including the ability to raise sufficient capital to continue the Company’s operations.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.  Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

The specific discussions in this prospectus about the Company include financial projections and future estimates and expectations about the Company’s business.  The projections, estimates and expectations are presented in this prospectus only as a guide about future possibilities and do not represent actual amounts or assured events.  All the projections and estimates are based exclusively on the Company management’s own assessment of our business, the industry in which it works and the economy at large and other operational factors, including capital resources and liquidity, financial condition, fulfillment of contracts and opportunities.  The actual results may differ significantly from the projections.

Potential investors should not make an investment decision based solely on the Company’s projections, estimates or expectations.

USE OF PROCEEDS

The selling security holders will receive all of the proceeds from the sale of shares of common stock pursuant to this prospectus.  We will not receive any proceeds from the sale of the shares of common stock offered by the selling security holders to the public.  However, we will receive proceeds from the conversion of the Notes and exercise of the Warrants.  If all of the Notes are converted and Warrants are exercised, then we will receive gross proceeds of $17,007,548.85.  Any such proceeds will be used for working capital and general corporate purposes of the Company.  No assurance can be given, however, that all or any portion of such Notes will be converted or that all or any portion of such Warrants will be exercised.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell these shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices.  We will not receive any proceeds from the sale of shares by the selling stockholders but we may receive proceeds upon the conversion or exercise, if any, of the Notes and the Warrants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of Guangzhou Tanke, our principal operating business, for the nine months ended September 30, 2010 and 2009 and for the fiscal years ended December 31, 2009 and 2008 should be read in conjunction with the financial statements, and the notes to those financial statements, that are included elsewhere in this prospectus. Those statements in the following discussion that are not historical in nature should be considered to be forward looking statements that are inherently uncertain. Actual results and the timing of the events may differ materially from those contained in these forward looking statements due to a number of factors, including those discussed in the “Cautionary Note on Forward Looking Statements” and “Risk Factors” set forth elsewhere in this prospectus.  As a result of the Share Exchange and the VIE Agreements, the Company, through Kanghui Agricultural, its indirect wholly owned subsidiary, assumed management of the business activities of Guangzhou Tanke and has the right to appoint all executives and senior management and the members of the board of directors of Guangzhou Tanke.  As used in this section, the terms “we”, “our”, “us” and the “Company” refer to the Company, our direct and indirect subsidiaries and Guangzhou Tanke, our principal operating business.

Overview

The Company is one of the leading animal nutrition and feed additive providers in China.  A PRC government certified high-tech company, the Company’s products optimize the growth and health of livestock such as pigs and cattle, as well as farmed fish, and seek to capitalize on China’s growing demand for safe and reasonably priced food.  With feed additives used in China at less than half the rate of that of the United States and Europe, the Company is poised to seize a significant market opportunity as Chinese feed producers modernize and expand the use of modern and more effective additives.

The Company has more than 150 employees, with 43 engaged in sale or sales-related activities.  The Company’s headquarters are in Guangzhou and it operates in a modern 34,000 square-meter manufacturing facility in the Huadu Economic District, both of which are in Guangdong province.  The Company currently produces 21 branded feed additives, with each brand available in seven different mixes that correspond to different stages of an animal’s life cycle.

Our major products address most key market categories within China’s animal feed additive industry including: Organic Trace Mineral Additives, which in 2009 accounted for approximately 70% of our revenue, Feed Acidifiers and Flavor Enhancers, which accounted for approximately 20% of our revenue, and Herbal Medicine Additives, which accounted for approximately 3% of our revenue. Our extensive distribution network reaches China’s top 10 feed producers and the 500 largest animal farming operations. While the majority of our sales are domestic in the PRC, international sales, mainly in Southeast Asia, Latin American and other developing countries, currently account for approximately 5% of our total sales.

Critical Accounting Policies

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements included elsewhere in this prospectus, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Basis of Presentation

The Company’s consolidated financial statements have been stated in US dollars and prepared in accordance with generally accepted accounting principles in the United States of America.

Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods.  These accounts and estimates include, but are not limited to, the valuation of due from related parties, the net realizable value of inventories, the estimation of useful lives of property and equipment, and intangible assets.  Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists;
•	Delivery has occurred or services have been rendered;
•	The seller’s price to the buyer is fixed or determinable; and
•	Collectability is reasonably assured.

The Company continually performs analyses of returns and allowances and records a provision at the time of sale if necessary.  The Company revisits this estimate regularly and adjusts it if conditions change.

Research and Development Costs

Research and development costs are charged as expense when incurred and included in operating expenses.

Foreign Currency Translation

The functional currency of Guangzhou Tanke, our principal operating business, is the Renminbi. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates for the period.  Stockholders’ equity is translated at historical exchange rates. Any translation adjustments are included as a foreign exchange adjustment in other comprehensive income, a component of stockholders’ equity.

Exchange rates applied for the foreign currency translation during the 2009 and 2008 fiscal years are as follows:

US$1 to RMB	2009	2008
Closing rate	6.8282	6.8346
Average rate	6.8314	7.0696

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

Results of Operations

Results of Operations for the Year Ended December 31, 2009 versus 2008

Revenue, Costs of Sales and Gross Profit

The Company operates in four segments: (1) Organic Trace Mineral Additives, (2) Functional Regulation Additives, (3) Herbal Medicine Additives and (4) Other Revenues. Management tracks each of these operations separately.

Following is comparison of our revenue, costs of sales and gross profit by segment for the years ended December 31, 2009 and 2008.

	Years Ended
	December 31,
	2009	2008	$ Change	% Change

Segment revenues
Organic Trace Mineral Additives	$8,498,716	$4,840,103	$3,658,613	76%
Functional Regulation Additives	2,436,244	2,176,493	259,751	12%
Herbal Medicine Additives	340,635	474,109	(133,474)	(28)%
Other	893,944	1,105,164	(211,220)	(19)%
	$12,169,539	$8,595,869	3,573,670	42%

Segment costs of sales
Organic Trace Mineral Additives	$4,038,472	$3,270,311	$768,161	23%
Functional Regulation Additives	1,588,669	1,485,618	103,051	7%
Herbal Medicine Additives	235,641	222,315	13,326	6%
Other	832,139	293,534	538,605	183%
	$6,694,921	$5,271,778	1,423,143	27%

Segment gross profit
Organic Trace Mineral Additives	$4,460,244	$1,569,792	$2,890,452	184%
Functional Regulation Additives	847,575	690,875	156,700	23%
Herbal Medicine Additives	104,994	251,794	(146,800)	(58)%
Other	61,805	811,630	(749,825)	(92)%
	$5,474,618	$3,324,091	2,150,527	65%

Organic Trace Mineral Additives

Organic trace mineral additives constitute the largest and fastest growing area of our business. We are China’s largest domestic provider of organic trace mineral additives, specializing in the development and production of chelated organic trace mineral additives.  The Company’s current trace mineral manufacturing facility is the largest chelating facility in China and has the capacity to produce approximately 250 metric tons of organic trace minerals per week.

Revenue from organic trace mineral additives accounted for approximately 70% of the Company’s total 2009 revenues, up from 56% in 2008, and carried a gross profit margin of approximately 52%, compared to 32% in 2008.

In 2009, revenue from organic trace mineral additives increased by $3,658,613 or 76% from the level in 2008, primarily due to the introduction of new products in 2008 that obtained market acceptance toward the end of 2008 and contributed to the substantial increase in revenue in 2009. Additionally gross profits from this segment increased by $2,890,452, or 184% because of improved productivity in the manufacturing process.

Functional Regulation Additives

Functional feed additives are widely used to enhance the properties of other products, improve feed efficiency and stimulate the rapid maturation of the immune system.

We currently produce two types of functional regulation additives: feed acidifiers and flavor enhancers. Feed acidifiers are used to prevent microbial degradation of raw materials or finished feeds and to maintain the quality of feed. Flavor enhancers are used to improve feed palatability, enhance animal appetite and stimulate saliva, gastric and pancreatic juices and other digestive juice secretion and gastrointestinal motility and ultimately feed consumption in order to improve the yield from production animals.

Revenue from functional regulation additives accounted for approximately 20% of the Company’s total 2009 revenues, down from 25% in 2008, and carried a gross profit margin of approximately 35%, compared to 32% in 2008.

In 2009, revenue from functional regulation additives increased by $259,751, or 12% from the level in 2008 due primarily to increases in sales to existing customers. Additionally gross profits from this segment increased by $156,700, or 23% because of improved manufacturing processes creating better efficiencies as revenue increased.

Herbal Medicine Additives

Chinese herbal feed additives utilize traditional Chinese medicine theory to improve an animal’s digestion and appetite and to regulate the yin and yang balance of an animal’s health.  Herbal medicines come from plants, plant extracts, fungal and bee products, minerals, shells and certain animal parts. Compared to synthetic antibiotics or inorganic chemicals, these naturally-derived products are less toxic, residue free and thought to be ideal feed additives in feed animal production.

Revenue from herbal medicine additives accounted for approximately 3% of the Company’s total 2009 revenues, down from 6% in 2008, and carried a gross profit margin of approximately 31%, compared to 53% in 2008.

In 2009, revenue from herbal medicine additives decreased by $133,474, or 28% from the level in 2008 due to what management believes is a temporary decrease in demand for the product. Additionally, the decrease in gross profits from this segment of $146,800, or 58% is mainly due to the decrease in revenue in 2009, exacerbated by inefficiencies resulting from smaller production levels.

Other Revenues

As one of the leading sellers of feed additives in China, the Company is a well-respected brand with a great reputation. As a result, we are able to purchase raw materials from certain manufacturers at a relatively low price and sell those raw materials to other feed additive manufacturers at a premium.

In addition, we provide technical support and know-how to our customers, and we charge for this service.

In 2009, other revenue decreased by $211,220, or 19% from the level in 2008. The decrease primarily resulted from the slower growth of our technical service business as we focused on the development of our core business in 2009.  Additionally gross profits from this segment decreased by $749,825, or 92% primarily because of the decrease in technical services which had historically resulted in higher profit margin.

Reconciliation of Gross Profit to Income Before Taxes

We evaluate the performance of our operating segments based on segment revenue and gross profit, and management uses aggregate segment gross profit as a measure of the overall performance of the business. We believe that information about aggregate segment gross profit assists investors by allowing them to evaluate changes in the gross profit of our various offerings separate from factors other than product offerings that affect net income. The following table reconciles aggregate segment gross profit to income before income taxes.

	Years Ended
	December 31,		Better (Worse)
	2009	2008	$ Change	% Change

Aggregate segment gross profit	$5,474,618	$3,324,091	$2,150,527	64.7%
Selling expenses	1,596,439	1,081,099	(515,340)	(47.7)%
Administrative expenses	783,069	653,600	(129,469)	(19.8)%
Depreciation and amortization	39,508	44,286	4,778	10.8%
Other operating expenses	17,601	44,176	26,575	60.2%
Income from operations	3,038,001	1,500,930	1,537,071	102.4%
Foreign exchange gains, net	43,159	9,304	33,855	363.9%
Interest income	4,890	1,390	3,500	251.8%
Interest expense	(58,626)	(16,305)	(42,321)	(259.6)%
Income before income taxes	3,027,424	1,495,319	1,532,105	102.5%
Income tax expense	443,423	96,991	(346,432)	(357.2)%
Net income	$2,584,001	$1,398,328	1,185,673	84.8%

Cost of Goods Sold

Our cost of sales primarily consist of costs associated with (i) purchase of raw materials from suppliers, which accounts for approximately 90% of the total cost of goods sold, and (ii) production costs such as depreciation, low value consumables, salaries for product departments staff, and water and electricity expenses. Salaries for production department staff cover approximately 4% of the cost of goods sold, while consumption of low value consumables covers 2%. Accordingly, a supplier’s failure to supply raw materials or components in a timely manner, or to supply raw materials or components that meet our quality and quantity requirements or the inability to obtain alternative sources of these products or components on a timely basis or on terms acceptable to us, would create delays in providing of our products.  Our cost of goods sold may fluctuate due to a number of factors, including, but not limited to a change in key suppliers for raw materials and the innovation of new substitutable products.

Cost of goods sold for the year ended December 31, 2009 amounted to approximately $6.7 million compared with $5.3 million in 2008, an increase of approximately $1.4 million or 27.0%.  The increase in 2009 was due to the corresponding increase of sales of 41.6%.  Sales increased at a higher rate than the corresponding increase in cost of goods sold as the price of raw materials was lower in 2009 due to the downturn in the economy.  In addition, our growth in sales was also due to the technical improvement of our production formula by our research and development department through the development of different combinations of raw material additives without any significant increases in cost.  Accordingly, our gross profit margin increased in 2009 to 45.0% from 38.7% in 2008.

Selling and Administrative Expenses

Selling expenses for the year ended December 31, 2009 amounted to approximately $1.6 million compared with $1.1 million in 2008, an increase of approximately $500,000 and 47.7%.  The increase in selling expenses was in line with the percentage increase of sales, which was mainly attributed to an increase in travel and meeting expenses for sales department staff to develop new customers and expand the market. Selling expenses primarily include travel expense, salaries, and transportation expense, which covers approximately 50%, 25%, and 12% of the total selling expenses, respectively.

Administrative expenses for the year ended December 31, 2009 amounted to $783,069 compared with $653,600 for 2008, an increase of $129,469 and 19.8%.  The increase in administrative expenses is primarily due to bad debt expense related to uncollectible receivables in our subsidiary Guangzhou Tanke Animal Health Co. Ltd.  General and administrative expenses primarily represent the salaries for management, travel expenses, and general office expenses, which cover approximately 49%, 15%, and 15% of general and administrative expenses, respectively.

Our selling, general and administrative expenses may fluctuate in the future due to a variety of factors, including, but not limited to:

•
Additional expenses as a result of becoming a reporting company including, but not limited to, director and officer insurance, compensation for the director, SEC reporting and compliance, transfer agent fees, additional staffing, professional fees and similar expenses; and

•	Expansion by developing new products or expansion of new markets, including travel and entertainment expenses, advertising expenses.

Foreign Exchange Gains, Interest Income and Expense

Foreign exchange gains represent primarily the net foreign exchange gains or losses during the year.  The amounts for the year ended December 31, 2009 increased by $33,855 and 363.9% as compared to 2008 primarily due to the reimbursement of loan interest by the Guangdong Government, which is one of the policies to encourage development of small and medium size enterprises within Guangdong.

Interest income remained consistent in 2009 as compared to 2008 as our average cash savings remained approximately the same in each year.  Interest expense increased during the year ended December 31, 2009 by $42,321 and 259.6% as compared to 2008 due to the new long-term borrowing in 2009.

Income Tax Expense

All of our income was generated from mainland China and was generally subject to tax at a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments, except for one subsidiary of Guangzhou Tanke, Guangzhou Tanke Bio-Tech Co. Ltd. (“Tanke Bio-Tech”), which obtained tax exemption on April 2007 from the State Tax Bureau of Huadu District, Guangzhou.  Tanke Bio-Tech was a joint venture enterprise and was eligible for tax reduction and exemption, which enjoys the “two year exempt, three years half” benefits. The effective tax rate for Tanke Bio-Tech in 2009 and 2008 year end was 12.5% and 0%, respectively.

The income tax expense amounted to $443,423 for the year ended December 31, 2009, an increase of $346,432 and 357.2% compared to 2008 was attributed to the increased taxable income and tax rate for the year ended December 31, 2009.

Results of Operations for the Nine Months Ended September 30, 2010 versus 2009

Revenue, Costs of Sales and Gross Profit

The Company operates in four segments: Organic Trace Mineral Additives, Functional Regulation Additives, Herbal Medicine Additives and Other Revenues. Management oversees each of these operations separately.

Following is comparison of our revenue, costs of sales and gross profit by segment for the nine months ended September 30, 2010 and 2009.

	Nine Months Ended
	September 30,		Better (Worse)
	2010	2009	$ Change	% Change

Segment revenues
Organic Trace Mineral Additives	$10,596,610	$6,667,219	$3,929,391	59%
Functional Regulation Additives	1,983,528	1,907,579	75,949	4%
Herbal Medicine Additives	304,306	267,832	36,474	14%
Other	658,257	620,535	37,722	6%
	$13,542,701	$9,463,165	4,079,536	43%

Segment costs of sales
Organic Trace Mineral Additives	$6,553,365	$3,287,412	(3,265,953)	(99)%
Functional Regulation Additives	1,282,146	1,270,935	(11,211)	(1)%
Herbal Medicine Additives	197,799	188,513	(9,286)	(5)%
Other	599,927	535,162	(64,765)	(12)%
	$8,633,237	$5,282,022	(3,351,215)	(63)%

Segment gross profit
Organic Trace Mineral Additives	$4,043,245	$3,379,807	663,438	20%
Functional Regulation Additives	701,382	636,644	64,738	10%
Herbal Medicine Additives	106,507	79,319	27,188	34%
Other	58,330	85,373	(27,043)	(32)%
	$4,909,464	$4,181,143	728,321	17%

Organic Trace Mineral Additives

Organic trace mineral additives constitute the largest and fastest growing area of our business. We are China’s largest domestic provider of organic trace mineral additives, specializing in the development and production of chelated organic trace mineral additives.  The Company’s trace mineral manufacturing facility is the largest chelating facility in China and has the capacity to produce approximately 250 metric tons of organic trace minerals per week.

Revenue from organic trace mineral additives accounted for approximately 78% of the Company’s total 2010 revenues, up from 70% for the corresponding nine month period in 2009, and carried a gross profit margin of approximately 38%, compared to 51% in 2009.

In the nine months ended September 30, 2010, revenue from organic trace mineral additives increased by $3,929,391, or 59% from the level in 2009 due to the success of an extensive promotion program intended to boost sales. We also increased sales personnel during the year, leading to an increase in customer acceptance of our products. Gross profits from this segment increased by only $663,438, or 20% because we focused on increasing market share instead of profitability. We believe the increased market share creates the potential for a higher profit margin in the future.

Functional Regulation Additives

Functional feed additives are widely used to enhance the properties of other products, improve feed efficiency and stimulate the rapid maturation of the immune system.

We currently produce two types of functional regulation additives: feed acidifiers and flavor enhancers. Feed acidifiers are used to prevent microbial degradation of raw materials or finished feeds and to maintain the quality of feed. Flavor enhancers are used to improve feed palatability, enhance animal appetite and stimulate saliva, gastric and pancreatic juices and other digestive juice secretion and gastrointestinal motility and ultimately feed consumption in order to improve the yield from production animals.

Revenue from functional regulation additives accounted for approximately 15% of the Company’s total 2010 revenues, down from 20% in the corresponding nine month period ended September 30, 2009, and carried a gross profit margin of approximately 35%, compared to 33% for the nine months ended September 30, 2009.

In 2010, revenue from functional regulation additives increased by $75,949, or 4% from the level in 2009 due to growth in sales to our existing customers, which we believe is sustainable. Additionally gross profits from this segment increased by $64,738, or 10% because of increased manufacturing efficiencies as production levels increased.

The Company’s feed acidifiers differ from other growth promoters because they contain alkaloids to stimulate acid production in an animal’s stomach, lowering the pH levels to improve overall animal health. Such feed acidifiers do not rely on antibiotics as a primary ingredient. Rather, the ingredients in the Company’s feed acidifiers comply with the more restrictive requirements of the EU and the increased regulation that the Company anticipates in the future from China’s regulatory authorities. As a result, the Company expects growth in this particular area.

Herbal Medicine Additives

Chinese herbal feed additives utilize traditional Chinese medicine theory to improve an animal’s digestion and appetite and to regulate the yin and yang balance of an animal’s health.

Herbal medicines come from plants, plant extracts, fungal and bee products, minerals, shells and certain animal parts. Compared to synthetic antibiotics or inorganic chemicals, these naturally-derived products are less toxic, residue free and thought to be ideal feed additives in food animal production.

Revenue from herbal medicine additives accounted for approximately 2% of the Company’s total 2010 revenues, down from 3% in 2009, and carried a gross profit margin of approximately 35%, compared to 30% in the corresponding nine months ended September 30, 2009.

In 2010, revenue from herbal medicine additives increased by $36,474, or 14% from the level in 2009 mainly due to a new antioxidant product, which was introduced in January of 2010. We delivered more than 20 metric tons of this new product in the first nine months of 2010. Additionally gross profits from this segment increased by $27,188, or 34% because of the higher profit margin of our new products as well as more effective cost control of the production of our products.

Other Revenues

As one of the leading sellers of feed additives in China, the Company is a well-respected brand with a great reputation. Consequently, we are able to purchase raw materials from certain manufacturers at a relatively low price and sell those raw materials to other feed additive manufacturers at a premium.

In addition, we provide technical support and know-how to our customers, and we charge for this service.

Other revenues accounted for approximately 5% of the Company’s total 2010 revenues, down from 7% in the nine months ended September 30, 2010, and carried a gross profit margin of approximately 9%, compared to 14% the same period in 2009.

In 2010, other revenue increased by $37,722, or 6% from the level in 2009 due to a 23% increase in revenue from our byproducts.  However gross profits from this segment decreased by $27,043, or 32% primarily because of the continued decrease in revenue attributable to technical services.

Reconciliation of Gross Profit to Income Before Taxes

We evaluate the performance of our operating segments based on segment revenue and gross profit, and management uses aggregate segment gross profit as a measure of the overall performance of the business. We believe that information about aggregate segment gross profit assists investors by allowing them to evaluate changes in the gross profit of our various offerings separate from factors other than product offerings that affect net income. The following table reconciles aggregate segment gross profit to income before income taxes.

	Nine Months Ended
	September 30,		Better (Worse)
	2010	2009	$ Change	% Change
	(unaudited)	(unaudited)

Aggregate segment gross profit	$4,909,464	$4,181,143	$728,321	17.4%
Selling expenses	1,298,552	1,136,969	161,583	14.2%
Administrative expenses	591,238	566,769	24,469	4.3%
Depreciation and amortization	36,516	36,600	(84)	-0.2%
Other operating expenses	1,344	2,323	(979)	-42.1%
Income from operations	2,981,814	2,438,482	543,332	22.3%
Foreign exchange gains, net	186	-	186	100.0%
Interest income	33,382	3,525	29,857	847.0%
Interest expense	(79,921)	(53,168)	(26,753)	50.3%
Income before income taxes	2,935,461	2,388,839	546,622	22.9%
Income tax expense	395,930	345,534	50,396	14.6%
Net income	2,539,531	2,043,305	496,226	24.3%

Cost of Goods Sold

Cost of goods sold for the nine months ended September 30, 2010 amounted to approximately $8.6 million as compared to $5.3 million in 2009, an increase of approximately $3.3 million or 63.4%.  The increase in cost of goods sold was partially due to the increase in sales.  The cost of goods sold increased at a higher rate than the corresponding increase in sales of 43.1%.  The major reason for this difference is due to the increased price of raw materials during 2010, as our costs were lower in 2009 due to the effect of the worsened economic conditions.  As a result, the unit price of some major raw materials such as “lemon acid” and “organic herbal material” increased by approximately 25% in 2010.  Accordingly, our gross profit margin decreased in 2010 to 36.3% from 44.2% in 2009.  Our management will consider amending our selling prices based on the fluctuations of raw material prices in the future.

Selling and Administrative Expenses

Selling expenses for the nine months ended September 30, 2010 amounted to approximately $1.3 million as compared to $1.1 million in 2009, an increase of $161,583 and 14.2%.  The increase in selling expenses was primarily due to the growth in sales as well as an increase in the number of sales staff.

Administrative expenses for the nine months ended September 30, 2010 were consistent with the expenses for 2009, as these expenses are not as variable based on sales.

Foreign Exchange Gains, Interest Income and Expense

Interest income increased by $29,857 and 847.0% during the nine months ended September 30, 2010 as compared to 2009.  This was due to the increase in average cash savings during 2010.  Interest expense increased by $26,753 and 50.3% during the nine months ended September 2010 as compared to 2009.  The increase was due primarily to our long-term borrowings in May 2009 which bear interest at 5.4% per annum.  Interest expense was higher during the nine months ended September 30, 2010 as compared to 2009, as the loan amounts were outstanding for 9 months during 2010, as compared to only approximately 4 months in 2009.

Income Tax Expense

For the nine months ended September 30, 2010, the increase tax expenses were in line with the sales growth.

Liquidity and Capital Resources

As of September 30, 2010, December 31, 2009, and 2008 we had cash and balances of $3,067,051, $1,817,875, and $1,263,517, respectively, primarily consisting of cash on hand and demand deposits. The following table provides detailed information about our net cash flow for all financial statement periods presented in this report. To date, we have financed our operations by cash from operations and capital contributions by our Chinese shareholders.

The following table sets forth a summary of our cash flows for the periods indicated.

	Year Ended		Nine Months Ended
	December 31,	December 31,	September 30,	September 30,
	2009	2008	2010	2009
Net cash provided by (used in) operating activities	$1,739,570	$1,263,766	$2,475,703	$(30,402)
Net cash provided by (used in) investing activities	(363,698)	286,426	(73,430)	(229,201)
Net cash provided by (used in) financing activities	(822,959)	(660,915)	(1,198,991)	197,524
Effects of exchange rate change on cash	1,445	52,689	45,895	5,661
Net increase (decrease) in cash	$554,358	$941,966	$1,249,177	$(56,418)

Operating Activities

Net cash provided by operating activities was $1,739,570 for the year ended December 31, 2009 compared to cash provided of $1,263,766 in 2008, an increase of $475,804. The increase was due to the increase in net income of $1.2 million, driven primarily by the market acceptance of our new organic trace mineral products. This was offset by the need to increase inventory to support the increased business, as well as the need to pay down some of our trade accounts payables.

During the nine months ended September 30, 2010, net cash provided by operating activities was $2,475,703 compared to cash used during the same period in 2009 of $30,402, an increase of $2,506,105.  The increase in cash flows from operating activities was partially due to the $496,226 increase in net income, but was mostly driven by payments of approximately $1.2 million in 2009 to settle payables accounts, as well as an increase in other receivables of approximately $600,000. The payments in 2009 were settling accounts established in 2008, and therefore, as the accounts were settled, this type of payment was not necessary in 2010, nor will it be necessary in the future.

Investing Activities

Net cash used in investing activities was $363,698 for the year ended December 31, 2009 compared to cash provided in 2008 of $286,426, a change of $650,124. The increase in cash used in investing activities in 2009 was partially due to our investment of $146,000 in a new unconsolidated entity during 2009. In addition, as a result of this investment, more cash needed to be set aside as restricted. Together, these two actions absorbed $293,000 of cash in 2009. Also, in 2008, $348,000 of cash we had previously restricted in 2007 was returned to the Company, providing additional cash from investing activities.

During the nine months ended September 30, 2010, net cash used in investing activities amounted to $73,430 as compared to cash used in 2009 of $229,201, a decrease of $155,771.  Cash used during 2010 was primarily due to the purchase of new equipment as well as spending on construction in progress. These expenditures totaled $221,000. This was partially offset by the return in 2010 of the $146,000 of cash that was restricted in 2009. Cash used in 2009 was primarily due to investments in unconsolidated entities, as well as cash starting to become restricted related to that investment.

Financing Activities

Net cash used in financing activities was $822,959 for the year ended December 31, 2009 compared to cash used in 2008 of $660,915, an increase of $162,044.  The cash used during 2009 was due to advances to three shareholders of Guangzhou Tanke in the amount of $3,107,000, partially offset by payments on the Company’s bank loans of $2,196,000. During 2008, the Company borrowed $800,000 from the bank, and made advances to the shareholders of $138,000.

During the nine months ended September 30, 2010, net cash used in financing activities was $1,198,991 compared to cash provided in 2009 of $197,524, an increase of $1,396,515.  Cash used in 2010 was due to the Company continuing to repay a bank debt in the amount of $665,000, and also shareholder advances in the amount of $534,000.  In 2009, the Company borrowed $2,196,000 from the bank and advanced $1,998,000 to three shareholders. No additional borrowings occurred in 2010.

The Company does not intend to borrow additional money from banks and intends to pay off the existing facility with cash flow from operations. Additionally, the shareholders executed a promissory note and agreed to repay $3,265,559 to the Company by June 30, 2012. As a result, we expect positive cash from financing activities during 2011.

Historically, we have funded our operations primarily through cash generated from operations. Over the next twelve months, we intend to pursue organic and acquisitive growth and increase our market share in mainland China.  We believe that our cash on hand and cash flow from operations will meet our present operating cash needs for the next 12 months.  However, we will require additional cash resources to meet the cash requirements of our planned growth.

We may also require additional cash resources due to unanticipated changes in business conditions, the implementation of our marketing strategy and in order to increase brand awareness, or acquisitions we may decide to pursue.  If our financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity, securities, convertible notes or warrants in the future.

Effect of Changes in the Foreign Exchange Rate

Upon translation of the Company’s financial statements into US Dollars for the purpose of financial reporting in the United States, the exchange rate between the Chinese Renminbi and the US Dollar can have an impact on the amount of reported cash on hand.

All of our revenue is generated in China, and currently over 90% of our cost is within China. As a result, from an operational standpoint, a change in the exchange rate has relatively little impact on us. Such change is not expected to affect our liquidity in any significant way.

Economy and Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future.

We have not experienced any significant cancellation in orders due to the downturn in the economy.  Furthermore, we have also had only a small number of customer-requested delays in delivery or production.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have, or are reasonably likely to have a current or future effect on our financial statements.

 Seasonality

Our operating results and operating cash flows historically have not been subject to significant seasonal variations.  However, sales around Chinese New Year will be comparatively lower than other months. This pattern may change as a result of new market opportunities or new product introduction.

Accounting Pronouncements

See Note 2 of the consolidated financial statements of the Company included elsewhere in this prospectus for a summary of our significant accounting policies.

We do not anticipate that the adoption of these recent accounting pronouncements will have a material impact on our financial statements.

DESCRIPTION OF BUSINESS

Those statements in the following discussion that are not historical in nature should be considered to be forward looking statements that are inherently uncertain. Actual results and the timing of the events may differ materially from those contained in these forward looking statements due to a number of factors, including those discussed in the “Cautionary Note on Forward Looking Statements” and “Risk Factors” set forth elsewhere in this prospectus.  As a result of the Share Exchange and the VIE Agreements, the Company, through Kanghui Agricultural, its indirect wholly owned subsidiary, assumed management of the business activities of Guangzhou Tanke and has the right to appoint all executives and senior management and the members of the board of directors of Guangzhou Tanke.  As used in this section, the terms “we”, “our”, “us” and the “Company” refer to the Company, our direct and indirect subsidiaries and Guangzhou Tanke, our principal operating business.

Overview

Through Guangzhou Tanke, our principal operating business, the Company is engaged in the development, production, marketing and distribution of a broad range of innovative feed additive products that foster the growth of healthy and profitable animals.

 Our principal offices are located at East Tower of Hui Hao Building, No. 519 Machang Road, Pearl River New City, Guangzhou, China.  Our telephone number is +86-20-3885-9025.

A PRC government certified hi-tech company, the Company’s headquarters are in Guangzhou and it operates in a modern 34,000 square-meter manufacturing facility in the Huadu Economic District, both of which are in Guangdong province.  As the Chinese economy continues to evolve and prosper, the opportunity for technology companies like the Company should increase dramatically.

The Company’s feed additive products are distinguished from traditional artificial feed additives in that they are non-hazardous, environmentally friendly and safe for livestock and their human consumers, making them compatible with China's efforts to develop a safer food supply.  Such feed additive products are environmentally friendly because animals that consume them produce less waste products than other animals and a decrease in the amount of waste produced is beneficial to the environment.

As a growing player in providing advanced, environmentally-friendly and innovative feed additives, the Company believes sales will rapidly increase as more large scale farms and feed processing and production companies in China seek “Pollution-Free” and “Green Food” certifications from the Chinese government. In addition, feed additives are utilized in China at less than half the rate of the United States and Europe, and the Company has a significant growth opportunity as Chinese farmers and ranchers include a greater amount of increasingly sophisticated additives in their feeds.

The Company’s major products address most key market categories within China’s animal feed additive industry, including:

•	Organic Trace Mineral Additives, which accounted for approximately 70% of our revenue in 2009;

•	Feed Acidifiers, Seasonings and Flavor Enhancers, which accounted for approximately 20% of our revenue in 2009; and

•	Herbal Medicine Additives, which account for approximately 3% of our revenue in 2009.

The Company’s extensive distribution network reaches China’s top 10 feed producers and the 500 largest animal farming operations.  As a result of our diversified products and extensive distribution network, we believe the Company is ideally positioned to help meet China’s growing demand for safe and reasonably priced food.

From Guangzhou Tanke’s incorporation in April 1997, when it manufactured one product utilizing a small rented facility in Gaotang in the Guangdong province, Guangzhou Tanke has grown into one of China’s largest feed additive producers.  As of December 31, 2009, we marketed 21 different brands of feed additives and had an aggregate production capacity of approximately 400 metric tons per week of feed additive, of which 250 metric tons are organic trace minerals.  We estimate that we are currently operating at a blended average across our product lines of approximately 44% of our manufacturing capacity at our current facility.  We expect our manufacturing output to increase in 2011 and beyond, and are thus seeking to acquire land for and to build a second facility, which is currently scheduled to be operational in the fourth quarter of 2011.

Currently, the Company plans to introduce two new products into the market in 2011.  The first, CA-13, is antibiotic free and designed to enhance the breeding of early-wean piglets by improving their immune system and reducing the days needed for the production of fully-grown pigs.  The second, a vitamin additive, enhances the effectiveness of the Company’s trace minerals by promoting greater growth, reducing animal stress and improving the immune system.  We expect both products to enhance our future growth.

Overview of the Chinese Feed Additive Market

Over the past decade, as a result of a series of market-based reforms, China’s economy has experienced unprecedented growth, with an average annual GDP growth rate of over 10%. As China has become more prosperous, the rapid growth in per capita income and consumer choices has led to a dramatic improvement in living standards and dietary patterns. Chinese consumers have significantly increased their consumption of high-protein food such as meat and other livestock and in the place of traditional staple grain-based foods. This growing demand for high-protein foods has had a material impact on the growth of the feed additive market.

Beginning in the mid-1970s, in response to China’s increasing and diversifying food consumption, its domestic feed industry began to experience rapid development and transitioned into the world’s second largest feed producer behind the United States. According to IBIS, in 2014, projected animal feed production in China is expected to grow to 160 million tons from 110 million tons in 2009, a compound annual growth rate of 7.7%.  Also, according to market research firm IBIS, in revenue terms, the Chinese feed market is expected to grow from annual sales of $40 billion in 2009 to $69 billion in 2014, a compound annual revenue growth rate of 11.4%.

In the past decade, feed producers have become more efficient, with new, high production mills replacing older, smaller mills. As part of their effort to improve the quality of agricultural output and the efficiency of animal production, commercial feed producers have increased their use of feed additives. According to the Chinese Ministry of Agriculture, the Chinese market for all feed additives in 2009 was $4.6 billion.

According to data published on the website of Chinafeed Industrial Information, China’s current annual consumption of feed additives as a percentage of total feed output measured in tonnage is only 2%, compared to 5% in developed countries. Of this 2%, more than 85% represents low-profit products like inorganic mineral materials, with the remaining 15% representing organic trace products, such as amino acids and vitamins, that have higher prices and profit margins. Over 70% of these higher-margin products are imported, creating a significant opportunity for domestic manufacturers, like the Company, to increase their market share. Additionally, while the United States and Western Europe have over 300 feed additive formulas approved for use, to date China has only approved approximately 200 feed additive formulas, of which most is imported. As a result of China’s approval of fewer feed additive formulas, there is an ample market opportunity for new Chinese-manufactured additives.

One of the primary components of the Company’s business is Feed Acidifiers and it has gained significant momentum in recent years as a substitute for growth promoters that rely on antibiotics as the primary ingredient. The desirability of Feed Acidifiers is a result of growing concerns about drug-resistant “superbugs” in humans and animals resulting from the indiscriminate use of antibiotics. The global feed industry has been under scrutiny for years for its use of antibiotics as growth promoters in the rearing process of livestock, prompting the European Union to ban the use of Antibiotic Growth Promoters (AGPs) in January 2006. The Chinese government is currently tightening the industry standard and may follow the EU’s lead to restrict or ban the use of AGPs. The Company’s Feed Acidifiers differ from other growth promoters because they contain alkaloids to stimulate acid production in an animal’s stomach, lowering the pH levels to improve overall animal health. Such Feed Acidifiers do not rely on antibiotics as a primary ingredient. Rather, the ingredients in the Company’s Feed Acidifiers comply with the more restrictive requirements of the EU and the increased regulation that the Company anticipates in the future from China’s regulatory authorities.

In response to quality control breakdowns from isolated Chinese manufacturers in 2007, in June, 2009, the Chinese Ministry of Agriculture announced Bulletin No. 1224 (the Safe Use of Feed Additive Specification), which tightened feed additive quality control standards by specifying “norms” of trace elements and other feed additives usage. The maximum normative amounts set by the Chinese government are required to be strictly followed and implemented. As a result of these regulations, the Company expects this new regulation to drive the market to shift from high dosage, low absorption rate inorganic products to low dosage, high absorption rate organic products.

 As one of the pioneers in the organic trace minerals additive segment, Guangzhou Tanke, as a member of the Chinese Feed Association, participated in setting the national standards on the usage of organic trace minerals additives.  As a result, we are well positioned to further expand our market position.

Competition in the Chinese Market

The Chinese feed additive market is highly fragmented, with approximately 2,500 feed additive companies nationwide and no participant having a greater than 1.2% market share.  While many of the Company’s domestic competitors are smaller businesses that operate in relatively specialized niche product areas, the industry is in the process of transforming itself from small, family-based operations into large, enterprise based businesses.

Foreign firms are also attempting to gain a foothold in the Chinese feed additive market, but generally charge higher prices than those of domestic manufacturers.

The Company’s largest Chinese competitors include:

•
Changsha Xingjia Bio Tech Co., Ltd., which is engaged in developing, marketing and producing safe, environmental friendly trace mineral feed additives. Changsha offers compound acidifier, amino acid chelated trace elements, copper chloride and other products. Changsha has sales office nationwide and subsidiaries in Thailand and Singapore.

•
Debon Bio Tech Co., Ltd., which was established in 2004 and is a Sino-German joint venture engaged in feed additive development and raw material trading. Debon has a long term partnership with its German partner and imports piglet nutrition and feed additives from overseas.

The Company also competes with the following large international manufacturers:

•
Zinpro Corporation, a manufacturer of trace minerals. Zinpro offers iron, copper, manganese, zinc and cobalt products used in the dairy, beef, poultry, swine, and equine industries. Headquartered in Eden Prairie, Minnesota, Zinpro has sales offices in the United States, Canada, Mexico, the Netherlands, China, Japan, Thailand, Brazil, Australia and New Zealand.

•
Alltech Inc., an animal health and nutrition company. Alltech manufactures nutritional products and solutions for the feed industry.  It provides natural feed ingredients and Sel-Plex organic selenium for use in animal species with selenium deficiencies for feed and food manufactures in North America, Latin America, the Asia-Pacific, Europe, the Middle East, and Africa. Alltech is headquartered in Nicholasville, Kentucky and has bioscience centers in the United States, Ireland, and Thailand.

Growth Strategy

The Company’s goal is to become the leading provider of feed additives in China. The Company’s primary growth strategy is as follows:

Strengthen our leading position in the organic trace mineral market and substantially increase our Chinese market share within the next three years.

In recent years, Chinese inorganic minerals have been linked to contamination by heavy metals and dioxins. As a result, farmers and feed producers are increasingly switching to organic trace minerals based on research that indicates that quality organic minerals are superior to inorganic minerals in bioavailability, health and performance.

As the largest organic trace minerals producer in China, accounting for approximately 6.6% of total production on an annual basis, the Company is ideally positioned to benefit from the substantial growth it anticipates in the organic trace mineral market. To meet the expected demand, we plan to build a second manufacturing facility that would double our organic trace mineral production capacity.

Expand sales of the Company’s products to more regions within China.

As of the end of 2009, we had sales representatives in six of the major agriculture centers in China, including China’s northeastern and southern regions. To expand our reach into China’s other regions, we intend to establish sales offices in the northern and central regions of China and hire 25 additional sales personnel in 2011.

Increase the Company’s production capacity

Our current production capacity is 400 metric tons per week and our current production capacity is 250 metric tons per week for organic trace minerals.  We estimate we are currently operating at a blended average across our product lines of approximately 44% of our manufacturing capacity at our current facility.  We expect our manufacturing output to increase in 2011 and beyond, and are thus seeking to acquire land for and to build a second facility, which is currently scheduled to be operational in the fourth quarter of 2011.  To acquire this second facility, and as part of the Company’s expansion strategy, the Company has entered into a letter of intent to purchase a land use right in Qingyuan, Guangdong to build our second manufacturing facility.  Upon the completion of the project, we plan to move our manufacturing of organic trace minerals from our existing manufacturing facility in Huadu to the new facility in Qingyuan.  This significant evolution of the Company’s manufacturing structure is expected to allow us to devote the Qingyuan facility to our core business of organic trace minerals while providing sufficient production capacity at the Huadu facility for the production of our other products.  The Company expects this new facility, when completed, to significantly increase our total production capacity on an annual basis.

Increase the Company’s investment in research and development.

To maintain a competitive advantage in the marketplace, we plan to devote greater resources to our in-house research and development team and to enhance and expand our collaborations with institutions and universities.  Our in-house research team typically requires one to two years to develop a new product and bring it to market. We intend to enhance our trial testing program by acquiring a farm operation to streamline our testing.

Additionally, we plan to strengthen our collaboration with institutions and universities as part of our effort to stay on the cutting edge of the feed additive business. The Company believes that as the Chinese market continues to grow and mature, companies will face increasing competitive pressure both in the area of technology and talented personnel. Our partnership with institutions and universities will not only provide the Company with skilled human resources, but also will assist us in staying on the cutting edge of the industry. Currently, the majority of the Company’s research partners are located in Guangzhou, and the Company intends to establish similar cooperative relationships with schools in other regions.

Strengthen international sales.

We plan to increase our attendance at industry exhibitions worldwide to market our products to a broader market of potential customers. In our experience, participating in these exhibitions is an effective way to introduce the Company’s products overseas and develop new customers.

Competitive Strengths

We believe that the following competitive strengths have contributed to our current market position and enables us to capitalize on the growth opportunities in the feed additive market in China:

We have a leading market position in the organic trace mineral market.

We are the largest provider and producer of organic trace minerals in China with production capacity of 250 metric tons per week. We entered into a letter of intent to acquire land use rights in Qingyuan, Guangdong province, to build a second manufacturing facility, a project we expect to take one year.  Upon the completion of this facility, we expect to double our production capacity of organic trace minerals.

We offer a diversified product portfolio.

Following the introduction of Guangzhou Tanke’s first flavor enhancer into the market in 1997, we have introduced a broad product portfolio to the market, including organic trace mineral, functional regulation additives and herbal medicine additives. Within each of these segments, we produce a diverse array of products.

We have strong research and development capabilities.

We have made significant investments in research and development. We focus our research and development efforts on creating new products with large potential markets and on improving existing technologies, both with a view towards increasing market share and growing the business.

We have built a reputation for exceptional quality.

Our customers depend on our products’ reputation for exceptional quality and uniformity. We have an ISO 9001/2000 International Quality Management System Certificate for our operations management system and GMP for our manufacturer compliance for animal drugs, certifying our commitment to the integrity of our products.

Our management team has extensive knowledge of, and experience in, the feed additive industry.

Our management team, led by Guixiong Qiu, Guangzhou Tanke’s founder and the Company’s Chief Executive Officer, match their academic backgrounds in agriculture and chemistry with extensive knowledge of the feed additive industry in China and a proven track record of developing and marketing quality feed additive products.

Products and Services

We currently market 21 different brands of feed additives at various price points to meet the demands of existing and prospective customers.  Within each brand there are seven different mixes that correspond to the different growth stages of an animal’s life cycle. Our business focuses on four key business areas: organic trace minerals additives, functional regulation additives, herbal medicine additives and other. The following chart shows each segment’s contributions to fiscal 2009 net sales and gross profit.

Organic Trace Mineral Additives

We are China’s largest domestic provider of organic trace mineral additives, specializing in the development and production of chelated organic trace minerals additives.  Our current trace mineral manufacturing facility is the largest chelating facility in China and has the capacity to produce approximately 250 metric tons of organic trace mineral per week.

Our total revenue for organic trace minerals in 2009 was approximately $8.5 million.  Such revenue accounted for approximately 70% of our 2009 revenues and net sales and carried a gross profit margin of approximately 52%.

Minerals play an important role in the growth and development of fish, livestock, pigs and cattle and are routinely used by breeders to supplement their animals’ diets. Animals require two classes of minerals: major minerals, which include sodium, potassium, chloride, calcium, magnesium, phosphorus, and sulfur, and trace minerals, which include copper, iron, manganese, molybdenum, zinc, chromium, fluorine, selenium and silicon.  Major and trace minerals are differentiated primarily by the amount of a particular mineral that an animal requires. Animals require a minimum of 100 milligrams per day of the major minerals to carry out normal bodily functions and less than 100 milligrams per day of trace minerals.

While major minerals are typically present in most feed products provided to animals, Chinese farmers and ranchers are placing an increasing emphasis on the consumption of trace minerals, which help the animal’s body perform its daily routines more efficiently.

Trace minerals are widely available as feed additives in two main forms: organic and inorganic. Although both forms are commonly used, important differences exist in their bioavailability and environmental impact.  Organic trace minerals increase bioavailability, reducing feed costs and minimizing nutrient buildup in the soil. Environmentally, new restrictions are likely to be imposed on producers to reduce nutrient excretion, making the Company’s organic feed additives more appealing to breeders. The Company’s products are more appealing because they achieve similar production results to inorganic feed additives while requiring smaller amounts of trace materials.

Our organic trace minerals are marketed primarily in, but also outside of, China to large scale feed producers and farmers under the brand name “Qili”.  Our principle organic trace minerals products are:

•	Iron glycine chelate (G/Fe-140);
•	Iron glycine chelate (G/Fe-185);
•	Zinc glycine chelate (G/Zn-220);
•	Manganese glycine chelate (G/Mn-220);
•	Copper glycine chelate (G/Cu-210);
•	Chromium glycine chelate (G/Cr-001);
•	Iron methionine chelate (M/Fe-155);
•	Zinc methionline chelate (M/Zn-190);
•	Manganese methionine chelate (M/Mn-155);
•	Copper methionine chelate (M/Cr-001);
•	Zinc lysine chelate (L/Zn-105);
•	Zinc lysine chelate (L/Zn-145); and
•	Copper lysine chelates (L/Cu-100).

Qili products provide the essential minerals (zinc, copper, manganese and chromium) and lysine, which is an amino acid essential to a nutritious livestock feed program. Such products provide nutritional balance for the animals in order for them to have a healthier life.  Qili products also help animals absorb these essential minerals and lysine in order to slow the process by which nutrients pass through the animal.

We also produce and market multiple trace mineral premix products for livestock and poultry under the trademark “Qilimix,” which has been particularly successful in foreign markets.  These products contain highly bio-available minerals and result in the lowest excretion of minerals into the environment, especially for high content copper and zinc. Qilimix products are used to improve the reproductive performance of sows and breeder poultry, the growth and reproductive performance of pigs and the quality and color of animal carcasses.

Functional Regulation Additives

We are the one of the leading developers and providers of functional regulation additives in China. According to the Chinese Ministry of Agriculture, the Chinese market for functional feed additives in 2009, including feed acidifiers and flavor enhancers, was $328 million. Our total revenues and net sales of functional feed additives in 2009 was $2.4 million, accounting for approximately 1% of China’s total production.

Sales from functional regulation additives represent approximately 20% of our 2009 revenues and net sales and carry a gross profit margin of approximately 35%.

Functional feed additives are widely used to enhance the properties of other products, improve feed efficiency and stimulate the rapid maturation of the immune system. We currently produce two types of functional regulation additives: feed acidifiers and flavor enhancers.

Feed Acidifiers

Feed acidifiers are used to prevent microbial degradation of raw materials or finished feeds and to maintain the quality of feed. We produce and market feed acidifiers under the trademark “Qilicid”. Qilicid products consist of alkaloids that stimulate acid production and lower pH levels, inhibiting the development of pathogenic bacteria in the stomach and stimulating endogenous pepsin activities in the stomach and enzyme production in the intestine.

Qilicid products slow the passage of the feed through the animal’s intestine, allowing ample time for digestion, increasing feed intake and nutritional efficiency, reducing undesired gut microorganisms, supporting endogenous digestive enzymes and improving animal growth performance.

Flavor Enhancers

Flavor enhancers are widely used throughout the world as an important agent in the production of blended and high-grade feed to ensure animals obtain the required nutrients and to improve feed efficiency. There are two types of flavor agents: aroma agents, which impart a pleasant scent to feed and come from the roots, stems, leaves, and fruits of natural plants and from artificial compounds, and taste agents, which include sweeteners, which improve the feed’s taste and promotes continuous eating and come from flavor agents, salty agents and other flavoring materials.

All flavor enhancers are used to improve feed palatability, enhance animal appetite and stimulate saliva, gastric and pancreatic juices and other digestive juice secretion and gastrointestinal motility and ultimately feed consumption and yield from production animals.

As animals grow, their nutritional needs change, requiring corresponding changes to feed. Such feed changes often result in reduced intake by animals accustomed to the flavor of prior feeds. Flavor agents can be mixed with different feeds to result in the same or similar flavor as previous feeds, which helps animals maintain their food intake and successfully switch to a new formula. Additionally, during periods of weaning and transportation, animals and fish normally reduce feed intake. Adding a flavor agent to blended feeds can help alleviate stress and unease, increasing feed consumption and ensuring that an animal obtains the nutrients it requires.

We produce and sell the following (non-sugar) natural sweeteners, feed flavor enhancers, and attractants for use with feed for pigs, piglets, fish and other aquatic animals under the trademark “Tankeball™” Functional Flavoring Series:

•	Tanksweet ST (a mixed sweetener designed to improve the palatability and acceptability of all pig feed);

•	Tankarom ST (a feed flavor enhancer and functional physiological regulator that assists animals in overcoming the negative effects of weaning, stress, disease, medications or mal-flavored feedstuffs);

•	Tankmix SA (a co-mixed product with sweetener and flavoring that makes feed more attractive);

•	Tankebaal sweet (a mixed sweetener to improve the palatability and acceptability of all pig feed);

•	Tankarom (a functional physiological regulator);

•	Fishy Spicy (an aroma agent added to fishmeal to enhance fishy taste, cover-up mal-flavors in feeds and improve the palatability of feed products);

•	Aquatic Lives’ Attractants (consisting of concentrated extracts from natural seafood and high efficient attractants rich in amino acids that improve the feed intake of fish); and

•	Kimyso™ (a micro-granulated solid dispersion Kitasamycin premix).

Herbal Medicine Additives

We have placed an emphasis on developing and promoting herbal medicine additives blended with feed products in China.  Chinese herbal feed additives utilize traditional Chinese medicine theory to improve an animal’s digestion and appetite and to regulate the yin and yang balance of an animal’s health.

Herbal medicines come from plants, plant extracts, fungal and bee products, minerals, shells and certain animal parts. Compared to synthetic antibiotics or inorganic chemicals, these naturally-derived products are less toxic, residue free and thought to be ideal feed additives for animal consumption. Herbal Medicine Additives represent approximately 2.2% of our 2009 revenues and net sales and carry a gross profit margin of approximately 23.7%.

We produce and sell the following trademarked products in the Herbal Medicine Additives sector, all of which are derived from Chinese natural plants, herbs and minerals:

•	Extra-Health™ (improves animal immune system and functions);

•	Qilimix™(a natural feed additive for livestock and poultry designed to improve the reproductive and growth performance of farm animals); and

•	Recoccider™(a highly efficient anticoccidial premix containing Ethopabate and Diclazuril designed to inhibit DHSS and DHRS).

Our total revenue for Herbal Medicine Additives in 2009 was approximately $341,000.  Such revenue accounted for approximately 3% of our total 2009 revenue, and carried a gross profit margin of approximately 31%.

In January of 2010, we successfully developed and introduced a new antioxidant with the active element extracted from an Asian tree vine, which can be used to maintain the quality of feed products. In the first nine months of 2010, we produced and delivered more than 20 tons of this new antioxidant product from sales to more than 30 customers, generating revenues and net sales of RMB 4 million or approximately $588,235.30.

Other Revenues

We also engage in various businesses including the domestic distribution of raw materials and providing technical support and know-how to our customers.  As one of the leading producers and distributors of feed additives in China, the Company is a well-respected brand and able to engage in certain distribution activities to other Chinese companies.  In connection with this, the Company purchases raw materials from certain manufacturers and sells such materials domestically to other feed additive manufacturers. As a result of our well known brand and our great reputation, we are able to purchase raw material at a relatively lower price.  Subsequently, we sell those raw materials to other customers at a premium.

Our total revenue for Other Revenue in 2009 was approximately $894,000.  Such revenue accounted for approximately 7% of our total 2009 revenue, and carried a gross profit margin of approximately 7%. Revenue from raw material trading accounted for about 50% of Other Revenues.

In 2011, we intend to import dried distillers’ grains with soluble (DDGS) from North America. DDGS, a bi-product of ethanol production, is a high nutrient feed valued by the livestock industry. When ethanol factories manufacture ethanol, they use only starch from corn and grain sorghum. The remaining nutrients – protein, fiber and oil representing a third of the grain– are used to create DDGS. Because of the increased demand for ethanol, the production of DDGS is expected to double within the next several years, further increasing the quantity of DDGS available for use in livestock feeds.

As feed costs in China for breeders and broilers have reached record highs, there has been a gradual shift among breeders towards the use of alternative feedstuffs such as DDGS. Recognizing this trend, we plan to supply DDGS to mid- and large-size farmers and feed producers throughout China. We believe that importing DDGS and other similar products is a natural extension of our business of selling feed additives to producers. We anticipate significantly growing our raw materials importing business as Chinese demand grows and importation becomes simpler. We expect our raw materials importing business to eventually become a meaningful revenue contributor.

Marketing

The majority of our marketing in China is conducted through sales visits to feed producers, farmers and other potential customers.  During these sales meetings, the Company’s sales team distributes marketing materials and shares its extensive knowledge on husbandry and cultivation of farm animals.

As part of our marketing effort, every two years, we co-sponsor the Chinese Academy’s international seminar on Animal Health Products and Feed Additives, inviting speakers and participants who are academic professionals, industry experts or key managers in the agriculture business. The seminar is designed to introduce recent developments and trends in the feed additive business and to provide a platform for increasing awareness of our products. Since beginning the seminar in 2002, it has become one of the important events in the industry and typically attracts more than five hundred professionals.

Outside of China, we market our products mainly through participation in industry exhibitions.

Sales and Distribution

Our target customers are mid-to-large sized feed product factories and large scale producers. These customers have substantial bargaining power and require the feed additive products that they use to meet the highest standards of quality, productivity and efficiency, which we believe gives us a competitive advantage over our smaller competitors.  In total, we employ 43 sales or sales-related employees, including 21 in regional sales, 5 in distribution, 4 in the aquatic group, 4 in international sales, 3 in marketing and 6 in technical support.

As of December 31, 2009, we had one customer, Jin Yin Ka (Guangzhou) Biao-Tech Co., Ltd., that accounted for more than ten percent of its consolidated revenues, with such customer accounting for 15.28% of revenue.

We sell our products throughout China with a combination of our internal sales teams and a network of agents in 28 regions, including Guangdong, Sichuan, Shandong and Liaoning provinces, which have significant animal breeding industries.  Presently, about 80% of our sales are generated through our internal sales force, with the remaining 20% via our agents. The Company currently has sales offices in the cities of Shengyang, Chengdu, Xiameng, Xi’an, Nanning and Zhengjiang.

The maps below serve as a snapshot to demonstrate the diversified market regions of our products within China.

For the 2009 fiscal year, sales to our top 10 customers accounted for approximately 18.11% of our revenue with the top two largest customers (Guangdong Huanong Wens Animal Husbandry Co. and Wens Food Group) accounting for approximately 11% of our revenue.

The map below depicts the diversified international market regions where we presently sell our products or intend to expand our distribution in the future.  While the vast majority of our sales are domestic, international sales, mainly in Southeast Asia, Latin America and other developing countries, currently account for approximately 5% of sales.

The following chart depicts the current distribution of our products outside of China.

Customer Service

Our service and support infrastructure quickly and efficiently provides clients with customized products, technical support and advice. We assign our technicians to prospective customers to conduct a thorough analysis of the customer’s needs, followed by a detailed customized product manual. While the manuals vary according to the specific product, they typically include a product introduction that includes nutrition facts, a user guide, expiration dates and storage and packaging information, among other things.  For the large-scale farmer or feed producer, our team also provides training courses to help our customers understand our products and how to use them most effectively.

Upon the delivery of our products to new customers, we provide after-sales support, which not only serves to resolve any technical issues, but also helps identify other opportunities for increasing business with current customers. We utilize a multi-tiered product strategy pursuant to which we tailors our products to the needs and preferences of the feed market.

Raw Materials and Suppliers

The raw materials for our products include agricultural commodities and fine powders like amino acid, organic trace minerals and organic acid. Although most of our principal raw materials are widely available in China, the price for certain raw materials can fluctuate. We have adopted measures to reduce our risks in both raw material supply costs and availability, including establishing long-term relationships with suppliers and diversifying supply sources.

To assure the consistency of our raw material supplies, we source most of our materials from mid-to large size companies.  Before making any purchase with a new vendor, we evaluate the vendor’s products and attempt to select the most reliable and reputable vendor.  We regularly conduct similar evaluations throughout our purchasing process to ensure that we are purchasing high quality raw materials at competitive prices. Because we source our raw materials from several vendors, we are not dependent on any particular vendor or merchant as a sole provider for our raw materials.

Our top ten suppliers constitute 66.7% of our total raw material suppliers in 2009 and 51.37% in 2008. The following table identifies our top suppliers of our products regarding the amount obtained from each supplier equal or more than 10% of the total suppliers during the years ended December 31, 2009 and 2008:

	2009		2008
Suppliers	Amount	% of	Amount	% of
	(ton)	Total	($ ,000)	Total
Shandong Baoyuan	550	10.00%	398	10.41%
Feicheng A Shi De	605	11.00%	450	11.77%
Shandong Kai Sheng	825	15.00%	85	2.22%

Research and Development

We are strongly committed to the development of new products and processes and the enhancement of our existing products and technology. We conduct research and development and acquire new technologies through our in-house research team in collaboration with various universities and research institutions and through technology acquisitions from third parties.

Our in-house development team consists of five PhD’s and over 30 researchers responsible for developing new products and responding to customer needs.  The in-house team has contributed to the establishment of five national standards for feed additives, has applications pending for five Chinese patents covering synthetic methods for manufacturing additives and holds two Chinese patents covering new products, methodologies and machines used to mix and dry feed additives. We believe that our participation in the development of national standards provides us with an insight into Chinese regulators’ focus and a competitive advantage versus our competitors.

Our most recent in-house development is CA-13 (Weanling King), a new type of transitional feed for early-wean piglets. CA-13 is an antibiotic-free product that improves a piglet’s immune system while reducing the days needed for the production of finished pigs. The initial debut of CA-13 is scheduled in the beginning of 2011, with production expected to be fully operational in the second half of 2011.

To further expand our development platform, we have entered into development agreements with several universities and research institutions, including the Institute of Subtropical Agro-ecology of the Chinese Academy of Sciences, Guangdong University of Technology, Zhongkai Institute of Agriculture Engineering, Northeast Agriculture University, Southeast Agriculture University, and Guelph University in Canada. These cooperative ventures are conducted under agreements that grant us the exclusive right to commercially exploit these new processes and procedures in exchange for licensing fees to the research partner.  Our recent developments with universities and research institutions include:

•
A new antioxidant product introduced in 2010 that is used to maintain the quality of feed products, prevent various diseases and promote growth that was developed with the assistance of the Guangdong University of Technology.

•
An organic plant pigment designed to improve the skin color of farm animals and fish that was developed in cooperation with Zhongkai Institute of Agriculture Engineering. The Company has finished the laboratory stage of development of this product and is currently field testing the product.

•	An organic selenium feed additive developed with the Chinese Academy that is currently in the initial laboratory stage of development.

Manufacturing

We operate from a modern 34,000 square-meter manufacturing facility in the Huadu Economic District, in Guangdong province.  As of December 31, 2009, we had an aggregate production capacity of approximately 400 metric tons per week of feed additive, of which 250 metric tons are organic trace minerals.  We estimate that we are currently operating at a blended average across our product lines of approximately 44% of our manufacturing capacity at our current facility.  We expect our manufacturing output to increase in 2011 and beyond, and are thus seeking to acquire land for and to build a second facility, which is currently scheduled to be operational in the fourth quarter of 2011.

In 2003, Guangzhou Tanke entered into a Land Use Agreement valid from May 20, 2006 until May 20, 2021 with the government of Huaqiao Town, Huadu District, Guangzhou under which the Government of Huaqiao town granted Guangzhou Tanke a land use right covering the land where Guangzhou Tanke’s manufacturing facility currently stands.  This agreement will be superseded by a Land Use Right Certificate and will be automatically terminated once the Company obtains such certificate.  We are currently negotiating with the local government to obtain such certificate, which would permit us to operate our business as it is currently conducted.  If the Company is not able to obtain a Land Use Right Certificate, the PRC government may declare the Land Lease Agreement invalid, evict the Company’s personnel from the premises and remove the Company’s manufacturing facilities.

Intellectual Property

As a result of our extensive research and development, we own valuable patents, trademarks and licenses and regard our intellectual property as a major component of our competitive strategy. Our granted patents include:

•	A Chinese utility model patent (ZL200620154038.5) the Company owns for a mixed drier of feed additives. The patent was issued in November 2007 for a term of 10 years.

•
A Chinese patent (ZL200710030121.0) the Company jointly owns with the Guangdong University of Technology for the methodology of preparation of copper and zinc glycine complexes by ball milling and solid-static doping. The patent was issued in July 2010 for a term of 20 years.

We have five pending Chinese patent applications that were developed in collaboration with certain Chinese research institutions or universities.

On June 17, 2008, Tanke Bio-Tech entered into an exclusive Licensing Agreement with the Institute of Subtropical Agro-ecology of the Chinese Academy of Sciences (the “Institute”), whereby the Institute granted Tanke Bio-Tech an exclusively license for the use of (a) Chinese Patent ZL200410013212.X which governs the methodology to extract metal sulfur protein from pork liver and (b) Chinese Patent ZL200510120505.2 which is a formula and methodology to enhance the immune system of piglets.  Tanke Bio-Tech agreed to pay the Institute an aggregate amount of RMB 6.6 million for the exclusive use of the two patents. The term of the exclusive license for the patents is from January 1, 2008 to December 30, 2012 unless earlier terminated by Tanke Bio-Tech pursuant to the terms of the agreement.

We have also registered seven trademarks with the Trademark Office of the State Administration for Industry and Commerce of China, including “Tanke”, “Qilimix,” “Qili” and “CTanke”.

Seasonality

Although our business is not significantly affected by seasonality, demand for our products tends to be lower from January to April because large amount of animals raised by husbandry farms are sold during the Chinese New Year in February. The demand for our products tends to be higher from May to December, because many feed manufactures will complete stocking by December before the Chinese New Year.

Quality Control

Following quality control breakdowns from isolated Chinese manufacturers in the past several years and the resultant negative publicity, we have placed a strong emphasis on maintaining the quality and integrity of our products.  To that end, the Company’s internal quality controls are implemented in accordance with the requirements of ISO 9001/2000.  The Company has also received the ISO 9001/2000 International Quality Management System and HACCP management system certificates and the GMP certification for an animal drug production lines.

Our quality control center reviews the quality of the factors involved in production of our products, including the examination of raw material, product testing and sampling.  Our laboratory maintains samples of each of our delivered products in the event of customer issues or a regulatory review.

Government Regulation

Our domestic business activities are regulated by various governmental agencies in China and Guangdong province and our foreign sales are subject to similar requirements in the countries in which the Company does business. These laws govern current operations and product safety and may require remediation of environmental incidents.

The animal feed additive market in China is managed under a legal system that includes registration, permits, supervision and inspection. The Company believes that it has satisfied all material regulatory requirements and is in material compliance with environmental and agricultural laws and regulations.

Employees

As of September 30, 2010, we employed 151 full-time personnel. We believe that we maintain a satisfactory and safe working environment that it has a history of low turnover. We believe that we complies in all material respects with applicable Chinese labor laws.

Recent Events

VIE Agreements and Call Option Agreement

On January 3, 2011, Kanghui Agricultural, a wholly-owned subsidiary of China Flying, entered into the VIE Agreements with Guangzhou Tanke and the Tanke Shareholders.  Pursuant to the VIE Agreements, Kanghui Agricultural effectively assumed management of the business activities of Guangzhou Tanke and has the right to appoint all executives and senior management and the members of the board of directors of Guangzhou Tanke.  The VIE Agreements are comprised of a series of agreements, including a Consulting Services Agreement, Operating Agreement, Voting Rights Proxy Agreement, Equity Pledge Agreement and Option Agreement, through which Kanghui Agricultural has the right to advise, consult, manage and operate Guangzhou Tanke for an annual fee in the amount of Guangzhou Tanke’s yearly net profits after tax.  The Tanke Shareholders have pledged their rights, titles and equity interest in Tanke as security for Kanghui Agricultural to collect consulting and services fees provided to Guangzhou Tanke through an Equity Pledge Agreement.  In order to further reinforce Kanghui Agricultural’s rights to control and operate Guangzhou Tanke, the Tanke Shareholders have granted Kanghui Agricultural an exclusive right and option to acquire all of their equity interests in Tanke through an Option Agreement.

In addition, on January 3, 2011, the Tanke Shareholders each entered into the Call Option Agreement with Golden Genesis and Ms. Wong.  Under the terms of the Call Option Agreement, which became effective upon the closing of the Share Exchange, Golden Genesis shall transfer up to 100% of the shares of common stock that it received in the Share Exchange within the next 3 years to the Tanke Shareholders for consideration of $0.01 per share, resulting in the Tanke Shareholders owning a majority of the outstanding shares of our common stock.  The Call Option Agreement provides that Golden Genesis shall not dispose of the respective portion of the shares of common stock without the Tanke Shareholders’ prior written consent.

Share Exchange

On February 9, 2011, the Company closed the Share Exchange and acquired all of the outstanding equity securities of China Flying from Golden Genesis, which was the sole shareholder of China Flying immediately prior to the closing of the Share Exchange.  In exchange, the Company issued to Golden Genesis 10,758,000 newly issued shares of our common stock.  In addition, pursuant to the terms of the Share Exchange Agreement, the Company effected a 1 for 8.512 reverse stock split to modify the Company’s capital structure to accommodate the transactions contemplated by the Share Exchange and the Private Placement and to put in place an appropriate capital structure for the Company following the closing of the Share Exchange and the Private Placement.  Such securities were not registered under the Securities Act.  These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of securities by us did not involve a public offering.

As a result of the VIE Agreements, since the closing of the Share Exchange, we have operated and controlled Guangzhou Tanke through Kanghui Agricultural and China Flying.  We acquired Guangzhou Tanke through the VIE Agreements, rather than an acquisition of Guangzhou Tanke’s assets or equity, because: (i) the tax and other consequences of a share exchange with a foreign entity that result in the acquisition of a Chinese company are uncertain due to PRC laws that were effective on September 8, 2006 and (ii) if Guangzhou Tanke is not acquired via a share exchange transactions, PRC authorities may require it to be acquired for cash, however the Company was not able to raise a sufficient amount of cash to purchase Guangzhou Tanke.

Private Placement

On February 9,  2011, in connection with the closing of the Share Exchange, we closed the Private Placement of 6,669,627 Units, at a purchase price of $1.15 per Unit, pursuant to the Securities Purchase Agreement.  Each Unit consisted of a $1.15 principal amount 8% Senior Convertible Note and a Common Stock Purchase Warrant to purchase one share of the Company’s common stock, with an exercise price of $1.40 per share.  We sold 6,669,627 Units in the Private Placement, for gross proceeds of $7,670,071.50.  In addition, in connection with the Private Placement, the Company also issued to certain affiliates of Euro Pacific, the lead placement agent in the Private Placement, three-year warrants Agent Warrants to purchase an aggregate of 666,963 shares of our common stock at an exercise price of $1.15 per share.  The issuances of the Notes, the Warrants and the Agent Warrants were exempt from registration under Section 4(2) of the Securities Act, and the Private Placement met the requirements to qualify for exemption under Regulation D promulgated under the Securities Act.

The first $1,474,006 of proceeds from the Private Placement were used primarily to pay expenses of the Share Exchange and the Private Placement, including $400,000 reserved for financial marketing of the Company for the U.S. capital markets.  Proceeds above these amounts will be used primarily to develop new products, acquire patents, add manufacturing capacity, advertising, promotion, increasing and training sales personnel and for general working capital needs of the Company.  The net proceeds from the Private Placement shall be not be used for the satisfaction of any portion of the Company’s bank debt or debt due to related parties (other than payment of accounts payable in the ordinary course of the Company’s business and consistent with prior practices), or to redeem any common stock or common stock equivalents of the Company.

Notes.  we offered and sold $7,670,071.50 worth of Notes convertible into up to 6,669,627 shares of our common stock, in conjunction with a purchase of the Units.  The Notes are payable 24 months from February 9, 2011 with an interest rate of 8% per annum payable semiannually in arrears.  At the option of the holder, the Notes may be converted into common stock at a price of $1.15  per share, which is subject to customary weighted average and stock based anti-dilution protection.  The issuance of the Notes was not registered under the Securities Act as such issuance was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

Warrants.  We offered and sold Warrants to purchase up to 6,669,627 shares of common stock in conjunction with a purchase of the Units.  Each Warrant entitles the holder to purchase one share of our common stock.  The Warrants will be exercisable in whole or in part, at an initial exercise price per share of $1.40, which is subject to customary weighted average and stock based anti-dilution protection.  The Warrants may be exercised at any time upon the election of the holder, beginning on the date of issuance and ending of the third anniversary of the closing of the Private Placement.  The issuance of the Warrants was not registered under the Securities Act as such issuance was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

Agent Warrants.  We issued to certain affiliates of Euro Pacific, our lead placement agent in the Private Placement, three-year Agent Warrants to purchase an aggregate of 666,963 shares of common stock at an exercise price of $1.15 per share.  The Agent Warrants also contain a cashless exercise option.  The  issuance of the Agent Warrants was not registered under the Securities Act.  The issuance of the Agent Warrants was exempt from registration under Section 4(2) of the Securities Act.

Registration Rights Agreement.  Under the terms of the Registration Rights Agreement, we agreed to file a Registration Statement on Form S-1 with the SEC within 60 days of the closing of the Private Placement registering the number of shares of common stock underlying the Units sold in the Private Placement, and to use our best efforts to have the registration statement declared effective within 160 days after the initial filing with the SEC.

Interest Escrow Agreement.  Pursuant to the Interest Escrow Agreement, the Company deposited into escrow an amount of proceeds of the Private Placement equal to one semi-annual interest payment on the Notes to secure prompt interest payments under the Notes.  Until such time as 75% of the Notes are converted into shares of common stock, if such escrow is depleted in order to make interest payments, the Company has agreed to promptly replenish such escrow amount.

Securities Escrow Agreement.  Pursuant to the Securities Escrow Agreement, Golden Genesis placed in escrow 2,000,000 shares of common stock (the “Escrow Shares”), to be disbursed to either the Investors on a pro rata basis or to Golden Genesis based on the financial performance of Guangzhou Tanke, our principal operating business.  If our “Adjusted Income” (as defined below) for the year ending December 31, 2011 is (i) at least $4,652,410, then Golden Genesis shall receive an aggregate of one million (1,000,000) Escrow Shares or (ii) less than $4,652,410, then the Investors shall receive an aggregate of one million (1,000,000) Escrow Shares.  If our Adjusted Income for the year ending December 31, 2012 is (i) at least $7,571,111, then Golden Genesis shall receive an aggregate of one million (1,000,000) Escrow Shares or (ii) less than $7,571,111, then the Investors shall receive an aggregate of one million (1,000,000) Escrow Shares.  For the purposes of the Securities Escrow Agreement, “Adjusted Income” means the sum of: (A) the Company’s net income; plus (B) any expense incurred in connection with the transactions contemplated by the Securities Purchase Agreement in connection with the Private Placement, including, without limitation, expenses related to the filing of a registration statement; plus (C) any depreciation and amortization expenses related to the expenses described in (B) above for the fiscal year ending December 31, 2011 or December 31, 2012 (as applicable), in each case as determined in accordance with GAAP, as reported in the Company’s Annual Report on Form 10-K as filed with the SEC.

Organization and Consolidated Subsidiaries

The Company’s organizational structure, which is illustrated under “Prospectus Summary – Our Organizational Structure”, was carefully developed to abide by Chinese laws and to maintain Guangzhou Tanke’s tax benefits as well as internal organizational efficiencies.

DESCRIPTION OF PROPERTY

The Company’s corporate office is located at East Tower of Hui Hao Building, No. 519 Machang Road, Pearl River New City, Guangzhou, China.  The Company’s manufacturing facility is in a modern 34,000 square-meter facility in the Huadu Economic District, in Guangdong province.

Guangzhou Tanke entered into a Land Lease Agreement valid from May 20, 2006 to May 20, 2021 with the government of Huaqiao Town, Huadu District, Guangzhou, under which the Government of Huaqiao Town granted Guangzhou Tanke a land use right covering the land where our manufacturing facility currently stands.  This lease will be superseded by a Land Use Right Certificate and will be automatically terminated once Tanke obtains such certificate. Due to changes in the relevant PRC regulations, we have not been granted such certificate for this land.  Therefore, pursuant to applicable PRC law, we are not permitted to operate our manufacturing facility without such certificate and as a result, there is a risk that the PRC government may declare our Land Lease Agreement invalid.

We are currently negotiating with the local government to obtain a Land Use Right Certificate, which would permit us to operate our business as it is currently conducted.  Without the Land Use Right Certificate, we are unable to apply for a Property Ownership Certificate for our manufacturing facilities.  Until we obtain the Land Use Right Certificate, the PRC government may evict our personnel from the premises and remove our manufacturing facilities that we built on the premises.  Such action would have a very significant and negative impact on our operations and business.

LEGAL PROCEEDINGS

We have no material proceedings pending nor are we aware of any pending investigation or threatened litigation by any third party.

MANAGEMENT

The following table sets forth the name, age, and position of our directors and officers as of the date of this prospectus.  Executive officers are elected annually by our board of directors.  Each executive officer holds his office until he resigns, is removed by the board, or his successor is elected and qualified.  Directors are elected annually by our stockholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.  Each person listed below was appointed to his respective office on February 9, 2010.  Mr. Qiu will be appointed as a the sole director or the Company on or about February 13, 2011, effective as of the tenth (10th) day following the later of the date of the filing of the Information Statement pursuant to Section 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 promulgated thereunder.

Name	Age	Position
Guixiong Qiu	45	Founder, CEO and Chairman of the Board of Directors
Xugang Shu	34	Vice President of Research and Development
Bo Jun	32	Marketing Director

Guixiong Qiu.  Mr. Qiu has more than 13 years experience in the feed additives industry. Mr. Qiu earned an associate degree from South China Agricultural University with a major in Animal Inspection in 1997 and completed an Advanced Program in Agriculture Industrial and Business Management from Tsinghua University in 2005. After his graduation from college, Mr. Qiu worked for Zhengda Kangdi, a large feed producer, for three years. In 1991, he formed a logistic company trading animal drugs. In 1993, Mr. Qiu assisted an associate in managing a flavor enhancer feed additive company until founding Guangzhou Tanke.

Mr. Qiu served as a Vice President of the China Feed Industry Association and is a trustee of the Guangdong Province & Guangzhou City Feed Industry Association, Vice President of China Animal Health Association and trustee of China Green Industries Union Association. Mr. Qiu is also the President and a Director of Guangzhou Hai Hong Chuang Ltd.

Having worked for over 13 years in the feed additive industry, Mr. Qiu brings specialized knowledge of Guangzhou Tanke’s business to our board of directors.

Xugang Shu.  Dr. Shu joined Guangzhou Tanke in 2002 after receiving his Masters Degree in Chemistry from Guangdong University of Technology. From December 2002 until December 2004, he was in charge of Guangzhou Tanke’s product quality meeting ISO 9001 and 2000 standards and compliance with GMP.  In 2005, Dr. Shu became Guangzhou Tanke’s Vice President for Research & Development and organized the technology research center that has been responsible for 5 patent applications. He has received numerous awards and received a PhD in Chemistry from Guangdong University of Technology.

Bo Jun.  Prior to joining Guangzhou Tanke in 2003, Mr. Jun was a sales manager responsible for the sale of feed products at Hunan Haihong Group. From 2002 to 2003, Mr. Jun was a business development officer of technology for Shunde Zhongtian Feed Industrial Co. He has a BA in veterinary from Chongqing Southwest University.

EXECUTIVE COMPENSATION

The following table sets forth all cash compensation paid by the Company for the fiscal years of 2009 and 2010.  The table below sets forth the positions and compensation for each officer and director of the Company.  All the officers were paid in RMB and the amounts reported in this table have been converted from Renminbi to U.S. dollars based on the December 30, 2010 conversion rate of RMB 6.6000 to $1.00, as certified for customs purposes by the Federal Reserve Bank of New York.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Guixiong Qiu, Founder, CEO and Chairman of the Board of Directors (1)	2010	31,384.61	38,461.53						69,846.14
	2009	28,787.88					1,188.96		29,976.84
Geoff Williams, President, CEO and Director (2)	2010
	2009
Xugang Shu, Vice President of Research and Development (1)	2010	20,307.69	15,384.61						35,692.30
	2009	10,060.44	3,634.55				1,188.96		14,927.51
Bo Jun, Marketing Director (1)	2010	30,769.23							30,769.23
	2009	22,071.67					1,188.96		23,260,63

(1)           The compensation data for Guiziong Qiu, Xugang Shu and Bo Jun prior to the Share Exchange reflects compensation paid by Guangzhou Tanke.

(2)           Prior to the Share Exchange, Geoff Williams served as a principal executive officer and director of Greyhound.  Since its inception, Greyhound had not paid its officers any salary or consulting fees.

Employment Agreements

Since our inception and prior to the closing of the Share Exchange, we did not pay any salary or consulting fees to our officers.  We have signed standard employment agreements in compliance with PRC labor laws and regulations with our current directors and senior executives.

Option/SAR Grants in Last Fiscal Year

We did not grant any stock options to our executive officers or directors from inception through the date of this prospectus.

Director Compensation

We do not pay our directors any fees or other compensation for acting as directors. We have not paid any fees or other compensation to any of our directors for acting as directors to date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans to Affiliates

On December 24, 2010, in satisfaction of the amounts due from related parties, Mr. Guixiong Qiu, Mr. Bi Gao, and Ms. Xiuzhen Liang executed a Promissory Note with Guangzhou Tanke Industry Co., Ltd. in amount of $3,443,198.67. The loan is unsecured, bears interest at a rate of 4% per annum and will mature on June 30, 2012, at which point the outstanding amount, plus accrued but unpaid interest, is due.

Reorganization-Related Transactions

On February 9, 2011, in connection with the Private Placement, the Company entered into the Securities Escrow Agreement with Euro Pacific, as agent, Golden Genesis and the Escrow Agent, as escrow agent.  Pursuant to the Securities Escrow Agreement, Golden Genesis placed in escrow 2,000,000 Escrow Shares, to be disbursed to either the Investors on a pro rata basis or to Golden Genesis based on the financial performance of Guangzhou Tanke, the Company’s principal operating business through the VIE Agreements.  If the Company’s “Adjusted Income” (as defined below) for the year ending December 31, 2011 is (i) at least $4,652,410, then Golden Genesis shall receive an aggregate of one million (1,000,000) Escrow Shares or (ii) less than $4,652,410, then the Investors shall receive an aggregate of one million (1,000,000) Escrow Shares.  If the Company’s Adjusted Income for the year ending December 31, 2012 is (i) at least $7,571,111, then Golden Genesis shall receive an aggregate of one million (1,000,000) Escrow Shares or (ii) less than $7,571,111, then the Investors shall receive an aggregate of one million (1,000,000) Escrow Shares.  For the purposes of the Securities Escrow Agreement, “Adjusted Income” means the sum of: (A) the Company’s net income; plus (B) any expense incurred in connection with the transactions contemplated by the Securities Purchase Agreement in connection with the Private Placement, including, without limitation, expenses related to the filing of a registration statement; plus (C) any depreciation and amortization expenses related to the expenses described in (B) above for the fiscal year ending December 31, 2011 or December 31, 2012 (as applicable), in each case as determined in accordance with generally accepted accounting principles in the United States of America, as reported in the Company’s Annual Report on Form 10-K as filed with the SEC.

See “Description of Business – Recent Events – VIE Agreements and Call Option Agreement” for disclosure of additional reorganization-related transactions.

Other

Other than employment and the foregoing arrangements, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party: (i) any of the Company’s directors or officers; (ii) any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our common stock; or (iii) any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of the Company.

Director Independence

As part of our obligations under the Securities Purchase Agreement entered into in connection with the Private Placement, we are required to appoint a Board of Directors consisting of a majority of “independent” directors (as defined under the Nasdaq Marketplace Rules) and one director designated by Euro Pacific, the lead placement agent in the Private Placement, with at least two of such directors being fluent in English, within six months of the closing of the Private Placement.  Upon such appointment, we will seek to form audit and other board committees in a manner consistent with Nasdaq listed companies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 9, 2011, by (i) each person known by us to be the beneficial owner of 5% or more of the outstanding common stock, (ii) each executive officer and director of the Company, and (iii) all of our executive officers and directors as a group.

Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner	Shares of Common Stock Owned (1)	Percent of Class (2)
Guixiong Qiu * Room 401, 5 building cha shan qui South China Agricultural University dayuan No 483 tianhe qui wu shan road Guangzhou city Guangdong P.R.China	4,505,161 (3)	33.81%
Xugang Shu * Room 401, 5 building cha shan qui South China Agricultural University dayuan No 483 tianhe qui wu shan road Guangzhou city Guangdong P.R.China	0	0.0%
Bo Jun * Room 401, 5 building cha shan qui South China Agricultural University dayuan No 483 tianhe qui wu shan road Guangzhou city Guangdong P.R.China	0	0.0%
Bi Gao Room 704 , No 10 tianhe guanghe road Guangzhou city Guangdong P.R.China	3,203,670 (4)	24.04%
Xiuzhen Liang Room 404, No 10 quan fu li fang cun qui Guangzhou city Guangdong P.R.China	2,002,294 (5)	15.03%
Golden Genesis Limited Suite 2108 Nan Fung Tower 173 Des Voex Road Central Hong Kong	10,011,469 (6)(7)	75.14%
All directors and officers as a group	4,505,161	33.81%

* Director and/or executive officer.

(1)
Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)	Based on 13,324,093 shares of common stock issued and outstanding after the closing of the Share Exchange and Private Placement.

(3)
Includes (i) 3,605,161 shares of common stock issued in the name of Golden Genesis that shall be transferred within the next 3 years to Mr. Qiu pursuant to the Call Option Agreement, under the terms of which Golden Genesis has agreed not to exercise any of its voting rights with respect to such shares on behalf of Mr. Qiu without the prior written consent of Mr. Qiu, before all of such shares are transferred to Mr. Qiu; and (ii) 900,000 shares of common stock over which Mr. Qiu has voting power that are issued in the name of Golden Genesis, but held in escrow, subject to the terms of the Securities Escrow Agreement, which provides that 450,000 shares will be disbursed in each of 2012 and 2013 to either the Investors, on a pro rata basis, or to Golden Genesis (and, subsequently, Mr. Qiu), based on whether the Company achieves certain financial benchmarks for the fiscal years ending December 31, 2011 and 2012.

(4)
Includes (i) 2,563,670 shares of common stock issued in the name of Golden Genesis that shall be transferred within the next 3 years to Mr. Gao pursuant to the Call Option Agreement, under the terms of which Golden Genesis has agreed not to exercise any of its voting rights with respect to such shares on behalf of Mr. Gao without the prior written consent of Mr. Gao, before all of such shares are transferred to Mr. Gao; and (ii) 640,000 shares of common stock over which Mr. Gao has voting power that are issued in the name of Golden Genesis, but held in escrow, subject to the terms of the Securities Escrow Agreement, which provides that 320,000 shares will be disbursed in each of 2012 and 2013 to either the Investors, on a pro rata basis, or to Golden Genesis (and, subsequently, Mr. Gao), based on whether the Company achieves certain financial benchmarks for the fiscal years ending December 31, 2011 and 2012.

(5)
Includes (i) 1,602,294 shares of common stock issued in the name of Golden Genesis that shall be transferred within the next 3 years to Ms. Liang pursuant to the Call Option Agreement, under the terms of which Golden Genesis has agreed not to exercise any of its voting rights with respect to such shares on behalf of Ms. Liang without the prior written consent of Ms. Liang, before all of such shares are transferred to Ms. Liang; and (ii) 400,000 shares of common stock over which Ms. Liang has voting power that are issued in the name of Golden Genesis, but held in escrow, subject to the terms of the Securities Escrow Agreement, which provides that 200,000 shares will be disbursed in each of 2012 and 2013 to either the Investors, on a pro rata basis, or to Golden Genesis (and, subsequently, Ms. Liang), based on whether the Company achieves certain financial benchmarks for the fiscal years ending December 31, 2011 and 2012.

(6)
Includes an aggregate of 8,011,469 shares of common stock issued in the name of Golden Genesis that shall be transferred within the next 3 years to the Tanke Shareholders in accordance with the Call Option Agreement.  Pursuant to the Call Option Agreement, Golden Genesis has agreed not to exercise any of its voting rights with respect to such shares on behalf of the Tanke Shareholders without the prior written consent of the Tanke Shareholders.

(7)
Includes an aggregate of 2,000,000 shares of common stock over which the Tanke Shareholders have voting power that are issued in the name of Golden Genesis, but held in escrow, subject to the terms of the Securities Escrow Agreement, which provides that an aggregate of 1,000,000 shares will be disbursed in each of 2012 and 2013 to either the Investors, on a pro rata basis, or to Golden Genesis (and, subsequently, to the Tanke Shareholders, on a pro rata basis), based on whether the Company achieves certain financial benchmarks for the fiscal years ending December 31, 2011 and 2012.

SELLING STOCKHOLDERS

On February 9, 2011, we closed the Private Placement, in which we sold 6,669,627 Units, with each Unit consisting of a Note and a Warrant.  The Notes are immediately convertible into shares of our common stock at a conversion price of $1.15 per share.  The Warrants are immediately exercisable, expire on the third anniversary of their issuance and entitle their holders to purchase up to 6,669,627 shares of our common stock at $1.40 per share (subject to customary weighted average and stock based anti-dilution protection).

The selling stockholders may sell all, some or none of their shares in this offering.  The following table sets forth, as of the date of this prospectus:

•	the name of the selling stockholders;

•	the number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this prospectus;

•	the number and percentage of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this prospectus; and

•
the number and percentage of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the resale shares (assuming all of the offered resale shares are sold by the selling stockholders).

The 16,306,580 shares of our common stock registered for public resale pursuant to this prospectus consist of (i) shares issued to certain selling stockholders pursuant to a contractual arrangement with the Company and (ii) shares issuable upon conversion or exercise of Notes and Warrants that were issued in the Private Placement (including shares issuable upon conversion of interest accrued on the Notes).  The 15,506,167 shares of our common stock listed under the column “Shares of Common Stock” on the table set forth below reflect only the amount of shares of our common stock issued pursuant to the contractual arrangement described in (i) above and shares of our common stock issuable upon conversion of Notes or exercise of Warrants, but not shares issuable upon conversion of any interest accrued on the Notes.

The below table assumes that all of the currently outstanding Notes and Warrants will be exercised and converted for common stock and all of the securities will be sold in this offering.  However, any or all of the securities listed below may be retained by any of the selling stockholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling stockholders upon termination of this offering.  The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. We believe that, based on information provided to us by each of the selling stockholders, the selling stockholders listed in the table have sole voting and investment powers with respect to the securities indicated.  As indicated below, certain selling stockholders are broker-dealers or affiliates of broker-dealers.

		Beneficial Ownership Before Offering (1)		Beneficial Ownership After Offering (1)
Name	Shares of Common Stock Offered	Shares	Percentage* (2)	Shares (3)	Percentage* (3)
Barry Cervantes (4)	21,739	21,739		0
Steven Straub (4)	21,739	21,739		0
Fei Fang (4)	34,782	34,782		0
Crown World Service PSP/Trust fbo Brigitte Durand (4)	17,391	17,391		0
Island Capital Management, LLC (4)	10,000	10,000		0
Crown World Service PSP/Trust fbo Perry Lerner (4)	86,957	86,957		0
John H van Merkensteijn III (4)	275,968	275,968	2.07%	0
IRA f/b/o Barry Fox (4)	156,403	156,403	1.17%	0
Crown World Management LLC (4)	69,453	69,453		0
Emanuel Addington Living Trust Dated 10/11/96 (4)	107,894	107,894		0
Joseph Douek (4)	107,894	107,894		0
SAI LLC (4)	107,894	107,894		0
Richard Kaufman (4)(5)	170,991	170,991	1.28%	0
Altbachco LLC (4)(6)	170,991	170,991	1.28%	0
La Mancha Capital LLC (4)	170,991	170,991	1.28%	0
Regeneration Capital Group LLC (4)(7)	635,826	635,826	4.77%	0
Jason Landver	70,000	70,000		0
NFS/FMTC Rollover IRA FBO Susan M Carder	80,000	80,000		0
Timothy Carroll	80,000	80,000		0
Marc A Pierre Patricia Barragan P/Adm Center for Phys Hlth 401k PSP	80,000	80,000		0
Kevin Cornelius Janet L Cornelius	80,000	80,000		0
NFS/FMTC Sep IRA FBO Helen Mary Erskine	80,000	80,000		0

		Beneficial Ownership Before Offering (1)		Beneficial Ownership After Offering (1)
Name	Shares of Common Stock Offered	Shares	Percentage* (2)	Shares (3)	Percentage* (3)
Alexander & Yana Galuz TTEE The Alexander Galuz and Yana Galuz Jt Living Tst, U/A 8/24/05	80,000	80,000		0
Lawrence Allen Glenn Linda Karen Sorensen TTEE Lawrence Allen Glenn Trust U/A 6/18/02	80,000	80,000		0
Linda Krug Leslie Beiers	80,000	80,000		0
NFS/FMTC Rollover IRA FBO Jerrold Allen Lester	80,000	80,000		0
Jerry F McWilliams	80,000	80,000		0
Devon Miller	80,000	80,000		0
O'Connor Investments LP	80,000	80,000		0
Skee Goedhart TTEE The Paracelsus Revocable Trust U/A 7/25/97	80,000	80,000		0
James Pugh	80,000	80,000		0
Lynn Rollins Stull TTEE Lynn Rollins Stull Trust U/A 8/1/08	80,000	80,000		0
John D Smead	80,000	80,000		0
NFS/FMTC IRA FBO Jeffrey p baker	80,000	80,000		0
NFS/FMTC Rollover IRA FBO Myra Margaret Diamond	80,000	80,000		0
Trisha L Freres Theodore Kyle Freres TTEE Trisha L Freres Living Trust U/A 12/20/04	80,000	80,000		0
David W Larson Jennifer L Larson	80,000	80,000		0
David J Schilder Lee Ann Schilder	80,000	80,000		0
NFS/FMTC IRA FBO Steven Styers	80,000	80,000		0
Harnek Thiara Talwinder Thiara TTEE The Thiara Family Trust U/A 10/29/04	80,000	80,000		0
Yellowstone Holdings	80,000	80,000		0

		Beneficial Ownership Before Offering (1)		Beneficial Ownership After Offering (1)
Name	Shares of Common Stock Offered	Shares	Percentage* (2)	Shares (3)	Percentage* (3)
Louis A Larson Pamela J Larson TTEE Larson Family 2006 Trust U/A 7/13/06	80,000	80,000		0
NFS/FMTC Rollover IRA FBO Curtis Ellsworth	80,000	80,000		0
Sherry Morse Maccabee John Greenberger Maccabee TTEE Maccabee Trust U/A 1/24/97	80,000	80,000		0
NFS/FMTC IRA FBO George Madaraz	80,000	80,000		0
NFS/FMTC Roth IRA FBO Mark Miller	80,000	80,000		0
NFS/FMTC Rollover IRA FBO Brent W Anderson	80,000	80,000		0
Leah Berson	80,000	80,000		0
Mary Heinking	80,000	80,000		0
John Russell Riedmueller Nicole Cameron Riedmueller	80,000	80,000		0
NFS/FMTC Rollover IRA FBO Timothy P Gandy	80,000	80,000		0
Steffan Imhoff Tod Abby Margalith	80,000	80,000		0
Andrew Craig	80,000	80,000		0
Gregor Said Jackson	80,000	80,000		0
Curtis Andrew Beeson Brenda Batenburg	86,800	86,800		0
Jorge Fernando Echeverria Olga Clemencia Echeverria Tod Olga Clemencia Echeverria	86,956	86,956		0
Paul Fosse	86,956	86,956		0
Kathryn Hacker Richard Hacker	86,956	86,956		0
Ulrich Honighausen Amanda Honighausen P/Adm Hausenware 401K PSP	86,956	86,956		0
NFS/FMTC Sep IRA FBO Gerald E Manwill	86,956	86,956		0
Barbara S Meister TTEE The Meister Non-Exempt Marital Tr, U/A 11/17/83	86,956	86,956		0

		Beneficial Ownership Before Offering (1)		Beneficial Ownership After Offering (1)
Name	Shares of Common Stock Offered	Shares	Percentage* (2)	Shares (3)	Percentage* (3)
Russell Parker	86,956	86,956		0
Brent Paulger Sharissa Paulger	86,956	86,956		0
Miriam Schwartz	86,956	86,956		0
NFS/FMTC Roth IRA FBO Howard W Wahl	86,956	86,956		0
Frank Cardile Sr	86,956	86,956		0
Ralph Michael Defay	86,956	86,956		0
Edward S Garcia Jr	86,956	86,956		0
Jim Griffin Cust Daniel J Griffin Utma Oh	86,956	86,956		0
Jim Griffin Cust Michelle E Griffin Utma Oh	86,956	86,956		0
Julia L Griffin	86,956	86,956		0
Scott R Griffin	86,956	86,956		0
Deepak Munjal	86,956	86,956		0
NFS/FMTC Rollover IRA FBO Richard Wayne Ruess	86,956	86,956		0
NFS/FMTC Rollover IRA FBO James R Barnes	86,956	86,956		0
Royce V Jackson Patricia Jackson TTEE The Royce V Jackson Sr Rev Tr U/A 12/3/94	86,956	86,956		0
QMI Fertilizer & Grain Inc	86,956	86,956		0
Edgar Simons	86,956	86,956		0
NFS/FMTC IRA FBO Robert Stephen Adams	86,956	86,956		0
Michael Baldwin	86,956	86,956		0
Balfour Hollow LLC	86,956	86,956		0
Robert L Bishop Tod Francine Bishop	86,956	86,956		0
Vince Bacolini	86,956	86,956		0
Herschel Hunter TTEE Herschel Hunter Trust U/A 11/30/88	86,956	86,956		0
Bill Meurer TTEE William Henry Meurer 1997 Trust U/A 8/5/97	87,826	87,826		0

		Beneficial Ownership Before Offering (1)		Beneficial Ownership After Offering (1)
Name	Shares of Common Stock Offered	Shares	Percentage* (2)	Shares (3)	Percentage* (3)
NFS/FMTC IRA FBO Scott Grosskreutz	87,826	87,826		0
Patrick Robert Durocher Amy Lynne Durocher	90,260	90,260		0
Hemant Kathuria P/Adm H Kathuria Investments II P Plan (8)	90,416	90,416		0
KK Swogger Asset Management	90,434	90,434		0
Buckthorn LLC	94,000	94,000		0
Dr George K Ching P/Adm Val Eye Care Med Grp FBO Staff	94,260	94,260		0
Karl K Spielman Melinda G Elkin TTEE The Spielman and Elkin Rev Tr U/A 6/14/99	100,000	100,000		0
Spongbob Ventures II LLC	100,000	100,000		0
Sarah J Basler Donald S Basler TTEE The Sarah J Basler Living Trust U/A 7/2/98	100,000	100,000		0
William Bradley P/Adm Bradley Anesthesiology PSP	100,000	100,000		0
Ronald A Griff Marilyn Jane Griff	100,000	100,000		0
Henry Louis Schairer Jr	100,000	100,000		0
Robert Neal Spady Linda Spady	100,000	100,000		0
Richard L Stone Rita L Tuzon TTEE Stone Tuzon Family Trust U/A 2/25/04	100,000	100,000		0
Carter Laren	100,000	100,000		0
Carolyn R Long	100,000	100,000		0
NFS/FMTC Rollover IRA FBO Gerald Mona	100,000	100,000		0
NFS/FMTC Rollover IRA FBO Paul Harper Zink	100,000	100,000		0
William Wiley Marianne Wiley TTEE Wiley Family Living Trust U/A 7/19/95	100,868	100,868		0

		Beneficial Ownership Before Offering (1)		Beneficial Ownership After Offering (1)
Name	Shares of Common Stock Offered	Shares	Percentage* (2)	Shares (3)	Percentage* (3)
Sandeep Garg P/Adm Pacific Heart Assoc PC PS Plan	102,904	102,904		0
James A Sheahan Melody K Sheahan	104,000	104,000		0
Bruce & Vanessa Franklin Greg Sad P/Adm Bafbiz Inc 401k FBO Vanessa Franklin	104,000	104,000		0
Dr Uzzi Reiss Mrs Yael Reiss TTEE The Reiss Family Trust U/A 12/29/88	104,346	104,346		0
William Ten Brink TTEE Ten Brink Trust U/A 10/2/86	104,346	104,346		0
Maureen K Nass Kenneth H Nass TTEE Maureen K Nass Living Trust U/A 5/16/05	125,216	125,216		0
Stephen Ben Son Sang Rim Son Tod Soo Sum Son	128,694	128,694		0
Damon Suter Malinda Suter TTEE The Suter Family Trust U/A 4/12/02	129,000	129,000		0
Francis Brent May P/Adm F Brent May DMD MSD PC PS Plan	129,738	129,738		0
Proud Fndtn	130,000	130,000		0
Tina C Peterson P/Adm Hendrikus Grp Inc 401k FBO H Schraven	140,000	140,000	1.05%	0
Tina C Peterson P/Adm Hendrikus Grp Inc 401k FBO Tina C Peterson, Dtd 10/1/00	140,000	140,000	1.05%	0
J Mark McPherson	160,000	160,000	1.20%	0
Bruce & Vanessa Franklin Greg Sad P/Adm Bafbiz Inc 401k FBO Bruce Franklin	160,000	160,000	1.20%	0
Matula Family LP Class 2 a Partnership	165,210	165,210	1.24%	0
James Bacon TTEE James V Bacon Trust U/A 9/14/95 UAD 03/26/09	170,000	170,000	1.28%	0
Blake Everett Lisa Everett	173,912	173,912	1.31%	0
NFS/FMTC IRA FBO Diane D Spolum	173,912	173,912	1.31%	0

		Beneficial Ownership Before Offering (1)		Beneficial Ownership After Offering (1)
Name	Shares of Common Stock Offered	Shares	Percentage* (2)	Shares (3)	Percentage* (3)
Dennis Fried Joyce Fried TTEE Fried Family Trust U/A 7/25/91	173,912	173,912	1.31%	0
Eugene Dupont	173,914	173,914	1.31%	0
NFS/FMTC Rollover IRA FBO James A Tamborello	174,000	174,000	1.31%	0
R Steven Smith	174,000	174,000	1.31%	0
Dr John Arguelles P/Adm John C Arguelles DDS Inc DBPP	174,000	174,000	1.31%	0
Stephen Raskin P/Adm Drew & Raskin P/S Plan FBO Stephen Raskin	176,000	176,000	1.32%	0
Mark R Mitchell P/Adm Mark R Mitchell MD a Medical Corp DBPP	176,000	176,000	1.32%	0
David Brisbin TTEE Innes Brisbin Living Trust U/A 6/8/04	208,694	208,694	1.57%	0
Richard Griff Jackie Griff	220,000	220,000	1.65%	0
Robert C Sayson Alice K Sayson	220,000	220,000	1.65%	0
Gary J May Beth C May TTEE Gary J May DMD MSD PC PS Plan	221,216	221,216	1.66%	0
Peter D Schiff	347,826	347,826	2.61%	0
Allen Gwynn Cherovlet	360,000	360,000	2.70%	0
Richard Potapchuk	520,000	520,000	3.90%	0
TOTAL	15,506,167	15,506,167		0

* Less than 1%, unless otherwise specified.

(1)           Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)           Based on 13,324,093 shares of common stock issued and outstanding as of the date of the registration statement of which this prospectus is a part.

(3)           Assumes that all securities registered will be sold.

(4)           The shares were issued to the selling stockholder pursuant to an agreement between Regeneration Capital Group LLC and the Company.

(5)           Richard Kaufman is a Principal of Regeneration Capital Group LLC, the sole advisor to the Company.

(6)           Altbachco LLC is owned by Ronald S. Altbach.  Mr. Altbach is a Principal of Regeneration Capital Group LLC, the sole advisor to the Company.

(7)           The shares held by the selling stockholder include 173,913 shares of common stock issued in the name of Regeneration Capital Group LLC, but held in escrow in order to pay the Company’s investor relations-related expenses.  Regeneration Capital Group LLC is the sole advisor to the Company.

(8)           The selling stockholder is an affiliate of Euro Pacific, a FINRA member and SEC registered broker-dealer that acted as the lead placement agent in the Private Placement.

Except as described above, none of the selling stockholders has had, within the past three years, any position, office or other material relationship with the Company or any of our predecessors or affiliates.

PLAN OF DISTRIBUTION

The selling stockholders identified in this prospectus may offer and sell up to 16,306,580 shares of our common stock, of which (i) 2,166,913 shares were issued to certain selling stockholders pursuant to a contractual arrangement with the Company, and (ii) 14,139,667 shares shall be issued to certain selling stockholders upon the conversion of the Notes or exercise of the Warrants held by them, as applicable.  The selling stockholders may sell all or a portion of their shares of common stock through public or private transactions at prevailing market prices or at privately negotiated prices.

All of the Notes and Warrants were issued on February 9, 2011, in or in connection with the Private Placement.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	On any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	In the over-the-counter market;

•	In transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	Through the writing of options, whether such options are listed on an options exchange or otherwise;

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	An exchange distribution in accordance with the rules of the applicable exchange;

•	Privately negotiated transactions;

•	Short sales;

•	Sales pursuant to Rule 144;

•	Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	A combination of any such methods of sale; and

•	Any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the Notes or Warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus is a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M promulgated under the Exchange Act (“Regulation M”), which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We have agreed to pay all expenses of the registration of the shares of common stock including, without limitation, SEC filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with our agreement to register the shares, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus is a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF OUR COMMON STOCK

Our common stock was registered under the Exchange Act pursuant to a Form 10 (File Number 000-53529) that was filed with the SEC on December 16, 2008.

As of the date of this prospectus, the Company is authorized to issue 50,000,000 shares of common stock, par value $0.001 per share.  As of February 9, 2011, 13,324,093 shares of our common stock were issued and outstanding and held of record by 57 stockholders.

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors.  Except as otherwise required by law, the holders of our common stock will possess all voting power.  Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy.  Holders representing 50 percent (50%) of our common stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

We are a reporting company under the Exchange Act, and our public filings can be accessed at www.sec.gov.  Effective February 10, 2011, our common stock is listed for quotation on the Over-The-Counter Bulletin Board under the trading symbol “TNBI” (formerly “GHND”).  There has been limited trading in our shares since they became eligible for trading on the OTCBB during the third quarter of 2009.

The following table sets forth the reported high and low bid prices for our common stock for the periods indicated as reported by the OTCBB during and after the third quarter of 2009 (N/A indicates no trading during such period):

TNBI (formerly GHND)
	High	Low
Fiscal Year 2009
Third Quarter	N/A	N/A
Fourth Quarter	N/A	N/A
Fiscal Year 2010
First Quarter	N/A	N/A
Second Quarter	N/A	N/A
Third Quarter	$0.10	$0.10
Fourth Quarter	N/A	N/A
Fiscal Year 2011
First Quarter (through February 11, 2011)	N/A	N/A

As of February 9, 2011, we had approximately 57 holders of record of our common stock.

Since inception we have not paid any dividends on our common stock.  We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future.  Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The current Bylaws of the Company provides that the Board of Directors shall cause the Company to indemnify a current or former director, officer and Secretary of the Company, or a current or former director, officer and Company of a corporation of which the Company is or was a stockholder and the heirs and personal representative of any such person against all costs, charges and expenses to settle an action, judgment or proceeding to which they are made a party by reason of their position of director or officer of the Company.

The Company is permitted by the Bylaws to purchase and maintain insurance for any director, officer, employee or agent of the Company or as a director, officer, employee or agent of the Company of which the Company is or was a stockholder and his or her heirs or personal representatives against a liability incurred by him as a Director, officer, employee or agent.

Our company is incorporated under the laws of the State of Nevada.  Section 78.7502 of the Nevada Revised Statutes (the “NRS”) provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe that his conduct was unlawful.

Section 78.7502 of the NRS further provides a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the NRS provides that any discretionary indemnification under Section 78.7502 of the NRS, unless ordered by a court or advanced pursuant to subsection 2 of Section 78.751 of the NRS, ay be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made by:

•	By the stockholders;

•	By the board of directors by majority vote of a quorum consisting of directors - who were not parties to the action, suit or proceeding;

•	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

•	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The Company’s Articles of Incorporation and Bylaws or an agreement made by the Company may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 of the NRS:

•
does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section 78.7502 of the NRS or for the advancement of expenses made pursuant to subsection 2 of section 78.751 of the NRS, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

•	continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our Company under Nevada law or otherwise, we have been advised the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of our common stock offered hereby has been passed upon by Katten Muchin Rosenman LLP, New York, New York.

EXPERTS

The audited consolidated financial statements of the Company and our subsidiaries as of and for the years ended December 31, 2009 and 2008, and the unaudited financial statements as of September 30, 2010 and for the nine months ended September 30, 2010 and 2009 and related footnotes appearing in this registration statement have been so included in reliance on the Report of Parker Randall CF (H.K.) CPA Limited, an independent registered public accounting firm, appearing elsewhere in this prospectus, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, with the SEC with respect to the shares being offered in this offering. This prospectus is part of the registration statement, but it does not contain all of the information included in the registration statement or exhibits. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549, on any business day during the hours of 10:00 am to 3:00 pm, and copies of any such materials may be obtained from the SEC upon payment of the prescribed fee  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.  The address of the Internet site is http://www.sec.gov.

FINANCIAL INFORMATION

GUANGZHOU TANKE INDUSTRY CO., LTD.

CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2009 and 2008, AND
AS OF SEPTEMBER 30, 2010 (UNAUDITED) AND
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

GUANGZHOU TANKE INDUSTRY CO., LTD.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2

CONSOLIDATED BALANCE SHEETS	F-3

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
F-4

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY	F-5

CONSOLIDATED STATEMENTS OF CASH FLOWS	F-6

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
GUANGZHOU TANKE INDUSTRY CO., LTD.

We have audited the accompanying consolidated balance sheets of GUANGZHOU TANKE INDUSTRY CO., LTD. (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Parker Randall CF
Parker Randall CF (H.K.) CPA Limited
Certified Public Accountants
Hong Kong

December 30, 2010

GUANGZHOU TANKE INDUSTRY CO., LTD.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,	December 31,
	2010	2009	2008
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$3,067,051	$1,817,875	$1,263,517
Restricted cash	‐	146,451	‐
Due from related parties	3,265,559	2,593,961	35,115
Accounts receivable	2,192,188	1,617,543	1,738,045
Inventories	1,114,806	984,606	696,306
Other receivables	440,680	368,748	103,979
Other current assets	12,580	37,529	22,721
Total current assets	10,092,864	7,566,713	3,859,683

Investments in unconsolidated entities	253,690	248,968	102,420
Property and equipment, net	1,482,931	1,426,472	1,547,728
Construction in progress	121,264	34,831	‐
Intangible asset, net	283,536	278,258	277,997
Total assets	$12,234,285	$9,555,242	$5,787,828

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$374,520	$143,239	$711,104
Other payables and accrued liabilities	524,607	345,204	678,969
Income tax payable	582,685	282,669	27,826
Due to related parties	‐	‐	549,556
Current portion of long‐term borrowings	895,375	878,709	‐
Total current liabilities	2,377,187	1,649,821	1,967,455

Government grant	63,616	151,099	46,089
Long‐term borrowings	671,532	1,318,063	‐
Total liabilities	3,112,335	3,118,983	2,013,544

Commitments and contingencies

Shareholders' equity:
Contributed capital	1,427,856	1,427,856	1,354,626
Retained earnings	5,401,128	3,467,228	1,474,898
Accumulated other comprehensive income	485,640	365,588	361,595
Total shareholders' equity	7,314,624	5,260,672	3,191,119
Non‐controlling interest in subsidiary	1,807,326	1,175,587	583,165
Total equity	9,121,950	6,436,259	3,774,284
Total liabilities and shareholders' equity	$12,234,285	$9,555,242	$5,787,828

See accompanying notes to the financial statements

GUANGZHOU TANKE INDUSTRY CO., LTD.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Years Ended		Nine Months Ended
	December 31,		September 30,
	2009	2008	2010	2009
			(Unaudited)	(Unaudited)

Net sales	$12,169,539	$8,595,869	$13,542,701	$9,463,165
Costs of sales	6,694,921	5,271,778	8,633,237	5,282,022
Gross profit	5,474,618	3,324,091	4,909,464	4,181,143
Selling expenses	1,596,439	1,081,099	1,298,552	1,136,969
Administrative expenses	783,069	653,600	591,238	566,769
Depreciation and amortization	39,508	44,286	36,516	36,600
Other operating expenses	17,601	44,176	1,344	2,323
Income from operations	3,038,001	1,500,930	2,981,814	2,438,482
Foreign exchange gains, net	43,159	9,304	186	‐
Interest income	4,890	1,390	33,382	3,525
Interest expense	(58,626)	(16,305)	(79,921)	(53,168)
Income before income taxes	3,027,424	1,495,319	2,935,461	2,388,839
Income tax expense	443,423	96,991	395,930	345,534
Net income	2,584,001	1,398,328	2,539,531	2,043,305
Non‐controlling interest in earnings of subsidiary	(591,671)	(294,431)	(605,631)	(482,133)
Net income available to shareholders	$1,992,330	$1,103,897	$1,933,900	$1,561,172
Other comprehensive income, net of tax:
Foreign currency translation	4,744	197,863	146,160	197,863
Translation attributable to non‐controlling interest	(751)	(24,283)	(26,108)	(30,976)
Comprehensive income	$1,997,074	$1,301,760	$2,080,060	$1,759,035

See accompanying notes to the financial statements

GUANGZHOU TANKE INDUSTRY CO., LTD.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Tanke Shareholders
			Accumulated
			Other	Total
	Contributed	Retained	Comprehensive	Shareholders'	Non‐Controlling	Total
	Capital	Earnings	Income	Equity	Interest	Equity

Balance at December 31, 2007	$1,354,626	$371,001	$188,015	$1,913,642	$264,451	$2,178,093

Net income		1,103,897		1,103,897	294,431	1,398,328
Foreign currency translation			173,580	173,580	24,283	197,863

Balance at December 31, 2008	1,354,626	1,474,898	361,595	3,191,119	583,165	3,774,284

Increase in paid‐in capital	73,230			73,230		73,230
Net income		1,992,330		1,992,330	591,671	2,584,001
Foreign currency translation			3,993	3,993	751	4,744

Balance at December 31, 2009	1,427,856	3,467,228	365,588	5,260,672	1,175,587	6,436,259

Net income (unaudited)		1,933,900		1,933,900	605,631	2,539,531
Foreign currency translation (unaudited)			120,052	120,052	26,108	146,160

Balance at September 30, 2010 (unaudited)	$1,427,856	$5,401,128	$485,640	$7,314,624	$1,807,326	$9,121,950

See accompanying notes to the financial statements

GUANGZHOU TANKE INDUSTRY CO., LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended		Nine Months Ended
	December 31,		September 30,
	2009	2008	2010	2009
			(unaudited)	(unaudited)
Operating activities:
Net income	$2,584,001	$1,398,328	$2,539,531	$2,043,305
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation and amortization	143,229	139,123	107,162	82,909
Changes in operating assets and liabilities:
Accounts receivable	122,074	(304,824)	(538,855)	(100,578)
Inventories	(287,513)	(57,713)	(110,477)	257
Other receivables	(264,547)	(226,606)	(147,112)	(610,075)
Other current assets	(14,780)	21,915	25,420	(46,446)
Accounts payable	(568,266)	(116,287)	226,416	(577,772)
Other payables and accrued liabilities	(334,245)	339,777	171,232	(1,180,094)
Income tax payable and receivable	254,699	25,496	291,886	316,835
Government grant	104,918	44,557	(89,500)	21,620
Advance from customer	‐	‐	‐	19,637
Net cash provided by (used in) operating activities	1,739,570	1,263,766	2,475,703	(30,402)

Investing activities:
Purchase of property and equipment	(70,932)	(61,260)	(136,291)	(9,627)
Investment in unconsolidated entities	(146,383)	‐	‐	(146,383)
Change in restricted cash	(146,383)	347,686	147,828	(73,191)
Payments for construction in progress	‐	‐	(84,967)	‐
Net cash provided by (used in) investing activities	(363,698)	286,426	(73,430)	(229,201)

Financing activities:
Due to/from related parties	(3,107,429)	138,282	(533,768)	(1,998,219)
Capital contributions from stockholders	88,727	‐	‐	‐
Increase (decrease) in bank borrowings	2,195,743	(799,197)	(665,223)	2,195,743
Net cash provided by (used in) financing activities	(822,959)	(660,915)	(1,198,991)	197,524

Effect of foreign currency translation	1,445	52,689	45,895	5,661

Net increase (decrease) in cash	554,358	941,966	1,249,177	(56,418)
Cash, beginning of period	1,263,517	321,551	1,817,875	1,263,517
Cash, end of period	$1,817,875	$1,263,517	$3,067,052	$1,207,099

Supplemental disclosures of cash flow information:
Cash paid for interest	$58,626	$16,305	$79,921	$53,186
Cash paid for income taxes	$133,049	$123,262	$129,181	$63,245

See accompanying notes to the financial statements

GUANGZHOU TANKE INDUSTRY CO., LTD.
NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Pursuant to the Company Law of the People’s Republic of China (“PRC”), GUANGZHOU TANKE INDUSTRY CO., LTD. (the ”Company" or “Guangzhou Tanke Co.”) is a limited liability enterprise registered with the Administration of Industry and Commerce of Guangzhou Municipality. Guangzhou Tanke Co. was incorporated on April 21, 1997 with an initial registered and paid-in capital of $1,147,704, or 9.5 million Chinese Renminbi (“RMB”). The principal activities of the Company include technical research and development of premixed animal feed and feed additives, and wholesale and retail trade of the feed products. On November 1, 2009, Guangzhou Tanke Co. increased its registered capital to RMB10,000,000.

Guangzhou Tanke Animal Health Co. (hereinafter referred to as “Animal Health Co.”) was incorporated on August 16, 2006 and is a wholly-owned subsidiary of the Company. Animal Health Co. is engaged in the research, production and distribution of veterinary powder, pulvis and premix.

Guangzhou Jenyi Bio-tech Co., Ltd. (hereinafter referred to as “Jenyi”) was incorporated on May 16, 2006, and is a wholly-owned subsidiary of the Company. Jenyi is engaged in the research, production and distribution of premixed animal feed and feed additives.

Guangzhou Tanke Bio-tech Co., Ltd. (hereinafter referred to as “Bio Co.”) was incorporated on July 5, 2005 and is a joint venture with a foreign entity. It is 75% owned by the Company. This subsidiary is engaged in the research and production of animal feed additives and premixed feed.

Zhujiang New Town Branch of Guangzhou Tanke Co. (hereinafter referred to as “Zhujiang New Town Branch”), a branch of Tanke Co., was established on May 12, 2005. Zhujiang New Town Branch perfoms administrative functions for Guangzhou Tanke Co.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Preparation

The Company’s consolidated financial statements have been stated in US dollars and prepared in accordance with generally accepted accounting principles in the United States of America.

(b) Basis of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries (the “Group'').  All significant inter-company balances and transactions within the Group have been eliminated.

(c) Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods.  These accounts and estimates include, but are not limited to, the valuation of the amount due from related parties, the net realizable value of inventories, the estimation of useful lives of property and equipment, and intangible assets. Actual results could differ from those estimates.

(d) Concentrations of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash and amounts due from related parties. The Company places its cash with financial institutions with high-credit ratings and quality. In addition, the Company conducts periodic reviews of the related party financial conditions and payment practices.

During the years ended December 31, 2009 and 2008, one customer represented 15.28% and 6.77% of its total revenue, respectively.  During the nine months ended September 30, 2010 (unaudited), the Company had two customers representing 15.13% and 11.14% of total revenue.

The Company’s revenue is generated from buyers in mainland China.

(e) Cash and Cash Equivalents

The Company considers all highly liquid investments with initial maturities of three months or less to be cash equivalents. The Company maintains bank accounts in the PRC only.

(f) Restricted Cash

Deposits in banks that are restricted in use are classified as restricted cash. Such restricted cash is held by the bank as security on its loan.

(g) Trade and Other Receivables

The Company periodically assesses its accounts receivable for collectability on a specific identification basis. If collectability of an account becomes unlikely, an allowance is recorded for that doubtful account. Once collection efforts have been exhausted, the account receivable is written off against the allowance. The Company does not require collateral for trade or other accounts receivable. The Company had bad debt write-offs of $125,150 in the year ended December 31, 2009.

(h) Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the weighted average method. The cost of inventories includes the purchase cost and other costs incurred in bringing the inventories to their present location and condition. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale.

During 2009, 2008 and the nine months ended September 30, 2010 (unaudited), the Company did not make any allowance for slow-moving or defective inventories.

(i) Property and Equipment

Property and equipment are stated at cost less accumulation depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation of property and equipment is calculated using the straight-line method over their estimated useful lives. The estimated useful lives are as follows:

Buildings	15-20 years
Plant and machinery	3-20 years
Motor vehicle	10 years
Office equipment	3-10 years

Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less the proceeds from disposal is charged or credited to income.

(j) Land use rights

Land use rights are recorded at cost less accumulated amortization. Amortization is provided over the term of the land use right agreements on a straight-line basis.

(k) Impairment of Long-lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets. No impairment of long-lived assets was recognized for any of the periods presented.

(l) Revenue Recognition

Revenue is recognized when all of the following criteria are met:

- Persuasive evidence of an arrangement exists;
- Delivery has occurred or services have been rendered;
- The seller's price to the buyer is fixed or determinable; and
- Collectability is reasonably assured.

The Company continually performs analyses of returns and allowances and records a provision at the time of sale if necessary. At December 31, 2009 and 2008, as well as September 30, 2010 (unaudited), it was determined that potential returns and allowances were not material so the Company did not record a provision for returns. The Company revisits this estimate regularly and adjusts it if conditions change.

(m) Cost of Revenue

Cost of revenue consists primarily of material cost, labor cost, rent of land allocated to production, overhead associated with the manufacturing process and directly related expenses.

(n) Research and Development Costs

Research and development costs are charged to expense as incurred and are included in operating expenses.

(0) Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to ASC 740, ”Income Tax”.  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

(p) Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from net income or loss, investments by owners and distributions to owners. The Company’s only component of other comprehensive income is the foreign currency translation adjustments.

(q) Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

(r) Foreign Currency Translation

The functional currency of the Company is the Chinese Renminbi (“RMB”). Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates for the period.  Shareholders’ equity is translated at historical exchange rates. Any translation adjustments are included as a foreign exchange adjustment in other comprehensive income, a component of shareholders’ equity.

Exchange rates used for the foreign currency translation are as follows:

US$1 to RMB	2009	2008

Closing rate	6.8282	6.8346
Average rate	6.8314	7.0696

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(s) Financial instruments

The carrying amounts of all financial instruments approximate fair value. The carrying amounts of cash and cash equivalents, restricted cash, due to/from related parties, notes payable, other payable and accrued liabilities and income tax payable approximate their fair values due to the short-term nature of these items. The carrying amounts of long-term borrowings approximate the fair value based on the Company’s expected borrowing rate for debt with similar remaining maturities and comparable risk.

It is management’s opinion that the Company is not exposed to significant interest, price or credit risks arising from these financial instruments.

(t) Recent Accounting Updates

In October 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-13 “Multiple-Deliverable Revenue Arrangements — a consensus of the FASB Emerging Issues Task Force” that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions.  The ASU is effective beginning January 1, 2011. While the Company does not believe this Update will have a material impact, it is currently evaluating the impact of this update on the Company's financial statements.

In January 2010, the FASB issued ASU No. 2010-02 “Accounting and Reporting for Decrease in Ownership of a subsidiary – a Scope Clarification”. The update provides amendments to subtopic 810-10 and related guidance within US GAAP to clarify that the scope of the decrease in ownership provisions of the Subtopic and related guidance applies to three cases. The amendments in this Update also clarify that the decrease in ownership guidance in Subtopic 810-10 does not apply to the sales of in substance real estate and conveyances of oil and gas mineral rights transactions even if they involve businesses. If a decrease in ownership occurs in a subsidiary that is not a business or nonprofit activity, and entity first needs to consider whether the substance of the transaction causing the decrease in ownership in addressed in other U.S.GAAP, such as transfers of financial assets, revenue recognition, exchanges of nonmonetary assets, sales of in substance real estate, or conveyances of oil and gas mineral rights, and apply that guidance as applicable. If no other guidance exists, an entity should apply the guidance in Subtopic 810-10. The amendments in this Update also expand the disclosure about the deconsolidation of a subsidiary or derecognition of a group of assets within the scope of Subtopic 810-10. The Company adopted this Update on January 1, 2010 and there was no impact.

3. DUE FROM RELATED PARTIES

The amount due from related parties relates to advances to Mr. Qiu Guixiong, Ms. Gaobi and Ms. Liang Xiuzhen who are the major equity holders of the Company. The loans do not bear interest, are unsecured and repayable on demand. (See Note 19 “Subsequent Event”)

4. OTHER RECEIVABLES

Other receivables consist of loans to third parties, which are interest free, unsecured and repayable on demand.

5. OTHER CURRENT ASSETS

           Other current assets consisted of the following.

	September 30,
	2010	December 31,	December 31,
	(Unaudited)	2009	2008
Prepayment to suppliers	$5,295	$ ‐	$22,586
Deferred expenses	7,285	37,529	135
	$12,580	$37,529	$22,721

Deferred expenses primarily represent accrued input VAT which has not been declared to the tax bureau.

6. INVENTORY

Inventories consisted of the following.

	September 30,	December 31,	December 31,
	2010	2009	2008
	(Unaudited)

Raw materials	$580,308	$527,625	$302,761
Finished goods	307,347	286,292	243,065
Work in pogress	192,063	146,164	130,650
Packaging material	35,088	24,525	19,830
	$1,114,806	$984,606	696,306

For the years ended December 31, 2009 and 2008, and for the nine months ended September 30, 2010 (unaudited), the Group did not record an allowance for slow-moving and obsolete inventories.

7. INVESTMENTS IN UNCONSOLIDATED ENTITIES

		September 30,	December 31,	December 31,
	Tanke Interest	2010	2009	2008
		(Unaudited)

Guangzhou zhong dan yu Bio‐Te Co.	20%	$149,229	$102,516	$ ‐
Hunan guang Bio Te Co., Ltd	10%	104,461	146,452	102,420
		$253,690	$248,968	$102,420

Investments in unconsolidated entities consisted of the following.  These investments are being accounted for using the cost method.

8. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following.

	September 30,	December 31,	December 31,
	2010	2009	2008
	(Unaudited)

Buildings	$1,409,245	$1,197,428	$1,196,307
Plant and equipment	603,750	577,871	566,943
Motor vehicles	52,289	50,826	83,895
Office equipment	84,088	148,216	132,490
	2,149,372	1,974,341	1,979,635

Accumulated depreciation	666,441	547,869	431,907
	$1,482,931	$1,426,472	1,547,728

The Group has buildings on the site it occupies, including factory buildings. Due to lack of a Land Use Right Certificate, the Group is unable to apply for the Property Ownership Certificate for the buildings. However, as the buildings are in use, the Group depreciates them over their expected useful lives.

9. INTANGIBLE ASSET

The intangible asset consisted of the following.

	September 30,	December 31,	December 31,
	2010	2009	2008
	(Unaudited)

Deposit for land use right	$283,536	$278,528	$277,997

On November 21, 2003, the Group applied to the Government of Huaqiao Town, Huadu District, Guangzhou, for the land use right of No. 2 Industry Area of Huaqiao Town (i.e., Laohutou Lot, Wangongtang) covering an area of around 430,000 square feet. The total consideration for the land use right is $598,536.  As of December 31, 2009 and 2008, the Group has paid $278,258 of this amount.

While the final approval of the application of land use right is pending, the Group entered into an agreement on April 15, 2006 to lease the land from its beneficial owner until such time as a land use certificate is issued by the government or May 21, 2021, whichever occurs first. Payments under the terms of the lease are $8,800 per year.

10. CONSTRUCTION IN PROGRESS

Construction in progress mainly represents expenditures for the Group’s new corporate campus and machinery under construction. All direct costs relating to the acquisition or construction of the Group’s new corporate campus and machinery are capitalized. Assets under construction will not be depreciated until the construction is completed and the assets are ready for their intended use. Construction in progress as of December 31, 2009 is an environmentally friendly project for sewage disposal system.

11. LONG-TERM BORROWINGS

The details of the Company’s long-term borrowings are as follows:

	September 30,
	2010	December 31,	December 31,
	(Unaudited)	2009	2008

Bank loan bearing interest at 5.4% per annum,
maturing on May 21, 2012. The loan is
uncollateralized other than restricted cash
deposited at the bank.	$1,566,907	$2,196,772	$	‐

Less: Current portion	(895,375)	(878,709)		‐
	$671,532	$1,318,063	$	‐

Future maturities with respect to the bank loan as of December 31, 2009 are as follows:

Years Ending
December 31,

2010	$878,709
2011	878,709
2012	439,354
Total	$2,196,772

12. OTHER PAYABLE AND ACCRUED LIABILITIES

Other payable and accrued liabilities consisted of the following.

	September 30,	December 31,	December 31,
	2010	2009	2008
	(Unaudited)
Other payables	$306,650	$126,754	$452,228
Staff welfare payable	100,652	131,513	135,919
Value added tax payable	76,500	50,612	58,806
Other tax payable	40,805	36,325	32,016
	$524,607	$345,204	$678,969

Other payables represent loans from third parties, which are interest free, unsecured and repayable on demand.

13. GOVERNMENT GRANT

The government grant liability represents an advance from the Chinese government for research and development projects. The Company has recorded the grants received as a government grant liability, and off-set the liability amount when the related research and development activities are performed.

14. CONTRIBUTED CAPITAL

Ownership of the Company is represented by the relative capital contributions of shareholders. Such shareholders are limited in their personal liability for activities of the Company.

During the year ended December 31, 2009, the registered capital was increased from RMB9.5 million to RMB10 million.  On November 20, 2009, a capital contribution of RMB0.5 million (equivalent to $73,230) was made. The purpose of the increase in registered capital was to provide additional working capital.

15. SEGMENT INFORMATION

Tanke operates in four segments: organic trace mineral additives, functional regulation additives, herbal medicine additives and other revenues. Management oversees each of these operations separately.

Organic trace mineral additives constitute the largest and fastest growing area of our business. These are various minerals added to animal feed to provide a balanced diet. Functional feed additives are widely used to enhance the properties of other products, improve feed efficiency and stimulate the rapid maturation of the immune system. Chinese herbal feed additives utilize traditional Chinese medicine theory to improve an animal’s digestion and appetite and to regulate the yin and yang balance of an animal’s health. Other revenue consists of the reselling of raw materials and technical support to customers.

Property, equipment and other assets are shared and not tracked separately by segment. Following is a breakdown of revenue and costs of sales by segment.

	Years Ended		Nine Months Ended
	December 31,	December 31,	September 30,	September 30,
	2009	2008	2010	2009
			(Unaudited)	(Unaudited)
Segment revenues
Organic Trace Mineral Additives	$8,498,716	$4,840,103	$10,596,610	$6,667,219
Functional Regulation Additives	2,436,244	2,176,493	1,983,528	1,907,579
Herbal Medicinal Additives	340,635	474,109	304,306	267,832
Other	893,944	1,105,164	658,257	620,535
	$12,169,539	$8,595,869	$13,542,701	$9,463,165

Segment costs of sales
Organic Trace Mineral Additives	$4,038,472	$3,270,311	$6,553,365	$3,287,412
Functional Regulation Additives	1,588,669	1,485,618	1,282,146	1,270,935
Herbal Medicinal Additives	235,641	222,315	197,799	188,513
Other	832,139	293,534	599,927	535,162
	$6,694,921	$5,271,778	$8,633,237	$5,282,022

Segment gross profit
Organic Trace Mineral Additives	$4,460,244	$1,569,792	$4,043,245	$3,379,807
Functional Regulation Additives	847,575	690,875	701,382	636,644
Herbal Medicinal Additives	104,994	251,794	106,507	79,319
Other	61,805	811,630	58,330	85,373
	$5,474,618	$3,324,091	$4,909,464	$4,181,143

16. INCOME TAX

The Company is a “domestic enterprise” that is registered and operated in Guangzhou, the PRC.

The PRC's legislative body, the National People's Congress, adopted the unified Enterprise Income Tax ("EIT") Law on March 16, 2007. This new tax law replaces the existing separate income tax laws for domestic enterprises and foreign-invested enterprises and became effective on January 1, 2008. Under the new tax law, a unified income tax rate is set at 25% for both domestic enterprises and foreign-invested enterprises. However, there will be a transition period for enterprises, whether foreign-invested or domestic, that are currently receiving preferential tax treatments granted by relevant tax authorities. Enterprises that are subject to an enterprise income tax rate lower than 25% may continue to enjoy the lower rate and will transit into the new rate over a five year period beginning on the effective date of the EIT Law. Enterprises that are currently entitled to exemptions for a fixed term may continue to enjoy such treatment until the exemption term expires. Income tax expense for the years ended December 31, 2009 and 2008 represents the provision for current income tax expenses in the PRC.

Bio Co., a subsidiary of Guangzhou Tanke Co., is a joint venture with a foreign entity that received a full exemption from income taxes in 2007 and 2008 and half rate reduction for years 2009, 2010 and 2011 in accordance with the Law of the People's Republic of China on Income Tax of Enterprises with Foreign Investment and Foreign Enterprises and Notification of the State Council on Carrying out the Transitional Preferential Policies concerning Enterprise Income Tax (Guofa (2007) No. 39).

A reconciliation of the Company’s effective income tax rate to the US statutory tax rate is as follows.

	Years Ended December 31,
	2009		2008

Income before tax	$3,027,424	100%	$1,495,319	100%

US statutory rate	1,029,324	34%	508,408	34%
Less: difference due to
lower Chinese tax rate	(272,467)	‐9%	(134,579)	‐9%
Less: tax exemption for
Bio Co.	(313,434)	‐10%	(276,839)	‐19%

Effective tax rate	$443,423	15%	$96,991	6%

The Company is not subject to United States income tax. Furthermore, there is no difference between the Company’s balances for books versus the balances for Chinese income tax purposes. Consequently the Company has no deferred tax assets or liabilities.

17. COMMITMENTS AND CONTINGENCIES

The Company leases its office and warehouse under non-cancelable operating lease agreements that expire in 2018. Leases are on a fixed payment basis. None of the leases include contingent rentals. Minimum future commitments under the agreements are as follows:

Year ending December 31
2010	$14,679
2011	14,115
2012	13,712
2013	13,712
2014	11,427
Thereafter	56,403

$124,048

18. RELATED PARTY TRANSACTIONS

Apart from the transactions and balances disclosed elsewhere in the financial statements, the Group had no material transactions with its related parties during the years presented.

19. SUBSEQUENT EVENT

In December 2010, in satisfaction of the amounts due from related parties, Mr. Guixiong Qiu, Mr. Bi Gao, and Ms. Xiuzhen Liang executed a Promissory Note with Guangzhou Tanke Industry Co., Ltd. in the amount of $3,265,559. The loan is unsecured, bears interest at 4% per annum and matures June 30, 2012.

SADLER, GIBB & ASSOCIATES, L.L.C.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Greyhound Commissary, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheet of Greyhound Commissary, Inc., as of December 31, 2009 and 2008, and the related statements of income, stockholders’ equity and cash flows for the years then ended, and for the period from inception on May 24, 1989 through December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position Greyhound Commissary, Inc. as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended, and for the period from inception on May 24, 1989 through December 31, 2009, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has had a loss from operations since inception of $78,365, an accumulated deficit of $80,825, and working capital deficit of $32,226, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sadler, Gibb & Associates

Salt Lake City, UT
April 27, 2010

GREYHOUND COMMISSARY, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

ASSETS

	December 31,	December 31,
	2009	2008

CURRENT ASSETS

Cash	-	-
Prepaid expenses	$-	$750

Total Current Assets	-	750

TOTAL ASSETS	$-	$750

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued expenses	$1,500	$-
Note payable related party	30,726	17,311

Total Current Liabilities	32,226	17,311

TOTAL LIABILITIES	32,226	17,311

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock: $0.001 par value;
50,000,000 shares authorized, 3,397,787
shares issued and outstanding	3,398	3,398
Additional paid in capital	45,201	39,201
Deficit accumulated during the development stage	(80,825)	(59,160)

Total Stockholders' Equity (Deficit)	(32,226)	(16,561)

TOTAL LIABILITIES & STOCKHOLDERS'
EQUITY (DEFICIT)	$-	$750

The accompanying notes are an integral part of these financial statements.

GREYHOUND COMMISSARY, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
(Unaudited)

			From Inception
			On May 24,
	For the Years Ended		1989 through
	December 31,		December 31,
	2009	2008	2009

REVENUES	$-	$-	$-

OPERATING EXPENSES

General and administrative	19,831	17,937	78,365

Total Operating Expenses	19,831	17,937	78,365

LOSS FROM OPERATIONS	(19,831)	(17,937)	(78,365)

OTHER INCOME (EXPENSE)

Interest expense	(1,834)	(581)	(2,460)

Total Other Income (Expense)	(1,834)	(581)	(2,460)

INCOME BEFORE TAXES	(21,665)	(18,518)	(80,825)

Income taxes	-	-	-

NET LOSS	$(21,665)	$(18,518)	$(80,825)

BASIC LOSS PER SHARE	$(0.01)	$(0.01)

Weighted Average Shares
Outstanding	3,397,787	3,397,787

The accompanying notes are an integral part of these financial statements.

GREYHOUND COMMISSARY, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

					Total
			Additional		Stockholders'
	Common Stock		Paid-In	Accumulated	Equity
	Shares	Amount	Capital	Deficit	(Deficit)
Balance May 24, 1989	-	$-	$-	$-	$-

Shares issued for services
at $1.00 per share	397,787	398	30,201	-	30,599

Shares issued for services
at $0.001 per share	3,000,000	3,000	-	-	3,000

Net loss from inception through
December 31, 2004	-	-	-	(33,599)	(33,599)
Balance December 31, 2004	3,397,787	3,398	30,201	(33,599)	-

Net loss for the year ended
December 31, 2005	-	-	-	-	-
Balance December 31, 2005	3,397,787	3,398	30,201	(33,599)	-

Net loss for the year ended
December 31, 2006	-	-	-	-	-
Balance December 31, 2006	3,397,787	3,398	30,201	(33,599)	-

Contributed services	-	-	3,000	-	3,000

Net loss for the year ended
December 31, 2007	-	-	-	(7,043)	(7,043)
Balance December 31, 2007	3,397,787	3,398	33,201	(40,642)	(4,043)

Contributed services	-	-	6,000	-	6,000

Net loss for the year ended
December 31, 2008	-	-	-	(18,518)	(18,518)
Balance December 31, 2009	3,397,787	3,398	39,201	(59,160)	(16,561)

Contributed services	-	-	6,000	-	6,000

Net loss for the year ended
December 31, 2009	-	-	-	(21,665)	(21,665)
Balance, December 31, 2009	3,397,787	$3,398	$45,201	$(80,825)	$(32,226)

The accompanying notes are an integral part of these financial statements.

GREYHOUND COMMISSARY, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

			From Inception
			On May 24,
	For the Years Ended		1989 through
	December 31,		December 31,
	2009	2008	2009
OPERATING ACTIVITIES

Net loss	$(21,665)	$(18,518)	$(80,825)

Adjustments to reconcile net income to
net cash provided by operating activities:
Common stock issued for services	-	-	33,599
Contributed services	6,000	6,000	15,000
Changes in operating assets and liabilities:
(Increase) decrease in prepaid expenses	750	(750)	-
Increase (decrease) in accounts payable	1,500		1,500

NET CASH USED BY
OPERATING ACTIVITIES	(13,415)	(13,268)	(30,726)

INVESTING ACTIVITIES	-	-	-

FINANCING ACTIVITIES

Proceeds from common stock issued	-	-	-
Increase in payables - related parties	13,415	13,268	30,726

NET CASH PROVIDED BY
FINANCING ACTIVITIES	13,415	13,268	30,726

NET CHANGE IN CASH	-	-	-

CASH - Beginning of period	-	-	-

CASH - End of period	$-	$-	$-

SUPPLEMENTAL CASH FLOW DISCLOSURE:

CASH PAID FOR:

Interest	$-	$-	$-
Income taxes	$-	$-	$-

NON CASH FINANCING ACTIVITIES:	$-	$-	$-

NOTE 1 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
Greyhound Commissary, Inc. (the Company) was incorporated in the State of Idaho on May 24, 1989. The Company was reincorporated in the State of Nevada on November 1, 2007. The Company is a development stage company and has not commenced principle operations as of the balance sheet date.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Basic (Loss) per Common Share
Basic (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of December 31, 2007 and 2006.

	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008
Loss (numerator)	$(21,665)	$(18,518)
Shares (denominator)	3,397,787.	3,397,787.
Per share amount	$(0.01)	$(0.01)

Dividends
The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during any of the periods shown.

Comprehensive Income
The Company has no component of other comprehensive income. Accordingly, net income equals comprehensive income for the period ended December 31, 2009.

Advertising Costs
The Company’s policy regarding advertising is to expense advertising when incurred. The Company had not incurred any advertising expense as of December 31, 2009.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents
For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Income Taxes
The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. The Company’s predecessor operated as entity exempt from Federal and State income taxes.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 39% to net the loss before provision for income taxes for the following reasons:

	December 31, 2009	December 31, 2008
Income tax expense at statutory rate	$(8,449)	$(7,222)
Common stock issued for services	2,340	2,340
Valuation allowance	6,109	4,882
Income tax expense per books	$-	$-

Net deferred tax assets consist of the following components as of:

	December 31, 2008	December 31, 2007
NOL carryover	$6,109	$4,882
Valuation allowance	(6,109)	(4,882)
Net deferred tax asset	$-	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $32,976 for federal income tax reporting purposes are subject to annual limitations. When a change in ownership occurs, net operating loss carry forwards may be limited as to use in future years.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment of Long-Lived Assets
The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Accounting Basis
The basis is accounting principles generally accepted in the United States of America.  The Company has adopted a December 31 fiscal year end.

Stock-based compensation.
As of December 31, 2009, the Company has not issued any share-based payments to its employees.

The Company adopted SFAS No. 123-R effective January 1, 2006 using the modified prospective method. Under this transition method, stock compensation expense includes compensation expense for all stock-based compensation awards granted on or after January 1,2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123-R.

Recent Accounting Pronouncements
In May 2009, the FASB issued SFAS 165 (ASC 855-10) entitled “Subsequent Events”.  Companies are now required to disclose the date through which subsequent events have been evaluated by management. Public entities (as defined) must conduct the evaluation as of the date the financial statements are issued, and provide disclosure that such date was used for this evaluation. SFAS 165 (ASC 855-10) provides that financial statements are considered “issued” when they are widely distributed for general use and reliance in a form and format that complies with GAAP. SFAS 165 (ASC 855-10) is effective for interim and annual periods ending after June 15, 2009 and must be applied prospectively. The adoption of SFAS 165 (ASC 855-10) during the year ended December 31, 2009 did not have a significant effect on the Company’s financial statements as of that date or for the quarter or year-to-date period then ended. In connection with preparing the accompanying audited financial statements as of December 31, 2009, management evaluated subsequent events through the date such financial statements were issued (filed with the SEC).

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)
In June 2009, the FASB issued SFAS 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. (“SFAS 168” pr ASC 105-10) SFAS 168 (ASC 105-10) establishes the Codification as the sole source of authoritative accounting principles recognized by the FASB to be applied by all nongovernmental entities in the preparation of financial statements in conformity with GAAP. SFAS 168 (ASC 105-10) was prospectively effective for financial statements issued for fiscal years ending on or after September 15, 2009 and interim periods within those fiscal years. The adoption of SFAS 168 (ASC 105-10) on July 1, 2009 did not impact the Company’s results of operations or financial condition. The Codification did not change GAAP, however, it did change the way GAAP is organized and presented. As a result, these changes impact how companies reference GAAP in their financial statements and in their significant accounting policies. The Company implemented the Codification in this Report by providing references to the Codification topics alongside references to the corresponding standards.

With the exception of the pronouncements noted above, no other accounting standards or interpretations issued or recently adopted are expected to have a material impact on the Company’s financial position, operations or cash flows.

Revenue Recognition
The Company recognizes revenue when products are fully delivered or services have been provided and collection is reasonably assured.

NOTE 2 - GOING CONCERN
The accompanying financial statements have been prepared in conformity with generally accepted accounting principle, which contemplate continuation of the Company as a going concern.  However, the Company has accumulated deficit of $80,825 as of December 31, 2009.  The Company currently has limited liquidity, and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

NOTE 3 - NOTE PAYABLE-RELATED PARTY
The Company has a note payable due to a shareholder with a balance of $30,726 and $16,561 as of December 31, 2009 and 2008, respectively. The note payable is unsecured, accrues interest at 8% per annum and is due upon demand.  The proceeds of the note are used to pay for the Company’s basic operating expenses, which include legal fees, accounting and audit fees, and filing fees, etc.  The related-party lender is shareholder of the Company, and has informally agreed to finance the Company’s short-term operations due to the fact that the Company has no cash or revenue-producing operations as of December 31, 2009.

NOTE 4 – CONTRIBUTED SERVICES
During the years ended December 31, 2009 and 2008, a related-party has contributed various administrative services to the Company.  These services include basic management and accounting services, and utilization of office space and equipment.  These services have been valued at $6,000 for each of the years ended December 31, 2009 and 2008.

NOTE 5 - SUBSEQUENT EVENTS
In accordance with SFAS 165 (ASC 855-10) Company management reviewed all material events through April 26, 2010 and there are no material subsequent events to report

You should rely only on the information contained in this document.  We have not authorized anyone to provide you with information that is different.  This document may only be used where it is legal to sell these securities.  The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations.  The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock.  These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

TANKE BIOSCIENCES CORPORATION

16,306,580 Shares
Common Stock

PROSPECTUS

____, 2011

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the Company in connection with the offer and sale of the securities being registered.  All amounts are estimates except the SEC registration fee.

Nature of Expense
SEC registration fee	$2,370.77
Legal fees and expenses	$60,000.00
Accounting fees and expenses	$2,000.00
Total	$64,370.77

Indemnification of Directors and Officers

The current Bylaws of the Company provides that the Board of Directors shall cause the Company to indemnify a current or former director, officer and Secretary of the Company, or a current or former director, officer and Company of a corporation of which the Company is or was a stockholder and the heirs and personal representative of any such person against all costs, charges and expenses to settle an action, judgment or proceeding to which they are made a party by reason of their position of director or officer of the Company.

The Company is permitted by the Bylaws to purchase and maintain insurance for any director, officer, employee or agent of the Company or as a director, officer, employee or agent of the Company of which the Company is or was a stockholder and his or her heirs or personal representatives against a liability incurred by him as a Director, officer, employee or agent.

Our company is incorporated under the laws of the State of Nevada.  Section 78.7502 of the Nevada Revised Statutes (the “NRS”) provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe that his conduct was unlawful.

Section 78.7502 of the NRS further provides a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the NRS provides that any discretionary indemnification under Section 78.7502 of the NRS, unless ordered by a court or advanced pursuant to subsection 2 of Section 78.751 of the NRS, ay be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made by:

•	By the stockholders;

•	By the board of directors by majority vote of a quorum consisting of directors - who were not parties to the action, suit or proceeding;

•	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

•	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The Company’s Articles of Incorporation and Bylaws or an agreement made by the Company may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 of the NRS:

•
does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section 78.7502 of the NRS or for the advancement of expenses made pursuant to subsection 2 of section 78.751 of the NRS, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

•	continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our Company under Nevada law or otherwise, we have been advised the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

Recent Sales of Unregistered Securities

Share Exchange

On February 9, 2011, we closed the Share Exchange and acquired all of the outstanding equity securities of China Flying from Golden Genesis, which was the sole stockholder of China Flying immediately prior to the closing of the Share Exchange.  In exchange, we issued to Golden Genesis 10,758,000 newly issued shares of our common stock.  In addition, pursuant to the terms of the Share Exchange Agreement, the Company effected a 1 for 8.512 reverse stock split to modify our capital structure to accommodate the transactions contemplated by the Share Exchange and the Private Placement and to put in place an appropriate capital structure for the Company following the closing of the Share Exchange and the Private Placement.  Such securities were not registered under the Securities Act.  These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of securities by us did not involve a public offering.

Private Placement

On February 9, 2011, in connection with the closing of the Share Exchange, we closed the Private Placement of 6,669,627 Units at a purchase price of $1.15 per Unit.  Each Unit consisted of a Note convertible into shares of our common stock at a conversion price of $1.15 per share, and a Warrant to purchase one share of the Company’s common stock with an exercise price of $1.40 per share.  We sold 6,669,627 Units in the Private Placement, for gross proceeds of $7,670,071.50.  In addition, in connection with the Private Placement, the Company also issued to certain affiliates of Euro Pacific, the Company’s lead placement agent in the Private Placement, three-year Agent Warrants to purchase an aggregate of 666,963 shares of our common stock at an exercise price of $1.15 per share.  The Agent Warrants also contain a cashless option.  The issuances of the Notes, the Warrants and the Agent Warrants were exempt from registration under Section 4(2) of the Securities Act, and the Private Placement met the requirements to qualify for exemption under Regulation D promulgated under the Securities Act.

Notes

On February 9, 2011, in connection with the Private Placement, we offered and sold $7,670,071.50 worth of Notes convertible into up to 6,669,627 shares of our Common Stock, in conjunction with a purchase of the Units.  The Notes are payable 24 months from February 9, 2011 with an interest rate of 8% per annum payable semiannually in arrears.  The Company shall place in escrow with the Escrow Agent an amount of the proceeds of the Private Placement equal to one semi-annual interest payment on the Notes to secure prompt interest payments.  Until such time as 75% of the Notes are converted into shares of Common Stock, if such escrow is depleted in order to make interest payments, we will replenish such escrow amount.  At the option of the holder, the Notes may be converted into Common Stock at a price of $1.15  per share, which is subject to customary weighted average and stock based anti-dilution protection.  The issuance of the Notes was not registered under the Securities Act as such issuance was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

The Notes contain customary events of default and affirmative and negative covenants of the Company, including negative covenants which restrict the Company’s ability to do the following (among other things) without the consent of Euro Pacific, as representative of the Investors: (i) incur, or permit to exist, any indebtedness  for borrowed money in excess of (A) US$3,000,000 during the twelve (12) month period beginning on February 9, 2011, or (B) US$5,000,000 during the two-year period beginning on February 9, 2011 and ending on February 9, 2013 (the maturity date of the Notes), except in the ordinary course of the Company’s business; (ii) lend or advance money, credit or property to or invest in (by capital contribution, loan, purchase or otherwise) any person or entity in excess of US$1,000,000 except: (A) investments in United States Government obligations, certificates of deposit of any banking institution with combined capital and surplus of at least $200,000,000; (B) accounts receivable arising out of sales in the ordinary course of business; (C) inter-company loans between and among the Company and our subsidiaries; and (D) the loan described under “Certain Relationships and Related Transactions – Loans to Affiliates”; (iii) pay dividends or make any other distribution on shares of the capital stock of the Company; (iv) create, assume or permit to exist, any lien on any of the Company’s property or assets now owned or hereafter acquired, subject to existing liens and certain exceptions; (v) assume guarantees, subject to certain exceptions; (vi) engage in “sale-leaseback” transactions, subject to certain exceptions; (vii) make capital expenditures in excess of US$5,000,000 in any fiscal year, subject to certain exceptions; and (viii) materially alter the Company’s business.

Warrants

On February 9, 2011, in connection with the Private Placement, we offered and sold Warrants to purchase 6,669,627 shares of Common Stock in conjunction with a purchase of the Units.  Each Warrant entitles the holder to purchase one share of our Common Stock.  The Warrants will be exercisable in whole or in part, at an initial exercise price per share of $1.40, which is subject to customary weighted average and stock based anti-dilution protection.  The Warrants may be exercised at any time upon the election of the holder, beginning on the date of issuance and ending of the third anniversary of the closing of the Private Placement.  The issuance of the Warrants was not registered under the Securities Act as such issuance was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

Upon the expiration of the Warrant exercise period, the Warrants will expire and become void.  In order to exercise the Warrants, the Warrant must be surrendered at the office of the Warrant Agent (as defined in the Warrants) prior to the expiration of the Warrant exercise period, with the form of exercise appearing with the Warrant completed and executed as indicated, accompanied by payment of the full exercise price for the number of Warrants being exercised.  Payment shall be by wire transfer or certified check payable to the Company.  In the case of partial exercise, the Company will issue a new warrant to the exercising warrant holder, or assigns, evidencing the Warrants which remain unexercised.

In the event of our liquidation, dissolution or winding up, the holders of Warrants will not be entitled to participate in the distribution of our assets.

Holders of Warrants do not have voting, pre-emptive, subscription or other rights of shareholders in respect of the Warrants, nor shall the holders of the Warrants be entitled to receive dividends.

Agent Warrants

In connection with the Private Placement, on February 9, 2011, we issued to certain affiliates of Euro Pacific, the lead placement agent in the Private Placement, three-year Agent Warrants to purchase an aggregate of 666,963 shares of common stock at an exercise price of $1.15 per share.  The Agent Warrants also contain a cashless exercise option.  The  issuance of the Agent Warrants was not registered under the Securities Act.  The issuance of the Agent Warrants was exempt from registration under Section 4(2) of the Securities Act.

Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1
Share Exchange Agreement, dated January 3, 2011, by and among Greyhound Commissary, Inc. (as now known as Tanke Biosciences Corporation, the “Company”) Golden Genesis Limited (“Golden Genesis”) and China Flying Development Limited (“China Flying”) (1)

3.1	Articles of Incorporation of the Company (2)
3.2	Certificate of Amendment to Articles of Incorporation for reverse stock split (3)
3.3	Certificate of Amendment to Articles of Incorporation for change of corporate name (4)
3.4	Bylaws of the Company (5)
4.1	Form of Note issued to the investors (the “Investors”) in the private placement of 6,669,627 units (the “Private Placement”), dated February 9, 2011 (6)
4.2	Form of Warrant issued to the Investors in the Private Placement, dated February 9, 2011 (7)
4.3	Form of Agent Warrant issued to Euro Pacific Capital, Inc. and to Newbridge Securities Corporation, dated February 9, 2011 (8)
5.1	Opinion of Katten Muchin Rosenman LLP **
10.1
Securities Purchase Agreement, dated February 9, 2011, by and among the Company, the Investors and, with respect to certain sections thereof, Euro Pacific Capital, Inc. and Newbridge Securities Corporation (9)

10.2	Registration Rights Agreement, dated February 9, 2011, by and among the Company and the Investors (10)
10.3	Securities Escrow Agreement, dated February 9, 2011, by and among the Company, Euro Pacific Capital, Inc., as representative of the Investors, Golden Genesis and Escrow, LLC, as escrow agent (11)
10.4	Interest Escrow Agreement, dated February 9, 2011, by and among the Company, Euro Pacific Capital, Inc., as representative of the Investors, and Escrow, LLC, as escrow agent (12)
10.5	Consulting Services Agreement, dated January 3, 2011, between Guangzhou Tanke Industry Co., Ltd. (“Guangzhou Tanke”) and Guangzhou Kanghui Agricultural Technology Co., Ltd. (the “WFOE”) (13)
10.6	Operating Agreement, dated January 3, 2011, by and among Guixiong Qiu, Bi Gao, Xiuzhen Liang and Bing Teng (the “Tanke Shareholders”), Guangzhou Tanke and the WFOE (14)
10.7	Voting Rights Proxy Agreement, dated January 3, 2011, by and among Guangzhou Tanke, the Tanke Shareholders and the WFOE (15)
10.8	Equity Pledge Agreement, dated January 3, 2011, by and among Guangzhou Tanke, the Tanke Shareholders and the WFOE (16)
10.9	Option Agreement, dated January 3, 2011, by and among Guangzhou Tanke, the Tanke Shareholders and the WFOE (17)
10.10	Call Option Agreement, dated January 3, 2011, between Golden Genesis, Wong Kwai Ho and the Tanke Shareholders (18)
21.1	List of the Company’s Subsidiaries *
23.1	Consent of Parker Randall CF (H.K.) CPA Limited *
23.2	Consent of Sadler, Gibb & Associates, L.L.C. *
23.3	Consent of Katten Muchin Rosenman LLP **

*	Filed herewith
**	To be filed by amendment
(1)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 6, 2011.
(2)	Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 10 filed with the SEC on December 16, 2008.
(3)	Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.
(4)	Incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.
(5)	Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement Form 10 filed with the SEC on December 16, 2008.
(6)	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.
(7)	Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.

(8)	Incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.
(9)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.
(10)	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.
(11)	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.
(12)	Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.
(13)	Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.
(14)	Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.
(15)	Incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.
(16)	Incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.
(17)	Incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.
(18)	Incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.

Undertakings

The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any propectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Guangzhou, Province of Guangdong, People’s Republic of China, on February 14, 2011.

TANKE BIOSCIENCES CORPORATION

By:	/s/ Guixiong Qiu
Guixiong Qiu
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacity and on the date indicated.

Signature	Title	Date

/s/ Guixiong Qiu	Chief Executive Officer and	February 14, 2011
Guixiong Qiu	Chairman of the Board of Directors (principal executive officer, principal financial officer and principal accounting officer)

EXHIBIT INDEX

Exhibit No.	Description
2.1
Share Exchange Agreement, dated January 3, 2011, by and among Greyhound Commissary, Inc. (as now known as Tanke Biosciences Corporation, the “Company”) Golden Genesis Limited (“Golden Genesis”) and China Flying Development Limited (“China Flying”) (1)

3.1	Articles of Incorporation of the Company (2)
3.2	Certificate of Amendment to Articles of Incorporation for reverse stock split (3)
3.3	Certificate of Amendment to Articles of Incorporation for change of corporate name (4)
3.4	Bylaws of the Company (5)
4.1	Form of Note issued to the investors (the “Investors”) in the private placement of 6,669,627 units (the “Private Placement”), dated February 9, 2011 (6)
4.2	Form of Warrant issued to the Investors in the Private Placement, dated February 9, 2011 (7)
4.3	Form of Agent Warrant issued to Euro Pacific Capital, Inc. and to Newbridge Securities Corporation, dated February 9, 2011 (8)
5.1	Opinion of Katten Muchin Rosenman LLP **
10.1
Securities Purchase Agreement, dated February 9, 2011, by and among the Company, the Investors and, with respect to certain sections thereof, Euro Pacific Capital, Inc. and Newbridge Securities Corporation (9)

10.2	Registration Rights Agreement, dated February 9, 2011, by and among the Company and the Investors (10)
10.3	Securities Escrow Agreement, dated February 9, 2011, by and among the Company, Euro Pacific Capital, Inc., as representative of the Investors, Golden Genesis and Escrow, LLC, as escrow agent (11)
10.4	Interest Escrow Agreement, dated February 9, 2011, by and among the Company, Euro Pacific Capital, Inc., as representative of the Investors, and Escrow, LLC, as escrow agent (12)
10.5	Consulting Services Agreement, dated January 3, 2011, between Guangzhou Tanke Industry Co., Ltd. (“Guangzhou Tanke”) and Guangzhou Kanghui Agricultural Technology Co., Ltd. (the “WFOE”) (13)
10.6	Operating Agreement, dated January 3, 2011, by and among Guixiong Qiu, Bi Gao, Xiuzhen Liang and Bing Teng (the “Tanke Shareholders”), Guangzhou Tanke and the WFOE (14)
10.7	Voting Rights Proxy Agreement, dated January 3, 2011, by and among Guangzhou Tanke, the Tanke Shareholders and the WFOE (15)
10.8	Equity Pledge Agreement, dated January 3, 2011, by and among Guangzhou Tanke, the Tanke Shareholders and the WFOE (16)
10.9	Option Agreement, dated January 3, 2011, by and among Guangzhou Tanke, the Tanke Shareholders and the WFOE (17)
10.10	Call Option Agreement, dated January 3, 2011, between Golden Genesis, Wong Kwai Ho and the Tanke Shareholders (18)
21.1	List of the Company’s Subsidiaries *
23.1	Consent of Parker Randall CF (H.K.) CPA Limited *
23.2	Consent of Sadler, Gibb & Associates, L.L.C. *
23.3	Consent of Katten Muchin Rosenman LLP **

*	Filed herewith
**	To be filed by amendment
(1)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 6, 2011.
(2)	Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 10 filed with the SEC on December 16, 2008.
(3)	Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.
(4)	Incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.
(5)	Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement Form 10 filed with the SEC on December 16, 2008.
(6)	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.
(7)	Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.

(8)	Incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.
(9)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.
(10)	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.
(11)	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.
(12)	Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.
(13)	Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.
(14)	Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.
(15)	Incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.
(16)	Incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.
(17)	Incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.
(18)	Incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2011.